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PROXY STATEMENT TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SPIRIT AEROSYSTEMS HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

2017 ANNUAL MEETING PROXY STATEMENT

"Our mission is to be a trusted partner."

March 24, 2017

Dear Fellow Stockholder:

On behalf of the Board of Directors, I am delighted to invite you to attend the 2017 Annual Meeting of Stockholders (the "Annual Meeting") of Spirit AeroSystems Holdings, Inc. (the "Company"). Details of the business to be conducted at the Annual Meeting are included in the attached Notice of Annual Meeting of Stockholders and accompanying Proxy Statement. We will meet Wednesday, April 26, 2017, at the Fairmont Washington, D.C., located at 2401 M Street NW, Washington, D.C. 20037 in the Dumbarton Room at 11 a.m. Eastern Time.

Since I joined the Company in April 2016 and became the Chief Executive Officer in August, the technologies and capabilities that make Spirit unique in the industry have continued to impress me. I have also found that the expertise and dedication of our people is second to none. Our primary focus in 2016 was on meeting our key financial targets and delivering on the quality and competitive cost commitments that make us a trusted partner to our customers, employees, stockholders and communities.

In 2016, we also made key changes to our compensation plans to better align with our values of transparency, collaboration and inspiration across the Company. By aligning targets with a greater emphasis on Company level revenue growth in both our short- and long-term plans, we are tying the growth strategy to the compensation plan to increase accountability. I am pleased to highlight some of the specific enhancements to our corporate governance and compensation plans covered in this Proxy Statement, including program changes that will be implemented beginning in 2017:

•
Updated short-term incentive program design and metrics to align with 2017 strategic growth plans
•
Updated long-term incentive program design and metrics to align with long-term strategic growth plans
•
Implemented policy providing for clawback of incentive compensation to align with stockholder expectations
•
Implemented "double-trigger" provisions for payments made in connection with a change-in-control
•
Implemented a policy to delay dividend payments on time-based incentive grants of restricted stock awarded after 2016 until after vesting
•
Eliminated dividends on unvested performance-based incentive grants of restricted stock awarded after 2016
•
Implemented proxy access
•
Implemented majority voting for directors
•
Recommending "say-on-pay" vote on an annual basis
•
Requesting stockholder approval for Employee Stock Purchase Plan to increase the proprietary interest of employees in the Company's growth and success

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, I urge you to complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy card.

Thank you for your continued support of Spirit AeroSystems Holdings, Inc. I look forward to greeting as many of our stockholders as possible at the Annual Meeting.

Sincerely,

Thomas C. Gentile, III
President and Chief Executive Officer
Spirit AeroSystems Holdings, Inc.

The use of cameras at the Annual Meeting is prohibited and they will not be allowed into the meeting or any other related areas, except by credentialed media. We realize that many cellular phones and other wireless mobile devices have built-in digital cameras, and while these devices may be brought into the venue, the camera function may not be used at any time.

SPIRIT AEROSYSTEMS HOLDINGS, INC.
3801 South Oliver
Wichita, Kansas 67210

Notice of 2017 Annual Meeting of Stockholders

Wednesday, April 26, 2017
11 a.m. Eastern Time
Registration will begin at 9 a.m.
The 2017 Annual Meeting of Stockholders (the "Annual
Meeting") will begin at 11 a.m.

Place
Dumbarton Room, Fairmont Washington, D.C.
2401 M Street NW
Washington, D.C. 20037

Agenda

1.
Elect nine members of the Board of Directors of the Company to serve until the 2018 Annual Meeting of Stockholders and until their successors have been duly elected and qualified
2.
Approve the Company's Third Amended and Restated Certificate of Incorporation to eliminate the Company's Class B Common stock
3.
Approve the Company's Employee Stock Purchase Plan
4.
Approve on an advisory (non-binding) basis, the compensation of the Company's Named Executive Officers as disclosed in the enclosed Proxy Statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission (the "SEC") (the "Say-On-Pay Proposal")
5.
Approve on an advisory (non-binding) basis, the frequency of an advisory vote on the compensation of the Company's Named Executive Officers as disclosed pursuant to the SEC's compensation disclosure rules (the "Say-When-On-Pay Proposal")
6.
Ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2017
7.
Transact any other business properly brought before the meeting

Record Date

You can vote if you were a stockholder at the close of business on March 3, 2017.

Meeting Admission

Registered Stockholders.    An admission ticket is attached to your proxy card. Please bring the admission ticket with you to the meeting.

Beneficial Stockholders.    Stockholders whose stock is held by a broker or bank (often referred to as "holding in street name") should come to the beneficial stockholders table. In order to be admitted, beneficial stockholders must bring account statements or letters from their brokers or banks showing that they owned the Company's Common stock as of March 3, 2017. In order to vote at the meeting, beneficial stockholders must bring legal proxies, which they can obtain only from their brokers or banks.

In all cases, stockholders must bring photo identification to the meeting for admission.

Voting by Proxy

Registered Stockholders.    Please vote by mail by completing, signing, dating and promptly mailing the proxy card in the enclosed addressed envelope for which no postage is required if mailed in the United States. Any proxy may be revoked at any time prior to its exercise at the meeting.

Beneficial Stockholders.    If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

The enclosed Proxy Statement is issued in connection with the solicitation of a proxy on the enclosed form by the Board of Directors of Spirit AeroSystems Holdings, Inc. for use at the Annual Meeting. The Proxy Statement not only describes the items that stockholders are being asked to consider and vote on at the Annual Meeting, but also provides you with important information about the Company. Financial and other important information concerning the Company is also contained in the Company's 2016 Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Pursuant to rules promulgated by the SEC, the Company has elected to provide access to the Company's proxy materials by sending you this full set of proxy materials, including a proxy card, and notifying you of the availability of the Company's proxy materials on the internet. This Proxy Statement and the Company's 2016 Annual Report are available at http://www.edocumentview.com/spr. The Company began distributing this Proxy Statement, a form of proxy and the 2016 Annual Report on or about March 24, 2017.

By order of the Board of Directors.

Sincerely,

Stacy Cozad
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary
Spirit AeroSystems Holdings, Inc.

March 24, 2017

Important

Whether or not you expect to attend the Annual Meeting in person, the Company urges you to vote your shares at your earliest convenience. Promptly voting your shares by completing, signing, dating and returning the enclosed proxy card will save the Company the expense and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

Important Notice Regarding the Availability of Proxy Materials for Spirit AeroSystems Holdings, Inc.'s 2017 Annual Meeting of Stockholders to be Held on April 26, 2017

This Proxy Statement and the Company's 2016 Annual Report are available at http://www.edocumentview.com/spr. In accordance with SEC rules, this website does not use "cookies," track the identity of anyone accessing the website to view the proxy materials or gather any personal information.

PROXY STATEMENT

SPIRIT AEROSYSTEMS HOLDINGS, INC.
3801 South Oliver
Wichita, Kansas 67210

Proxy Statement for the 2017
Annual Meeting of Stockholders

Unless the context otherwise requires, in this Proxy Statement (1) the "Company" means Spirit AeroSystems Holdings, Inc. and (2) "Spirit" means Spirit AeroSystems, Inc., our primary operating company and a direct wholly owned subsidiary of the Company.

General Information Regarding the Annual Meeting

This Proxy Statement, which was first mailed to stockholders on or about March 24, 2017 (the "Mailing Date"), is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of the Company to be voted at the Company's 2017 Annual Meeting of Stockholders (the "Annual Meeting"), which will be held at 11 a.m. Eastern Time Wednesday, April 26, 2017 in the Dumbarton Room at the Fairmont Washington, D.C., located at 2401 M Street NW, Washington, D.C. 20037, for the purposes set forth in the accompanying Notice of 2017 Annual Meeting of Stockholders.

Any stockholder signing and returning the enclosed proxy has the power to revoke it by (1) giving written notice of revocation of such proxy to the Company's Corporate Secretary at the address set forth in the last sentence of this paragraph, (2) completing, signing and submitting a new proxy card relating to the same shares and bearing a later date, or (3) attending the Annual Meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy. The shares represented by the enclosed proxy will be voted as specified therein if said proxy is properly signed and received by the Company prior to the time of the Annual Meeting and is not properly revoked. The expense of this proxy solicitation will be borne by the Company. The Company's principal executive offices are located at 3801 South Oliver, Wichita, KS 67210.

The Board has fixed the close of business on March 3, 2017 as the record date (the "Record Date") for determining the holders of Common stock entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 119,126,352 shares of Class A Common stock outstanding, held of record by approximately 872 stockholders. Each outstanding share of Class A Common stock is entitled to one vote. On the Record Date, there were no shares of Class B Common stock outstanding.

Vote Required for Approval

The presence, in person or by proxy, of stockholders entitled to cast a majority of the votes which all stockholders are entitled to cast at the Annual Meeting is necessary to constitute a quorum for the transaction of business. The Company will count abstentions and "broker non-votes" only for the purpose of determining the presence or absence of a quorum. "Broker non-votes" occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted and the broker does not exercise discretion to vote those shares on a particular matter.

Under the rules of the New York Stock Exchange ("NYSE"), brokers may exercise discretion to vote shares as to which instructions are not given only with respect to certain "routine" matters. Under the NYSE rules, Proposal 6 (ratification of the selection of our independent registered public accounting firm) is considered to be a routine matter. As a result, a stockholder's broker is permitted to vote the stockholder's shares on Proposal 6 at its discretion without instructions from the stockholder.

Proposal 1 (election of the nine members of the Board), Proposal 2 (approval of the Third Amended and Restated Certificate of Incorporation of the Company), Proposal 3 (approval of the Company's Employee Stock Purchase Plan), Proposal 4 (the Say-On-Pay Proposal) and Proposal 5 (the Say-When-On-Pay Proposal) are not considered to be routine matters. Accordingly, brokerage firms are not permitted to vote shares for which they have not received voting instructions on these proposals.

2017 Proxy Statement         1

With respect to Proposal 1 (election of the nine members of the Board), each director will be elected by a vote of the majority of votes cast. A majority of votes cast for any director means that the number of shares cast "FOR" a director's election exceeds the number of votes cast "AGAINST" that director. In the event that an incumbent nominee does not receive the requisite majority of votes cast in this election, the Company will follow the post-election resignation procedure described under the section entitled "Corporate Governance and the Board of Directors — Majority Voting Policy for Director Elections." Any shares not voted (whether by abstention, "broker non-vote" or otherwise) will have no impact on the election of the members of the Board.

Proposal 2 (approval of the Third Amended and Restated Certificate of Incorporation of the Company) and Proposal 3 (approval of the Company's Employee Stock Purchase Plan) will be approved if stockholders entitled to cast a majority of the votes which all stockholders present in person or by proxy are entitled to vote on such matter vote "FOR" the proposal. With respect to Proposals 2 and 3, a stockholder may vote "FOR," "AGAINST" or "ABSTAIN." Abstentions and "broker non-votes" will not be counted as votes "FOR" or "AGAINST" Proposals 2 and 3. However, because abstentions and "broker non-votes" will be counted as present at the Annual Meeting, they will have the effect of votes "AGAINST" Proposals 2 and 3.

Proposal 4 (the Say-On-Pay Proposal) represents an advisory vote and the results will not be binding on the Board or the Company. A vote "FOR" Proposal 4 by stockholders entitled to cast a majority of the votes which all stockholders present, in person or by proxy, are entitled to vote on such matter will constitute the stockholders' non-binding approval with respect to the Company's executive compensation programs. The Board will review the voting results and take them into consideration when making future decisions regarding executive compensation. With respect to Proposal 4, a stockholder may vote "FOR", "AGAINST" or "ABSTAIN." Abstentions and "broker non-votes" will not be counted as votes "FOR" or "AGAINST" Proposal 4. However, because abstentions and "broker non-votes" will be counted as present at the Annual Meeting, they will have the effect of votes "AGAINST" Proposal 4.

Proposal 5 (the Say-When-On-Pay Proposal) represents an advisory vote and the results will not be binding on the Board or the Company. The affirmative vote of a plurality of the votes cast in person or by proxy at the Annual Meeting and entitled to vote on such matter will constitute the stockholders' non-binding approval with respect to the frequency of submission to stockholders of say-on-pay proposals. The Board will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation. With respect to Proposal 5, a stockholder may vote "FOR Every Year," "FOR Every 2 Years," "FOR Every 3 Years" or "ABSTAIN." Please select one choice only. Any shares not voted (whether by abstention, "broker non-vote" or otherwise) will have no impact on the outcome of the vote.

Proposal 6 (ratification of the selection of the Company's independent registered public accounting firm) will be approved if stockholders entitled to cast a majority of the votes which all stockholders present, in person or by proxy, are entitled to vote on the matter, vote "FOR" the proposal. With respect to Proposal 6, a stockholder may vote "FOR," "AGAINST" or "ABSTAIN." Abstentions and "broker non-votes" will not be counted as votes "FOR" or "AGAINST" Proposal 6. However, because abstentions and "broker non-votes" will be counted as present at the Annual Meeting, they will have the effect of votes "AGAINST" Proposal 6.

Votes submitted by mail will be voted by the individuals named on the card (or the individuals properly authorized) in the manner indicated. If a stockholder submits a duly executed proxy and does not specify how shares should be voted, they will be voted in accordance with the Board's recommendations. Stockholders who hold shares in more than one account must vote each proxy and/or voting instruction card received to ensure all shares owned are voted.

Votes cast by proxy or in person at the Annual Meeting will be received and tabulated by Computershare Shareowners Services, the Company's transfer agent and the inspector of elections for the Annual Meeting.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of "householding" proxy statements. This means only one copy of the Proxy Statement may have been sent to multiple stockholders in a stockholder's household. The Company will promptly deliver a separate copy of the Proxy Statement to any stockholder who contacts the Company's Investor Relations Department by writing to Spirit AeroSystems Holdings, Inc., Investor Relations, P.O. Box 780008, Wichita, KS 67278-0008, by calling (316) 523-7040 or by sending an email request to investorrelations@spiritaero.com. If a stockholder is receiving multiple copies of the Proxy Statement at the stockholder's household and would like to receive a single copy of the Proxy Statement for a stockholder's household in the future, the stockholder should contact his or her broker, other nominee record holder or the Company's Investor Relations Department to request mailing of a single copy of the Proxy Statement.

2         2017 Proxy Statement

Corporate Governance and the Board of Directors

Corporate Governance Information

The Company's Corporate Governance Guidelines and the charters of the four standing committees of the Board describe the governance practices followed by the Company. The Corporate Governance Guidelines and committee charters are intended to ensure that the Board has the necessary authority and practices in place to review and evaluate the Company's business operations, to make decisions that are independent of the Company's management and to monitor adherence to the Company's standards and policies. The Corporate Governance Guidelines are also intended to align the interests of the Company's directors and management with those of the Company's stockholders. The Corporate Governance Guidelines establish the practices the Board follows with respect to the obligations of the Board and each director; Board composition and selection; Board meetings and involvement of senior management; CEO performance evaluation and elected officer succession planning; Board committee composition, responsibilities and meetings; director compensation; director orientation and education; stockholders' advisory vote for say-on-pay; and director access to members of management, employees and independent advisors. The Board annually conducts a self-evaluation to identify opportunities to improve Board performance.

The Corporate Governance Guidelines and committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. The Corporate Governance Guidelines comply with corporate governance requirements contained in the listing standards of the NYSE and make enhancements to the Company's corporate governance policies.

In 2016, the Corporate Governance and Nominating Committee reviewed and assessed the adequacy of the Corporate Governance Guidelines and considered various corporate governance principles that merit consideration by the Board. As a result of its review, the Corporate Governance and Nominating Committee recommended certain improvements to the Corporate Governance Guidelines, which it amended in July 2016.

Current copies of the Corporate Governance Guidelines and Code of Ethics and Business Conduct are available under the "Investor Relations" portion of the Company's website, www.spiritaero.com.

Director Independence

NYSE corporate governance requirements require that a majority of the Board of Directors consists of independent directors. The NYSE rules also require that each of the Compensation Committee and Corporate Governance and Nominating Committee be composed solely of "independent directors," as defined under the rules of the NYSE.

In addition, the rules under the Securities Exchange Act of 1934 and NYSE rules require that the Company's Audit Committee be composed exclusively of independent directors.

The Board annually examines and makes a determination of each director's and each nominee's independence based on criteria set forth in the NYSE rules. The Board considers all relevant circumstances when examining director independence. For directors employed by, or serving as directors of, companies with which the Company does business in the ordinary course, the Board examined the amount paid by the Company to those companies and by those companies to the Company. The Board also examined the directors' memberships on other public and private company boards, civic and not-for-profit boards, as well as any executive positions the directors may hold and any consulting and other services they may provide.

Based on this analysis, the Board has determined the following directors and nominees meet the standards of independence under the Company's Corporate Governance Guidelines and applicable NYSE listing standards, including that each such director and nominee is free of any relationship that would interfere with his or her individual exercise of independent judgment: Mr. Chadwell, Ms. Esteves, Mr. Fulchino, Mr. Gephardt, Mr. Johnson, Mr. Kadish, Mr. Plueger and Mr. Raborn. Independent directors currently comprise a majority of the Board and will continue to comprise a majority following the Annual Meeting if all of the nominees for directors are elected. Following the Annual Meeting, if all of the nominees for directors are elected, the Company's Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee and Risk Committee will each be comprised solely of independent directors.

2017 Proxy Statement         3

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Certain Relationships and Related Person Transactions

Related person transactions have the potential to create actual or perceived conflicts of interest between the Company and its directors, executive officers, beneficial holders of more than 5% of any class of the Company's Common stock or their respective immediate family members. The Board, as advised by the Corporate Governance and Nominating Committee, reviews such matters as they pertain to transactions with related persons as described by Item 404(a) of the SEC's Regulation S-K.

The Board determined the related person transactions disclosed herein are fair to, and in the best interests of, the Company.

The Board has adopted a written Related Person Transaction Policy that is communicated to the appropriate level of management and can be found under the "Investor Relations" portion of the Company's website, www.spiritaero.com. Under the policy, a related person transaction is any transaction or series of related transactions, including financial transactions or relationships (including any indebtedness or guarantee of indebtedness) and any transactions involving employment, consulting or similar relationships, in which the Company or any of its subsidiaries was, is or will be a participant, where the amount involved exceeds $120,000 and in which a Related Person (as defined in the policy) had, has or will have a direct or indirect "material interest" as determined by the Corporate Governance and Nominating Committee and/or the Company's General Counsel (or other members of the Company's legal department).

The Corporate Governance and Nominating Committee and the Company's General Counsel (or other members of the Company's legal department), are responsible for reviewing these transactions and may take into consideration, among other things, (1) the materiality of the transaction to either the Company or the Related Person; (2) the actual or perceived conflict of interest between the Company and the Related Person; (3) the impact on the transaction of applicable corporation and fiduciary duty laws and rules; (4) whether and to what extent the transaction is on terms and conditions that would be obtained on an arm's-length basis in a transaction with unrelated third persons; (5) whether any products or services provided by the Related Person or other aspects of the transaction that benefit the Company are of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources, or if there are other compelling business reasons for the Company to enter into the transaction; (6) disclosure considerations; (7) the potential impact of the transaction on the Company's relations with its customers, suppliers, stockholders and securities markets; (8) the Company's Corporate Governance Guidelines and Code of Ethics and Business Conduct; (9) the potential impact of the transaction on the objectivity of the Related Person; and (10) the fairness to and best interests of the Company and its stockholders.

After review of the relevant facts and circumstances, if the Corporate Governance and Nominating Committee concludes the related person transaction is fair to, and in the best interests of, the Company and its stockholders, it may approve or ratify the transaction. If the Corporate Governance and Nominating Committee declines to approve or ratify any related person transaction, the Company's General Counsel, in coordination with the affected business unit or corporate function, will review the transaction, determine whether it should be terminated or amended in a manner that is acceptable to the Corporate Governance and Nominating Committee, and advise the Corporate Governance and Nominating Committee of his or her recommendation. The Corporate Governance and Nominating Committee will then consider the recommendation at its next meeting. If the General Counsel does not ultimately recommend the transaction to the Corporate Governance and Nominating Committee or if the Corporate Governance and Nominating Committee does not approve the transaction, the proposed transaction will not be pursued or, if the transaction has already been entered into, the Corporate Governance and Nominating Committee will determine an appropriate course of action with respect to the transaction.

Below are the transactions that occurred or have continued since the beginning of the fiscal year 2016 or any currently proposed transactions in which, to the Company's knowledge, the Company or any of its subsidiaries was or is a party and the amount involved exceeded $120,000, and in which any director, director nominee, executive officer, holder of more than 5% of any class of the Company's Common stock, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

Anthony Kondrotis, husband of Krisstie Kondrotis, Senior Vice President, Business Development and Business & Regional Jet Programs, is employed by Spirit as Vice President, Unclassified Defense Programs. In 2016, Anthony Kondrotis received $708,339 in compensation from Spirit, which included salary and 5,420 shares of restricted stock, comprising (1) a time-based LTI award of 4,280 shares of restricted stock with a grant date fair value of $185,645 and (2) a performance-based LTI award of 1,140 shares of restricted stock with a grant date fair value of $61,925. As of the Record Date, Anthony Kondrotis had received $499,452 in compensation from Spirit in 2017, consisting of salary, a

4         2017 Proxy Statement

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

performance bonus and grants of 4,442 shares of restricted stock, comprising (1) a time-based LTI award of 2,649 shares of restricted stock with a grant date fair value of $162,172 and (2) a performance-based LTI award of 1,793 shares of restricted stock with a grant date fair value of $109,767. The grant date fair values of the aforementioned grants are calculated in accordance with FASB's authoritative guidance on stock-based compensation accounting.

Nomination of Directors

The Corporate Governance and Nominating Committee is responsible for identifying and evaluating qualified potential candidates to serve on the Board and recommending to the Board for its selection those nominees to stand for election as directors at the Company's Annual Meeting of Stockholders. While the Corporate Governance and Nominating Committee has established no minimum eligibility requirements for candidates to serve on the Board, in performing its duties, the Corporate Governance and Nominating Committee considers any criteria approved by the Board or that the Corporate Governance and Nominating Committee deems appropriate, including but not limited to the candidate's judgment, skill, education, diversity, age, relationships and experience with businesses and other organizations; whether the candidate meets the independence requirements of applicable legal and listing standards; the organization, structure, size and composition of the Board and the interplay of the candidate's experience with the experience of other Board members; the qualifications and areas of expertise needed to further enhance the deliberations of the Board; whether the candidate maintains a security clearance with the Department of Defense ("DoD"); and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

Each potential candidate to serve on the Board must satisfy the requirements of the Company's certificate of incorporation and bylaws, conform to high standards of integrity and ethics and have a commitment to act in the best interest of the Company and its stockholders.

The Corporate Governance and Nominating Committee will consider stockholder recommendations for candidates to the Board on the same basis that it considers all other candidates recommended to it. To formally nominate a director candidate to the Corporate Governance and Nominating Committee, a stockholder must follow the procedures described in the Company's bylaws, including to provide the Company with a written notice that includes: (1) the name, age, business address and residence address of the nominating stockholder and the person to be nominated; (2) the principal occupation of the person to be nominated; (3) a representation that the nominating stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person to be nominated; (4) the total number of all shares of Class A Common stock and other securities of the Company that are owned beneficially and of record by the person to be nominated and by the nominating stockholder and, if such securities are not owned solely and directly by the nominating stockholder or the proposed nominee, the manner of beneficial ownership (beneficial ownership has the same meaning as provided in Regulation 13D under the Securities Exchange Act of 1934, as amended (the "Exchange Act")); (5) a description of all arrangements or understandings between the nominating stockholder or any of its affiliates or associates, and any others acting in concert with any of the foregoing, each person to be nominated, and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the nominating stockholder; (6) such other information regarding such nominating stockholder and each person to be nominated by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or been intended to be nominated, by the Board; (7) any additional information as necessary to permit the Company to determine if each person to be nominated is independent under applicable listing standards, any applicable rules of the SEC and any publicly disclosed standards used by the Company in determining and disclosing the independence of its directors; (8) the consent of the person to be nominated to serve as a director of the Company, if so elected; (9) a written representation and agreement, in the form provided by the Company's Corporate Secretary upon written request, relating to the nominee's compliance, in his or her individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, if elected as a director, with the Company's corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines, any other Company code of conduct, policies and guidelines or any rules, regulations and listing standards, in each case as applicable to Company's directors; and (10) a written representation and agreement that the person to be nominated (A) is not and will not become a party to any agreement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the proposed nominee, if elected as a director of the Company, will act or vote on any issue or question, and (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director unless the terms of such agreement, arrangement or understanding have been provided to the Company. The Company may request any proposed nominee to furnish such other information as

2017 Proxy Statement         5

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

may reasonably be required by the Company to determine the qualifications of the proposed nominee to serve as a director of the Company.

All director candidate recommendations and formal nominations for membership to the Board for the 2018 Annual Meeting of Stockholders must be sent to the Company at the address set forth below and received by November 24, 2017 (120 days preceding the one-year anniversary of the Mailing Date). The Company's presiding officer at the Annual Meeting of Stockholders may refuse to acknowledge the nomination of any person not made in compliance with the procedures required by the Company's bylaws.

Effective November 29, 2016, the Board amended the Company's bylaws primarily to implement a proxy access provision, which provides eligible stockholders with an additional avenue for director nominations. Pursuant to the proxy access provision, a stockholder (or a group of up to 20 stockholders) owning 3% or more of the Company's outstanding common stock continuously for at least three years (an "Eligible Stockholder") may nominate, and shall have the right to include in the Company's proxy materials, directors constituting up to the greater of two individuals or 20% of the Company's Board, provided that the Eligible Stockholder and the nominee(s) satisfy the requirements specified in the Company's bylaws. An Eligible Stockholder's nominee(s) for the Board shall be included in the Company's Proxy Statement for presentation at the Company's 2018 Annual Meeting of Stockholders if the nomination is received by the Company at its offices no later than November 24, 2017 (120 days preceding the one-year anniversary of the Mailing Date) and such nomination satisfies the other requirements as specified in the Company's bylaws.

Stockholder recommendations and nominations for candidates to the Board as described above should be sent to the Company's Corporate Secretary at 3801 South Oliver St., Wichita, KS 67210.

Experience, Qualifications, Attributes and Skills of the Members of the Board of Directors

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee the Company's business. In addition, the Board believes there are certain attributes that every director should possess, as reflected in the Board's membership criteria. Accordingly, the Board and the Corporate Governance and Nominating Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board's overall composition and the Company's current and future needs.

The Corporate Governance and Nominating Committee is responsible for developing and recommending criteria for director nominees to the Board for approval. As discussed above, while the Corporate Governance and Nominating Committee has established no minimum eligibility requirements for candidates to serve on the Board, in performing its duties, the Corporate Governance and Nominating Committee considers any criteria approved by the Board or that the Corporate Governance and Nominating Committee deems to be appropriate. All of the Company's Board members share certain qualifications and attributes consistent with the general criteria set forth in the Company's Corporate Governance Guidelines. For example, each of them possesses specific skills and experience aligned with the Company's strategic direction and operating challenges and that complement the overall composition of the Board. In addition, each Board member has demonstrated certain core business competencies, including high achievement and a record of success, financial literacy, a history of making good business decisions and exposure to best practices. All of the Company's Board members also possess interpersonal skills that maximize group dynamics, including respect for others, strong communication skills and confidence to ask thought-provoking questions. The Board members are enthusiastic about the Company and devote sufficient time to be fully engaged in their roles as Board members. Finally, all of the Company's non-employee directors satisfy the independence requirements of the NYSE and the SEC rules.

The Corporate Governance and Nominating Committee annually reviews the Board's requirements for Board members and the appropriate criteria for membership to the Board.

The Board recognizes that the Company is more effectively governed when a diversity of viewpoints, backgrounds, opinions, skills, expertise, experiences and industry knowledge are represented on the Board. Accordingly, in October 2011, the Corporate Governance and Nominating Committee adopted the Board of Directors Diversity Policy for considering diversity in identifying nominees for director. The Board of Directors Diversity Policy provides that, in nominating candidates for election to the Board at each Annual Meeting of Stockholders, the Corporate Governance and Nominating Committee and the Board shall select individuals who represent a diversity of viewpoint, professional experience, education, skill, expertise, industry knowledge and such other factors as the Corporate Governance and Nominating Committee and the Board believe would enhance the diversity of the Board and the effective governance of the Company. Accordingly, diversity of thought, experience, gender, race and ethnic background are considered in the director evaluation process. As discussed below under the heading "Proposal 1: Election of Directors — Information

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CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Regarding Nominees for Election as Directors," the Company's directors have experience with businesses that operate in industries in which the Company and its subsidiaries operate, including commercial aviation, aviation supply and maintenance, and defense industries, or that involve important skills necessary to advise the Company in strategic areas including finance, general management, labor negotiations, governmental affairs and business strategy. The Corporate Governance and Nominating Committee has taken the specific experience, qualifications, attributes and skills of the individual Board members into account in concluding that each nominee should continue to serve on the Board.

Majority Voting Policy for Director Elections

The Company's bylaws provide for simple majority voting in the election of directors in uncontested elections. Pursuant to the Company's bylaws, in an uncontested election of directors, any incumbent director who does not receive more votes "FOR" than votes "AGAINST" is required to promptly tender his or her resignation to the Board for the Board's consideration.

Upon receipt of a resignation of a director tendered as a result of a failed stockholder vote, the Corporate Governance and Nominating Committee will make a recommendation to the Board as to whether to accept or reject the resignation. In considering the tendered resignation, the Board will consider the Corporate Governance and Nominating Committee's recommendation as well as any other factors it deems relevant, which may include:

•
The qualifications of the director whose resignation has been tendered;

•
The director's past and expected future contributions to the Company;

•
The overall composition of the Board and its committees;

•
Whether accepting the tendered resignation would cause the Company to fail to meet any applicable rule or regulation (including NYSE listing standards and the federal securities laws); and

•
The percentage of outstanding shares represented by the votes cast at the Annual Meeting.

Any director who has tendered his or her resignation may not participate in the deliberations of the Corporate Governance and Nominating Committee or in the Board's consideration of the Corporate Governance and Nominating Committee's recommendation with respect to such director. The Board will act on a tendered resignation within 90 days following certification of the stockholder vote for the Annual Meeting and will promptly disclose its decision and rationale as to whether to accept the resignation (or the reasons for rejecting the resignation, if applicable) in a press release, in a filing with the SEC or by other public announcement, which may include a posting on the Company's website.

If a director's resignation is accepted by the Board, or if a nominee for director who is not an incumbent director is not elected, the Board may fill the resulting vacancy or may decrease the size of the Board pursuant to the Company's bylaws.

Communications with the Board

Stockholders and other interested persons may send communications to the Board, the chairman of the Board, individual members of the Board, members of any committee of the Board, or one or more non-employee directors by letter addressed to Investor Relations at Spirit AeroSystems Holdings, Inc., 3801 South Oliver, Wichita, KS 67210, or by contacting Investor Relations at (316) 523-7040. These communications will be received and reviewed by the Company's Investor Relations office. The receipt of concerns about the Company's accounting, internal controls, auditing matters or business practices will be reported to the Company's Audit Committee. The receipt of other concerns will be reported to the appropriate committee(s) of the Board. Our employees also can raise questions or concerns confidentially or anonymously using the Company's Ethics Hotline. This hotline provides our employees, suppliers and other stakeholders with a mechanism for reporting unethical activities and/or financial irregularities to the Board anonymously. Such persons are able to file reports via a web-based process or a toll free telephone number. Data reported to the Ethics Hotline is reviewed quarterly with the Audit Committee and with the Company's independent registered public accounting firm to help ensure that the Company's ethics and compliance programs remain effective. The Ethics Hotline is operated by a third-party service provider and is available 24 hours a day, 7 days a week and 365 days a year. Receipt of communications clearly not appropriate for consideration by members of the Board, such as unsolicited advertisements, inquiries concerning the products and services of the Company and harassing communications, are not forwarded to members of the Board.

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CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Board Leadership Structure

The Company separates the roles of chief executive officer of the Company and chairman of the Board in recognition of the differences between the two roles. The chief executive officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the chairman of the Board provides guidance to the chief executive officer, sets the agenda for Board meetings and presides over meetings of the full Board. Because Mr. Johnson, the chairman of the Board, is not an employee of the Company and has been determined to be an "independent director," as defined under the rules of the NYSE, the Board has not deemed it necessary to appoint a lead independent director. The chairman of the Board also presides at all executive sessions of non-employee directors and serves as the focal point for directors regarding resolving conflicts with the chief executive officer or other directors and coordinating feedback to the chief executive officer on behalf of directors regarding business issues and Board management. The Board generally holds executive sessions four times a year without the chief executive officer or other employees present, unless the presence of the chief executive officer and/or any other employees is requested by the Board.

The Board of Directors' Role in Risk Oversight

The Board oversees an enterprise-wide approach to risk management designed to support the achievement of organizational objectives, including strategic objectives, to achieve planned long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks of a company and what steps are required to manage those risks, but also understanding what level of risk is appropriate for that company. The involvement of the full Board in setting the Company's business strategy is a key part of its assessment of management's appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

The Board's role in the Company's risk oversight process includes receiving regular reports from members of the Company's senior management on areas of material risk to the Company. The Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate "risk owner" within the organization to enable it to understand the Company's risk identification, risk management and risk mitigation strategies.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Board has delegated to the Risk Committee and the Audit Committee primary oversight of the risk management process. The Risk Committee provides oversight of management's guidelines, policies and processes for assessing, monitoring and mitigating the Company's critical enterprise risks, including the major strategic, operational, financial and compliance risks inherent in the Company's business and core strategies, determines which risks need to be included on the Board's agenda for discussion and assists the Board in its oversight of the Company's management of key risks that have the potential to significantly affect the Company's ability to execute its strategy and achieve its strategic business objectives and performance goals.

The Audit Committee, in collaboration with the Risk Committee, focuses on a broad range of legal, financial and operational risks, including internal controls, disclosure issues, contract accounting, Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") compliance, Ethics Hotline reports and legal and regulatory issues, including compliance with SEC rules and regulations. The Audit Committee annually reviews a comprehensive annual risk assessment report from the Company's internal auditors. The internal audit report surveys risks throughout the business, focusing on primary areas of risk, including operational, financial, contractual, legal and regulatory, strategic and reputational risks. The Audit Committee, in collaboration with the Risk Committee, looks at the relative magnitude of these risks and management's mitigation plan and provides strategic advice to the Company about ways to reduce and contain risk.

In addition, in setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company's business strategy. Such incentives are also designed to align the Company's executives' interests with those of the Company's stockholders by tying executive compensation to stockholder return and value.

Finally, the Board's Corporate Governance and Nominating Committee, in collaboration with the Risk Committee, assists with risk mitigation by ensuring the Board and its committees are composed of individuals with the appropriate credentials and backgrounds to assist the Company with its risk mitigation efforts, while ensuring the Company complies with all applicable NYSE, SEC and other public company governance requirements.

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CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Committees of the Board

The Board has four standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Risk Committee. At the April 20, 2016 Board meeting, Ms. Esteves and Messrs. Plueger and Raborn were reappointed to the Audit Committee; Messrs. Chadwell, Fulchino, Gephardt and Johnson were reappointed to the Compensation Committee; Messrs. Chadwell, Fulchino, Gephardt, Johnson and Kadish were reappointed to the Corporate Governance and Nominating Committee; and Ms. Esteves and Messrs. Kadish, Plueger and Raborn were reappointed to the Risk Committee. Nine formal meetings of the Audit Committee, six formal meetings of the Compensation Committee, four formal meetings of the Corporate Governance and Nominating Committee and four formal meetings of the Risk Committee were held in 2016.

Below is a description of the duties and composition of each standing committee of the Board. Each committee has authority to engage legal counsel or other advisors or consultants as it deems appropriate to carry out its responsibilities. Directors hold committee memberships for a term of one year until the next Annual Meeting of Stockholders or, if later, until their successors are elected and qualified, or until their death, retirement, resignation or removal.

Audit Committee.    In accordance with the Company's Audit Committee Charter, the Audit Committee is responsible for, among other things, (1) selecting and overseeing the independent registered public accounting firm; (2) pre-approving the overall scope of the audit and quarterly financial review; (3) reviewing the independent registered public accounting firm's report describing the auditing firm's internal quality-control procedures and any material issues raised by the most recent internal quality-control review or peer review of the auditing firm; (4) in collaboration with the Risk Committee, reviewing and discussing with management the Company's risk assessment and risk management practices; (5) in collaboration with the Risk Committee, overseeing the Company's risk policies and processes relating to financial statements, financial systems, financial reporting processes, compliance and auditing; (6) reviewing and discussing with management and the independent registered public accounting firm the Company's financial reporting and accounting processes, the Company's financial statements and the independent registered public accounting firm's annual audit report; (7) overseeing the Company's financial reporting activities; (8) reviewing and discussing with management, the independent registered public accounting firm and the internal auditor, the Company's transactions with related parties and its identification of accounting for and disclosure of such transactions; (9) reviewing with the chief financial officer and chief audit executive the Company's internal audit system of audit and financial controls and the results of internal audits; (10) meeting periodically and separately with management, internal auditors and the independent registered public accounting firm; (11) reviewing procedures for the receipt, retention and treatment of complaints, including anonymous complaints from employees, concerning accounting, accounting controls, audit matters and regulatory compliance; (12) overseeing and reviewing the Company's Code of Ethics and Business Conduct and Insider Trading Policy and overseeing and reviewing the oversight and effectiveness of the Company's ethics and compliance program; (13) preparing the report of the Audit Committee to be included in the Company's proxy statement; (14) conducting a self-evaluation of the performance of the Audit Committee and reassessing its charter; and (15) reporting to the full Board.

In 2016, the Audit Committee reviewed and reassessed the adequacy of the Audit Committee Charter. As a result of its review, the Audit Committee recommended certain improvements to the Audit Committee Charter, which it amended in July 2016. A current copy of the written Audit Committee Charter is available under the "Investor Relations" portion of the Company's website, www.spiritaero.com.

The Company's Audit Committee consists of Ms. Esteves and Messrs. Plueger and Raborn, with Mr. Raborn serving as chairman. All of the Audit Committee members have been determined to be independent within the meaning of the NYSE listing standards, and each of Ms. Esteves and Mr. Raborn has been determined to be an "audit committee financial expert," as such term is defined in Item 407(d)(5) of SEC Regulation S-K.

Compensation Committee.    In accordance with the Company's Compensation Committee Charter, the Compensation Committee is responsible for, among other things, (1) developing and modifying, as appropriate, a competitive compensation philosophy and strategy for the Company's directors and executive officers that promotes the recruitment and retention of talented individuals; (2) reviewing and approving goals and objectives with respect to compensation for the Company's chief executive officer; (3) reviewing and approving the evaluation process and compensation structure for the Company's officers; (4) establishing and reviewing policies concerning perquisite benefits, including adopting a perquisite allowance policy for senior executives and other officers; (5) reviewing the Company's equity and other stock-based incentive plans and recommending any changes to those plans; (6) reviewing the Company's incentive compensation arrangements to confirm that incentive pay does not expose the Company to unnecessary or excessive risk,

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CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

and reviewing the relationship among the Company's risk management policies and practices, corporate strategy and senior executive compensation; (7) reviewing the results of periodic say-on-pay advisory votes by the Company's stockholders and determining the weight to be given to those results in making compensation decisions; (8) reviewing and discussing with management the Compensation Discussion and Analysis section in the Company's annual proxy statement; (9) determining whether employment contracts and severance arrangements should be established with senior executive officers and approving the terms of those agreements and arrangements; (10) discussing the relationship between the Company's executive compensation and financial and share performance; (11) discussing the ratio between the total annual compensation for the Company's chief executive officer and the median annual compensation of the Company's other employees; (12) adopting a policy or providing in executive employment agreements for the clawback of unearned incentive compensation if the Company is required to restate its financials due to material noncompliance with financial reporting requirements; (13) preparing the Compensation Committee's report for inclusion in the Company's proxy statement; (14) reviewing director compensation; (15) conducting a self-evaluation of the performance of the Compensation Committee and reassessing its charter; and (16) reporting to the full Board. In addition, the Compensation Committee has the authority to elect any officer whom the Board has authority to elect, other than the chief executive officer.

In 2016, the Compensation Committee reviewed and reassessed the adequacy of the Compensation Committee Charter. No changes were made to the Compensation Committee Charter in 2016. A current copy of the written Compensation Committee Charter is available under the "Investor Relations" portion of the Company's website, www.spiritaero.com.

The Company's Compensation Committee consists of Messrs. Chadwell, Fulchino, Gephardt and Johnson, with Mr. Fulchino serving as chairman. All of the members of the Compensation Committee are independent within the meaning of the NYSE listing standards.

Corporate Governance and Nominating Committee.    In accordance with the Company's Corporate Governance and Nominating Committee Charter, the Company's Corporate Governance and Nominating Committee's purposes are to assist the Board in identifying individuals qualified to become members of the Board consistent with the criteria established by the Board, to determine the composition of the Board and its committees, to develop and implement the Company's corporate governance principles and to oversee risks related to the Company's governance structure or from related person transactions and collaborate with the Risk Committee with respect to the same. The Corporate Governance and Nominating Committee is responsible for, among other things, (1) leading the search for and selecting nominees for election as directors; (2) developing qualifications for director candidates; (3) evaluating the composition and size of the Board and its committees and overseeing the function of the Board's committees; (4) formulating a policy for the consideration of diversity in the identification, evaluation and nomination of director candidates; (5) developing and recommending to the Board a set of corporate governance guidelines, reviewing and recommending any changes to the guidelines and considering other corporate governance principles that may merit consideration by the Board; (6) evaluating and recommending ways to enhance communications and relations with the Company's stockholders; (7) developing and recommending to the Board procedures for the self-evaluation of the Board and its committees; (8) periodically evaluating and proposing to the Board for its review, and monitoring, a plan of succession for the chief executive officer and other senior executive officers of the Company, and recommending to the Board candidates for appointment to such positions; (9) assisting the Board in determining the most appropriate organizational format and structure for the Company; (10) reviewing and ratifying or prohibiting any related person transactions or relationships in accordance with the Company's Related Person Transaction Policy, and overseeing the disclosure of related person transactions; (11) conducting a self-evaluation of the performance of the Corporate Governance and Nominating Committee and reassessing its charter; and (12) reporting to the full Board.

In 2016, the Corporate Governance and Nominating Committee reviewed and reassessed the adequacy of the Corporate Governance and Nominating Committee Charter. As a result of its review, the Corporate Governance and Nominating Committee recommended certain improvements to the Corporate Governance and Nominating Committee Charter, which it amended in July 2016. A current copy of the written Corporate Governance and Nominating Committee Charter is available under the "Investor Relations" portion of the Company's website, www.spiritaero.com.

The Company's Corporate Governance and Nominating Committee consists of Messrs. Chadwell, Fulchino, Gephardt, Johnson and Kadish, with Mr. Chadwell serving as chairman. All of the members of the Corporate Governance and Nominating Committee are independent within the meaning of NYSE listing standards.

Risk Committee.    In accordance with the Company's Risk Committee Charter, the Company's Risk Committee's purposes are to (1) provide oversight of management's guidelines, policies and processes for assessing, monitoring and

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CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

mitigating the Company's critical enterprise risks, including the major strategic, operational, financial and compliance risks inherent in the Company's business and core strategies; (2) determine which risks should be included on the Board's agenda for discussion; and (3) assist the Board in its oversight of the Company's management of key risks that have the potential to significantly affect the Company's ability to execute its strategy and achieve its strategic business objectives and performance goals.

In 2016, the Risk Committee reviewed and reassessed the adequacy of the Risk Committee Charter. As a result of its review, the Risk Committee recommended certain improvements to the Risk Committee Charter, which it amended in July 2016. A current copy of the written Risk Committee Charter is available under the "Investor Relations" portion of the Company's website, www.spiritaero.com.

The Risk Committee consists of Ms. Esteves and Messrs. Kadish, Plueger and Raborn, with Mr. Kadish serving as chairman. All of the members of the Risk Committee have been determined to be independent within the meaning of NYSE listing standards.

Other Committees.    The Board may establish other committees as it deems necessary or appropriate from time to time, including special committees.

Board Meetings and Attendance; Attendance at Annual Meeting of Stockholders

During fiscal year 2016, there were fifteen formal meetings of the Board and additional actions by unanimous written consent. Other than Christopher E. Kubasik, who served as director until the end of his term on April 20, 2016, all of the then-current directors attended at least 75% of the aggregate of (1) the total number of meetings (whether regular or special meetings) of the Board (held during the period for which such person was a director), and (2) the total number of meetings held by all committees of the Board on which the director served (during the period that such director served) and a majority of the then-current directors attended 100% of such meetings. Recognizing that director attendance at the Annual Meeting of Stockholders can provide the Company's stockholders with an opportunity to communicate with Board members about issues affecting the Company, the Company actively encourages the members of the Board to attend its Annual Meeting of Stockholders. The Company held its 2016 Annual Meeting of Stockholders on April 20, 2016 and it was attended by all then-current members of the Board other than Christopher E. Kubasik, whose term as a director ended on the day of the 2016 Annual Meeting of Shareholders.

Executive Sessions of Non-Employee Directors

The non-employee directors meet in executive session at least four times a year and generally at every regularly scheduled Board meeting to consider such matters as they deem appropriate, without the Company's chief executive officer or other management present unless the presence of the Company's chief executive officer or other management is requested by the Board. In accordance with NYSE listed company rules, "non-employee" directors are those directors who are not executive officers of the Company. Among the items the non-employee directors meet privately in executive sessions to review is the performance of the Company's chief executive officer and recommendations of the Compensation Committee concerning compensation for employee directors and other senior executive officers. Mr. Johnson, who serves as the chairman of the Board, acts as the chair of the executive sessions of the non-employee directors.

Compensation Committee Interlocks and Insider Participation

None of the Company's executive officers served during fiscal year 2016 or currently serves, and the Company anticipates that none will serve, as a member of the board of directors or compensation committee of any entity (other than the Company) that has one or more executive officers that serves on the Company's Board or Compensation Committee.

Miscellaneous

There are no family relationships among executive officers and directors of the Company.

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Compensation of Non-Employee Directors

Non-employee directors' compensation is set by the Board at the recommendation of the Compensation Committee. In developing its recommendations, the Compensation Committee is guided by the following goals: compensation should fairly pay directors for work required in companies similar in size and scope to the Company; compensation should align directors' interests with the long-term interests of the Company's stockholders; and the structure of the compensation should be simple, transparent and easy for stockholders to understand.

The Compensation Committee reviews and recommends to the Board for its approval all compensation of the Company's non-employee directors, but no member of the Compensation Committee may act to fix his or her own compensation except as uniformly applied to all of the Company's non-employee directors for their service on the Board.

Following the approval of the 2014 Omnibus Incentive Plan (the "OIP") at the Company's 2014 Annual Meeting of Stockholders, the Board established a Director Stock Program under the OIP (to replace the then-existing Director Stock Plan), pursuant to which grants to directors of restricted stock or restricted stock units have been made beginning in 2014. In January 2016, the Board modified the Director Stock Program to provide that, beginning with the director term commencing at the 2015 Annual Meeting of Stockholders, restricted stock grants awarded to non-employee directors under the Director Stock Program in a given term will vest upon the completion by such director of such term.

In 2016, following a review of benchmark board compensation data for Fortune 500 companies prepared by Willis Towers Watson, the Compensation Committee changed director compensation for purposes of aligning director compensation with the market median (using a peer group established by revenue level and the Company's peer group of listed aerospace and defense companies (see Proxy Peer Group Table, page 31)). Non-employee directors receive an annual board retainer fee of $195,000 for their service as Board members. Annual board retainer fees are paid in accordance with the terms of the Director Stock Program under the OIP. At least $100,000 of the annual board retainer fee is paid in either shares of restricted Common stock or restricted stock units of the Company, which are subject to vesting upon the completion by the applicable director of his or her then current term. Directors have the option to receive the remaining $95,000 of their compensation in cash, restricted stock or restricted stock units. Non-employee directors who serve on any of the Board's committees receive additional individual retainer fees. The chairman of the Board receives an additional annual retainer fee of $85,000, the chairman of the Audit Committee receives an additional annual retainer fee of $25,000, the chairman of the Compensation Committee receives an additional annual retainer fee of $18,000 and the chairman of each of the Board's other committees receives an additional annual retainer fee of $12,000. In addition to the foregoing committee fees, a fee of $1,000 per committee meeting attended is paid to each non-employee director who serves on a committee of the Board. Beginning in 2016, directors are given the option to receive the individual board retainer fees for serving on Board committees in either all cash or all restricted stock or restricted stock units. The annual board retainer fees and additional individual retainer fees are payable quarterly in arrears to all directors who have served the full quarter ended prior to the date of payment. No additional or other compensation is paid to the Company's executive officers who are also members of the Board. All directors are reimbursed for their out-of-pocket expenses incurred in connection with their director services. The Company does not provide perquisite allowances to non-employee directors; however, perquisites and personal benefits have been provided to Messrs. Lawson and Gentile in their capacity as employees under the standards described in the Company's Perquisite Allowance Plan, which is discussed below in the Compensation Discussion and Analysis section. Fees earned or paid to non-employee directors in 2016 are listed in the "Director Compensation for Fiscal Year 2016" table below.

The Company maintains a minimum stockholding requirement for non-employee directors. In May 2012, the minimum stockholding requirement was set at the greater of (1) the number of shares of the Company's Common stock with an aggregate market value of $250,000 and (2) 12,500 shares. Effective July 2015, the minimum stockholding requirement was increased to the greater of (1) the number of shares of the Company's Common stock with an aggregate market value of $400,000 and (2) 12,500 shares. Non-employee directors have four years after the adoption of the most recent increased minimum stockholding requirement to accumulate the increased amount of shares. Restricted stock units held by directors are counted in determining whether the minimum stockholding requirements are satisfied. Newly appointed members of the Board are permitted four full years of service on the Board during which to attain the minimum stockholding requirement. Information regarding the current stock ownership of the Company's directors can be found below under "Stock Ownership — Information Regarding Beneficial Ownership of Principal Stockholders, Directors and Management."

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COMPENSATION OF NON-EMPLOYEE DIRECTORS

Director Compensation for Fiscal Year 2016

The following table presents information concerning compensation attributable to the Company's non-employee directors for the fiscal year ended December 31, 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Charles L. Chadwell	110,125	123,800	—	233,925
Irene M. Esteves	3,000	201,038	—	204,038
Paul Fulchino	14,000	195,022	—	209,022
Richard Gephardt	61,500	195,022	—	256,522
Robert Johnson	180,000	100,014	—	280,014
Ronald T. Kadish	119,000	100,014	—	219,014
Christopher E. Kubasik(1)	50,500	—	—	50,500
John L. Plueger	3,000	201,038	—	204,038
Francis Raborn	137,000	100,014	—	237,014

(1)	Mr. Kubasik ceased serving as a member of the Board upon the conclusion of his then-current term on April 20, 2016.
(2)	Represents the full aggregate grant date fair values, computed in accordance with Financial Accounting Standards Board's (FASB) authoritative guidance on stock-based compensation accounting, for awards of restricted stock and restricted stock units granted in 2016. Additional information concerning the Company's accounting for restricted stock and restricted stock unit awards may be found in Note 15 to the Company's consolidated financial statements in its Annual Report on Form 10-K for 2016.
(3)	The amount of perquisites and other personal benefits has been excluded for all directors as the total value of each director's perquisites and other personal benefits was less than $10,000.

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Stock Ownership

Information Regarding Beneficial Ownership of Principal Stockholders, Directors and Management

The following table sets forth, as of the Record Date (unless otherwise stated below), information regarding the beneficial ownership of the Company's Class A Common stock by all directors, nominees for director, each person who has served as the Company's chief executive officer during a portion of fiscal year 2016, the Company's chief financial officer and the three other most highly compensated executive officers serving as executive officers at the end of the last fiscal year (collectively, the "Named Executive Officers" or "NEOs"), and the Company's directors and all executive officers as a group. It also sets forth the ownership of any person or group who is known by the Company to be the beneficial owner of more than five percent of the Company's Common stock together with such beneficial owner's address.

Name	Amount and Nature of Beneficial Ownership		Percentage of Class A Common Stock(+)
Five Percent Stockholders
The Vanguard Group	10,933,232	(1)	9.18%
100 Vanguard Blvd. Malvern, PA 19355
Hound Partners, LLC	9,121,770	(2)	7.66%
Hound Performance, LLC
Jonathan Auerbach 101 Park Avenue, 48th Floor New York, NY 10178
Darsana Capital Partners LP	9,000,000	(3)	7.56%
Darsana Capital Partners GP LLC Darsana Master Fund LP Darsana Capital GP LLC
Anand Desai 40 West 57th Street, 15th Floor New York, NY 10019
Barrow, Hanley, Mewhinney & Strauss, LLC	6,561,041	(4)	5.51%
2200 Ross Avenue, 31st Floor Dallas, TX 75201
Scopia Capital Management LP	6,554,159	(5)	5.50%
Scopia Management, Inc. Matthew Sirovich
Jeremy Mindich 152 West 57th Street, 33rd Floor New York, NY 10019
Directors, Director Nominees and NEOs
Charles L. Chadwell	28,464	(6)	*
Irene M. Esteves	—	(7)	—
Paul Fulchino	54,504		*
Richard Gephardt	11,534	(8)	*
Robert Johnson	13,778	(9)	*
Ronald T. Kadish	26,170	(10)	*
John L. Plueger	2,000	(11)	*
Francis Raborn	29,644	(12)	*
Thomas C. Gentile	32,666		*
Larry A. Lawson	—	(13)	*
Sanjay Kapoor	25,930		*
Samantha Marnick	4,398		*
Duane F. Hawkins	9,319		*
Michelle J. Lohmeier	11,655		*
All directors and executive officers as a group (18 persons)	336,655	(14)	*

*	Represents beneficial ownership of less than 1%.

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STOCK OWNERSHIP

(+)	Class A Common stock has one vote per share.
(1)	Information is based on an amended Schedule 13G filed on February 13, 2017 by The Vanguard Group, Inc., a corporation formed under the laws of the State of Pennsylvania ("Vanguard"). Vanguard reported 10,933,232 shares of Class A Common stock beneficially owned by it and certain of its affiliates. According to the Schedule 13G, Vanguard has sole voting power over 73,257 reported shares, shared voting power over 14,437 reported shares, sole dispositive power over 10,852,534 reported shares and shared dispositive power over 80,698 reported shares.
(2)	Information is based on an amended Schedule 13G filed on February 14, 2017 by Hound Partners, LLC, a limited liability company formed under the laws of Delaware ("Hound Partners"), Hound Performance, LLC, a limited liability company formed under the laws of Delaware ("Hound Performance") and Jonathan Auerbach. Each of Hound Partners and Mr. Auerbach reported beneficial ownership of 9,121,770 shares of Class A Common stock of which Hound Performance reported beneficial ownership of 8,930,783 shares of Class A Common stock. According to the Schedule 13G, each of Hound Partners, Hound Performance and Mr. Auerbach has shared voting power and shared dispositive power over the aforementioned shares that such party beneficially owns. According to the Schedule 13G, all securities reported in the Schedule 13G are owned by advisory clients of Hound Partners, none of whom own more than 5% of the Company's Class A Common stock. The Schedule 13G states that Jonathan Auerbach may be considered a control person of Hound Partners.
(3)	Information is based on an amended Schedule 13G filed on February 14, 2017 by Darsana Capital Partners LP, a limited partnership formed under the laws of Delaware ("Darsana Capital"), Darsana Capital Partners GP LLC, a limited liability company formed under the laws of Delaware ("Darsana Capital Partners GP"), Darsana Master Fund LP, a limited partnership formed under the laws of the Cayman Islands ("Darsana Master"), Darsana Capital GP LLC, a limited liability company formed under the laws of Delaware ("Darsana Capital GP") and Anand Desai. Each of Darsana Capital, Darsana Capital Partners GP, Darsana Master, Darsana Capital GP and Anand Desai reported beneficial ownership of 9,000,000 shares of Class A Common stock, and shared voting and dispositive power over 9,000,000 shares of Class A Common stock.
(4)	Information is based on an amended Schedule 13G filed on February 10, 2017 by Barrow, Hanley, Mewhinney & Strauss, LLC, a limited liability company formed under the laws of the Delaware ("Barrow"). Barrow reported beneficial ownership of 6,561,041 shares of Class A Common stock. According to the Schedule 13G, Barrow has sole voting power over 1,612,078 shares of Class A Common stock, shared voting power over 4,948,963 shares of Class A Common stock and shared dispositive power over 6,561,041 shares of Class A Common stock. According to the Schedule 13G, the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares beneficially owned by Barrow are held by certain clients of Barrow, none of whom own more than 5% of the Company's Class A Common stock.
(5)	Information is based on an amended Schedule 13G filed on February 10, 2017 by Scopia Capital Management LP, a limited partnership formed under the laws of Delaware ("Scopia"), Scopia Management, Inc., a corporation formed under the laws of New York ("Scopia Management"), Matthew Sirovich and Jeremy Mindich. Each of Scopia, Scopia Management and Mr. Mindich reported beneficial ownership of 6,554,159 shares of Class A Common stock, and Mr. Sirovich reported beneficial ownership of 6,649,159 shares of Class A Common stock. According to the Schedule 13G, each of Scopia, Scopia Management and Messrs. Mindich and Sirovich has shared voting power and shared dispositive power over 6,554,159 shares, and Mr. Sirovich has sole voting power and sole dispositive power over 95,000 shares. According to the Schedule 13G, all securities reported in the Schedule 13G are owned by advisory clients of Scopia, none of whom own more than 5% of the Company's Class A Common stock. The Schedule 13G states that Messrs. Mindich and Sirovich may be considered control persons of Scopia Capital GP LLC.
(6)	Excludes restricted stock units for which benefits will be paid, at the Board's option, in cash or shares of the Company's Class A Common stock at market value of the Company's Class A Common stock upon Mr. Chadwell's termination of service with the Company and its affiliates, 4,339 of which vested as of the Record Date and 545 of which will vest at the conclusion of the Company's current directorship term, which is expected to be on April 26, 2017, assuming Mr. Chadwell remains a director until such date.
(7)	Excludes restricted stock units for which benefits will be paid, at the Board's option, in cash or shares of the Company's Class A Common stock at market value of the Company's Class A Common stock upon Ms. Esteves' termination of service with the Company and its affiliates, 2,987 of which vested as of the Record Date and 4,378 of which will vest at the conclusion of the Company's current directorship term, which is expected to be on April 26, 2017, assuming Ms. Esteves remains a director until such date.
(8)	Excludes 5,790 restricted stock units for which benefits will be paid, at the Board's option, in cash or shares of the Company's Class A Common stock at market value of the Company's Class A Common stock upon Mr. Gephardt's termination of service with the Company and its affiliates, all of which vested as of the Record Date.
(9)	Represents shares owned by the RDJ Trust of which Mr. Johnson is a beneficial owner as a trustee of the RDJ Trust.
(10)	Represents shares owned by the Ronald T. Kadish Trust of which Mr. Kadish is a beneficial owner as a trustee of the Ronald T. Kadish Trust.
(11)	Excludes restricted stock units for which benefits will be paid, at the Board's option, in cash or shares of the Company's Class A Common stock at market value of the Company's Class A Common stock upon Mr. Plueger's termination of service with the Company and its affiliates, 8,648 of which vested as of the Record Date and 4,378 of which will vest at the conclusion of the Company's current directorship term, which is expected to be on April 26, 2017, assuming Mr. Plueger remains a director until such date.
(12)	Represents shares owned by the Francis Raborn Revocable Trust of which Mr. Raborn is a beneficial owner as a trustee of the Francis Raborn Revocable Trust.
(13)	Excludes 70,656 shares, which were scheduled to vest in February 2017 pursuant to the terms of Mr. Lawson's Retirement and Consulting Agreement, subject to, among other things, his compliance with his covenant not to compete. The Company has suspended vesting of these shares in accordance with the terms of the Retirement and Consulting Agreement because Mr. Lawson is not continuing to comply with his restrictive covenants. See "Potential Payments on Termination or Change-in-Control—Termination of Employment—Retirement and Consulting Agreement" on page 53.
(14)	Includes shares issued to employees and directors of the Company and Spirit which are subject to certain vesting requirements and may vest within 60 days of the Record Date and excludes other shares issued to employees and directors of the Company and Spirit which are subject to certain longer vesting requirements. Excludes restricted stock units for which benefits will be paid, at the Board's option, in cash or shares of the Company's Class A Common stock upon termination of service with the Company and its affiliates of the directors holding such restricted stock units, 21,764 of which vested as of the Record Date and 9,301 of which will vest within 60 days of the Record Date.

2017 Proxy Statement         15

STOCK OWNERSHIP

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, or "Section 16(a)," requires directors, executive officers and persons who own more than 10 percent of any registered class of a company's equity securities, or "reporting persons," to file with the SEC initial reports of beneficial ownership and report changes in beneficial ownership of common stock and other equity securities. Such reports are filed on Form 3, Form 4 and Form 5 under the Exchange Act, as appropriate. Reporting persons holding the Company's stock are required by the Exchange Act to furnish the Company with copies of all Section 16(a) reports they file.

To the Company's knowledge, based solely on the Company's review of copies of these reports and written representations from such reporting persons, the Company believes that all filings required to be made by reporting persons holding the Company's stock were timely filed for the year ended December 31, 2016 in accordance with Section 16(a).

Mark J. Suchinski, the Company's Vice President and Corporate Controller, inadvertently failed to timely report a grant by the Company on February 9, 2016 of 1,500 shares of Class A Common stock under its long-term incentive program under the OIP. The grant of such shares was subsequently reported on a Form 4 that was filed on May 16, 2016.

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Proposal 1: Election of Directors

The Board is currently comprised of nine directors. On July 25, 2016, Larry A. Lawson resigned from the Board concurrent with his retirement from the position of President and Chief Executive Officer of the Company and Spirit. The Board appointed Thomas C. Gentile, III, to fill the vacancy created by Mr. Lawson's resignation. The Board will consist of nine directors following the Annual Meeting.

The Company's Corporate Governance and Nominating Committee has nominated each of the nine persons listed below for election as directors. If elected at the Annual Meeting, each of the nine nominees will hold office until the next Annual Meeting of Stockholders and until their successors are elected and qualified, or until their death, retirement, resignation or removal. The Company does not have a mandatory retirement age for its directors. All of the nominees, except for Mr. Gentile, have served as directors of the Company since the 2016 Annual Meeting of Stockholders, and Mr. Gentile has served as a director since July 25, 2016.

Each nominee for election has agreed to serve, if elected, and the Company has no reason to believe that any nominee will be unavailable to serve. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, it is the intention of the proxy holders to vote such proxy for such other person or persons as designated by the present Board to fill such vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them "FOR" the nominees named below. For each director nominee, the votes that stockholders cast "FOR" a director nominee must exceed the votes that stockholders cast "AGAINST" such director nominee in order for such director nominee to be elected.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES.

Information Regarding Nominees for Election as Directors

The following sets forth certain information with respect to the nine nominees for election as directors of the Company at the Annual Meeting based on information furnished to the Company by each nominee and highlights the specific experience, qualifications, attributes and skills of the individual nominees that have led the Corporate Governance and Nominating Committee to conclude that each should continue to serve on the Board:

Charles L. Chadwell, 76.    Mr. Chadwell became a director of the Company April 22, 2008. Until his retirement in 2002, Mr. Chadwell served as Vice President and General Manager of Commercial Engine Operations for General Electric Aircraft Engines. Prior to that, he held a variety of general management and senior management positions at General Electric Aircraft Engines. From January 2007 to July 2012, Mr. Chadwell served on the board of directors of BE Aerospace, Inc.

Qualifications, Experience, Key Attributes and Skills:    Mr. Chadwell has significant experience in supply base and manufacturing operations within the commercial aviation industry gained from his extensive experience with The General Electric Company and his senior management positions at General Electric Aircraft Engines. Mr. Chadwell also brings to the Board experience as a public company director.

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PROPOSAL 1: ELECTION OF DIRECTORS

Irene M. Esteves, 58.    Ms. Esteves became a director of the Company May 8, 2015. Ms. Esteves was formerly Chief Financial Officer of Time Warner Cable Inc., a post she held from July 2011 to May 2013. She previously served as Executive Vice President and Chief Financial Officer of XL Group plc from May 2010 to June 2011. Prior to that position, Ms. Esteves was Senior Vice President and Chief Financial Officer of Regions Financial Corporation from April 2008 to February 2010. Ms. Esteves currently serves on the boards of directors of Level 3 Communications, Inc. and Aramark. Ms. Esteves previously served on the board of directors of TW Telecom Inc. from June 2014 to October 2014 and the board of directors of Timberland Co. from June 2003 to June 2009.

Qualifications, Experience, Key Attributes and Skills:    Ms. Esteves has broad experience in finance and business strategy across multiple industries. Ms. Esteves also brings to the Board experience as a public company director.

Paul Fulchino, 70.    Mr. Fulchino became a director of the Company November 15, 2006. From January 2000 until his retirement in February 2010, Mr. Fulchino served as Chairman, President and Chief Executive Officer of Aviall, Inc., which became a wholly owned subsidiary of The Boeing Company ("Boeing") September 20, 2006. From 1996 through 1999, Mr. Fulchino was President and Chief Operating Officer of BE Aerospace, Inc., a leading supplier of aircraft cabin products and services. From 1990 to 1996, Mr. Fulchino served in the capacities of President and Vice Chairman of Mercer Management Consulting, Inc., an international general management consulting firm. Earlier in his career, Mr. Fulchino held various engineering positions at Raytheon Company. Mr. Fulchino currently serves on the board of directors of Wesco Aircraft Holdings, Inc.

Qualifications, Experience, Key Attributes and Skills:    Mr. Fulchino possesses extensive knowledge and expertise regarding the commercial aviation industry, the Company's customers and supply base, and compensation and human resource matters. Mr. Fulchino also brings to the Board public company board experience.

Thomas C. Gentile, III, 52.    Mr. Gentile became a director of the Company July 25, 2016, and was appointed as the Company's and Spirit's President and Chief Executive Officer, effective August 1, 2016. From April 2016 until his appointment as the Company's President and Chief Executive Officer, Mr. Gentile served as the Company's and Spirit's Executive Vice President and Chief Operating Officer. From June 2014 until he joined the Company, Mr. Gentile served as President and Chief Operating Officer of General Electric Capital Corporation. Mr. Gentile previously held management positions as President and CEO of General Electric Healthcare Systems from June 2011 until June 2014 and as President and CEO of General Electric Aviation Services from January 2008 until June 2011.

Qualifications, Experience, Key Attributes and Skills:    As the Company's President and Chief Executive Officer (and former Executive Vice President and Chief Operating Officer) and the former President and CEO of General Electric Aviation Services, Mr. Gentile has demonstrated success in managing large, complex global technology businesses across a multitude of industries. He brings a deep understanding of aviation program management, product development, strategy and business development. Prior to joining the Company, Mr. Gentile spent nearly 20 years in executive officer roles with General Electric, including the aforementioned three and a half years at General Electric Aviation Services, during which time he acquired significant knowledge and experience relating to aircraft manufacturing and business development.

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PROPOSAL 1: ELECTION OF DIRECTORS

Richard Gephardt, 76.    Mr. Gephardt became a director of the Company November 15, 2006. Mr. Gephardt was a member of the U.S. House of Representatives from 1977 to 2005, during which time he served as the Majority and Minority Leader. Since 2005, Mr. Gephardt has served as President and CEO of Gephardt Group, a multi-disciplined consulting firm. Mr. Gephardt currently serves on the board of directors of Centene Corporation. From July 2009 to May 2016, Mr. Gephardt served on the board of directors of CenturyLink, Inc. From March 2009 to May 2015, Mr. Gephardt served on the board of directors of Ford Motor Company. From April 2005 to April 2015, Mr. Gephardt served on the board of directors of United States Steel Corporation. From June 2007 to July 2009, Mr. Gephardt served on the board of directors of Embarq Corporation, and from January 2008 to March 2009, he served on the board of directors of Dana Holding Corporation.

Qualifications, Experience, Key Attributes and Skills:    Mr. Gephardt brings significant governmental affairs and public relations experience to the Board as a former member of the U.S. House of Representatives from 1977 to 2005 (during which time he served as House Majority Leader from 1989 to 1995 and as Minority Leader from 1995 to 2003). Additionally, Mr. Gephardt has significant labor management and union experience and provides a wide range of management consulting services in his capacity as President and CEO of Gephardt Group, a multi-disciplinary consulting firm. Mr. Gephardt also brings to the Board significant public company board experience, including his current service on the board of directors of Centene Corporation and recently concluded service on the board of directors of CenturyLink, Inc., each a Fortune 500 company.

Robert Johnson, 69.    Mr. Johnson became a director of the Company November 15, 2006 and serves as Chairman of the Board. From August 2006 until his retirement in December 2008, Mr. Johnson served as the Chief Executive Officer of Dubai Aerospace Enterprise Ltd. Mr. Johnson was Chairman of Honeywell Aerospace from January 2005 through January 2006, and from 2000 to 2004, he was its President and Chief Executive Officer. From 1994 to 1999, he served as AlliedSignal's President of Marketing, Sales and Service and as President of Electronic and Avionics, and earlier as Vice President of Aerospace Services. Prior to joining Honeywell in 1994, he held management positions at AAR Corporation for two years and General Electric Aircraft Engines for 24 years. Mr. Johnson currently serves on the boards of directors of Roper Technologies, Inc. and Spirit Airlines, Inc. From September 2003 to March 2007, Mr. Johnson served on the board of directors of Phelps Dodge Corporation and from January 2005 to September 2012, Mr. Johnson served on the board of directors of Ariba, Inc.

Qualifications, Experience, Key Attributes and Skills:    Mr. Johnson has significant experience with commercial aviation, airlines and aviation suppliers, as well as expertise in marketing, sales and production arising out of his prior service with Dubai Aerospace Enterprise Ltd., Honeywell Aerospace, AlliedSignal and General Electric Aircraft Engines. Mr. Johnson also brings to the Board significant public company board experience, having served on the boards of directors of a diverse group of public companies, including Phelps Dodge Corporation, a Fortune 500 company at the time Mr. Johnson served on its board.

2017 Proxy Statement         19

PROPOSAL 1: ELECTION OF DIRECTORS

Ronald T. Kadish, 68.    Mr. Kadish became a director of the Company November 15, 2006. Mr. Kadish served over 34 years with the U.S. Air Force until he retired on September 1, 2004 at the rank of Lieutenant General. During that time, Mr. Kadish served as Director, Missile Defense Agency and Director, Ballistic Missile Defense Organization, both of the DoD. In addition, Mr. Kadish served in senior program management capacities, including the F-16, C-17 and F-15 programs. On June 30, 2015, Mr. Kadish retired from Booz Allen Hamilton, where he had served as an Executive Vice President since February 15, 2005 and assumed a position as Senior Executive Advisor, which he continues to hold. Mr. Kadish served on the board of directors of Orbital Sciences Corp. from 2005 until the merger of Orbital Sciences Corp. with the aerospace and defense businesses of Alliant Techsystems Inc. February 9, 2015, after which Mr. Kadish has continued to serve on the board of directors of the post-merger surviving company, Orbital ATK, Inc.

Qualifications, Experience, Key Attributes and Skills:    Mr. Kadish provides the Board with unique expertise in military, program management, security, international and governmental matters, including having served three decades with the U.S. Air Force, rising to the rank of Lieutenant General. Mr. Kadish also brings to the Board experience as a public company director.

John L. Plueger, 62.    Mr. Plueger became a director of the Company July 29, 2014. Mr. Plueger currently serves as Chief Executive Officer and President of Air Lease Corporation ("ALC"), a post he has held since July 2016. From March 2010 to July 2016, he served as ALC's President and Chief Operating Officer. He has also served on the board of directors of ALC since March 2010. Prior to joining ALC, Mr. Plueger spent 23 years in top executive roles with International Lease Finance Corporation, where he served as acting Chief Executive Officer from February 2010 to March 2010, President and Chief Operating Officer from 2002 to February 2010 and on its board of directors from 2002 to 2010. Mr. Plueger's professional experience also includes testifying before the U.S. House of Representatives as an aircraft leasing industry expert witness as well as responding to European Commission formal inquiries concerning aerospace industry-related mergers and acquisitions. Mr. Plueger is also a Certified Public Accountant.

Qualifications, Experience, Key Attributes and Skills:    Mr. Plueger has more than 28 years of aviation industry experience, providing the Company's board with operational and aviation expertise and broad aerospace industry experience. In addition, Mr. Plueger has significant experience in finance and accounting matters as a Certified Public Accountant, having received his training as an auditor from Price Waterhouse. Mr. Plueger also brings to the Board experience as a public company director.

Francis Raborn, 73.    Mr. Raborn became a director of the Company November 15, 2006. Until his retirement in 2005, Mr. Raborn served as Vice President and Chief Financial Officer of United Defense Industries, Inc., commencing with its formation in 1994 and as a director since 1997. Mr. Raborn joined FMC Corporation ("FMC"), the predecessor of United Defense Industries, Inc., in 1977 and held a variety of financial and accounting positions, including Controller of FMC's Defense Systems Group from 1985 to 1993, and Controller of FMC's Special Products Group from 1979 to 1985. Mr. Raborn currently serves on the board of directors of Allison Transmission Holdings, Inc.

Qualifications, Experience, Key Attributes and Skills:    Mr. Raborn has significant experience in finance, accounting, defense, production and manufacturing, including through his tenure as Vice President and Chief Financial Officer of United Defense Industries,  Inc., and his service in a variety of senior financial and accounting positions at FMC Corporation. Mr. Raborn also brings to the Board public company board experience.

20         2017 Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis contains statements regarding the Company's performance targets and goals. These targets and goals are discussed in the limited context of the Company's compensation program and should not be considered statements of the Company's management's expectations or estimates of the Company's results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

Executive Summary

2016 Company Performance

In 2016, the Company was focused on ensuring the quality and competitive costs that make us a trusted partner. We had strong operational and financial performance as demonstrated by a record number of aircraft deliveries on key Airbus and Boeing programs while meeting targets for revenue, operating income and cash flow, as reflected in the share price performance.

The Company achieved a number of milestones in 2016. One of the most significant was finalizing our agreement with Airbus on the A350 XWB. By reaching a comprehensive long-term agreement with Airbus, we have eliminated significant uncertainty and strengthened our relationship with an important partner.

We delivered significant milestones to Boeing in 2016, such as the delivery of the 500th B787 and the first B737 MAX thrust reverser with a composite inner wall.

Our supply chain also saw great progress in 2016. We have hundreds of suppliers, some of which are critical to our success. To help ensure that these partnerships continue to be strong, we implemented a process that gives us a platform to sit down with our suppliers and talk about how to work together to achieve targets for world-class cost, quality and delivery.

Some of the other milestones achieved in 2016 include:

•
Earning investment-grade credit rating by Moody's and S&P.

•
Successfully refinancing our credit facility and bonds, resulting in significant savings.

•
Continuing our share repurchase program with the purchase of 14.2 million shares, returning $650 million to stockholders.

•
Announcing the initiation of quarterly dividend payments of $0.10 per share.

•
Being announced by the United States Air Force as a prime contractor on the B-21 Raider Program.

•
Being awarded additional production units for Sikorsky CH-53K.

Adjusted EBIT and Adjusted Free Cash Flow are non-GAAP financial measures. Please refer to Appendix A for an explanation of these measures and reconciliations to GAAP financial measures.

2017 Proxy Statement         21

EXECUTIVE COMPENSATION

The charts in this Executive Summary help summarize the Company's performance in 2016 and include certain measures that are tied to compensation through the Company's short-term incentive program (STI Program) and long-term incentive program (LTI Program), each under the OIP.

The Company's three-year annualized total stockholder return of approximately 20% demonstrates the Company is creating long-term value for its stockholders. The Company's stock delivered a one-year total stockholder return of approximately 17% in 2016, increasing stockholder wealth by $1.2 billion, reflecting that stock performance continued to improve in 2016 under the Company's leadership and clear strategic focus on performance. Over the last three years, the Company's total stockholder return was second highest among the Company's peers (see Proxy Peer Group Table, page 31).

To ensure the Company continues its commitment to and alignment with stockholder value in the Company's pay programs, the Company annually grants to qualifying employees restricted shares with a value that is directly tied to its share price. In addition, to strengthen this tie to pay-for-performance, the Company's annual grants to qualifying employees under the OIP include performance-based, long-term incentive grants tied to the Company's total stockholder return compared to that of its peer group.

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EXECUTIVE COMPENSATION

Compensation Overview

This Compensation Discussion and Analysis describes the philosophy, objectives and features of the Company's executive compensation program, which is generally applicable to each of the Company's senior officers.

The Company's compensation programs are designed to reward the Company's executives for delivering both shorter-term performance results and longer-term stockholder value. Through the Company's programs, the Company is able to provide a competitive total compensation package while aligning executives' interests with those of the Company's stockholders. The following highlights the key considerations the Company's Compensation Committee considers in the development, review and approval of the NEOs' compensation:

Compensation Program Decisions

The Company's decisions on executive compensation reflect the Company's commitment to pay for performance and to increase alignment between the interests of executives and stockholders. Decisions made by the Company's Compensation Committee with respect to 2016, as well as material changes to executive compensation set to become effective in 2017, are described below.

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EXECUTIVE COMPENSATION

Compensation Decisions and Actions

Key 2016	The following provides a high-level overview of compensation decisions for 2016.
Compensation
Decisions	Base Salaries
See pages 33-34 for further details	Effective April 1, 2016, Thomas C. Gentile, III was appointed Executive Vice President and Chief Operating Officer of the Company and Spirit. Effective August 1, 2016, following Mr. Gentile's appointment as President and Chief Executive Officer, the Company adjusted his annual compensation to reflect his new position with the Company and Spirit with the intention of aligning his target pay at the market median, resulting in an increase of 10% to his base salary, from $1,000,000 to $1,100,000.

In connection with the Company's annual performance reviews and after consideration of competitive pay practices and the Company's pay philosophy, effective February 5, 2016, our Named Executive Officers (other than Mr. Gentile) earned salary increases of 4% - 8%, as reflected in the table below. In addition, effective June 1, 2016, in order to aid retention and reflect their evolving roles within the Company, Mr. Kapoor and Ms. Marnick received additional salary increases of 8% and 14%, respectively.

NEO	Salary as of January 1, 2016	Salary as of February 5, 2016 (% increase)		New June 1, 2016 salary (% increase)
Mr. Lawson	$1,225,000	$1,274,000	(4%)	—
Mr. Kapoor	$565,000	$600,000	(6%)	$650,000	(8%)
Ms. Marnick	$400,000	$430,000	(8%)	$490,000	(14%)
Mr. Hawkins	$480,000	$500,000	(4%)	—
Ms. Lohmeier	$450,000	$475,000	(6%)	—

See pages 34-36 for further details.	Short-Term Incentive Program
In 2016, the Compensation Committee continued to refine the design of the STI Program. In order to better align with market practice, the Compensation Committee adjusted STI Program component weightings applicable to the CEO and, separately, those applicable to the other NEOs. Specifically, the Program/Functional Performance component was removed from the CEO's STI award considerations, while the weighting for Program/Functional Performance was increased for the rest of the NEOs to strengthen the focus on alignment and accountability of the Company's various programs. There were no 2016 changes to our NEOs' target STI awards. The 2016 STI Program design adjustments are as follows:

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EXECUTIVE COMPENSATION

See pages 36-37 for further details.	Long-Term Incentive Program
	The Company's Long-Term Incentive ("LTI") design remained unchanged for 2016, with 75% of individuals' awards being time-based and 25% of individuals' awards being performance-based, determined by the Company's total shareholder return ("TSR") relative to the TSR of the Company's proxy peer group, with the three-year TSR tracking period coinciding with the Company's fiscal year.

	The following NEOs received target LTI award increases in 2016:

	NEO	Target LTI Award as of January 1, 2016*	Increased Target LTI Award**
	Mr. Gentile	300%	400% (effective August 1, 2016)
	Mr. Lawson	500%	535% (effective February 5, 2016)
	Mr. Kapoor	200%	220% (effective February 5, 2016)
	Ms. Marnick	160%	190% (effective June 1, 2016)
	Mr. Hawkins	170%	200% (effective February 5, 2016)

* Target LTI award is as of April 1, 2016 for Mr. Gentile, who became an executive officer of the Company on that date.
** February 2016 target increases were effective prior to grant date of 2016 LTI awards, which were made on February 9, 2016.
Other 2016 Compensation Decisions
In May 2016, the Board granted Mr. Kapoor and Ms. Marnick special one-time awards under the LTI Program of restricted shares of the Company's Class A Common stock with fair values, as calculated in accordance with applicable accounting rules, of $1,376,568 and $717,520, respectively, in order to aid retention and to reflect their evolving roles within the Company. Fifty percent of the shares granted to each of Mr. Kapoor and Ms. Marnick under this special grant will vest in each of June 2017 and June 2018 in each case if the Board determines prior to the vesting date that Mr. Kapoor or Ms. Marnick, as applicable, has achieved satisfactory performance.

Effective June 1, 2016, Ms. Marnick began receiving an annual contribution of $100,000 in deferred compensation in order to aid retention and to reflect her evolving role within the Company. Effective August 1, 2016, upon Mr. Gentile's appointment as President and Chief Executive Officer, Mr. Gentile's annual deferred compensation was increased from $500,000 to $600,000.

Effective August 1, 2016, following Mr. Lawson's retirement as President and Chief Executive Officer, Mr. Lawson began providing consulting and transition services to Spirit, for which he will receive annual compensation of $150,000 subject to, among other things, compliance with a covenant not to compete. See "Potential Payments on Termination or Change-in-Control—Termination of Employment—Retirement and Consulting Agreement" on page 53.

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EXECUTIVE COMPENSATION

2017 Program Updates	The following provides a high-level overview of compensation decisions for 2017 to date.
Base Salaries and Target Incentive Compensation
Effective February 3, 2017, in recognition of Mr. Gentile's strong performance, his annual base salary was increased by approximately 4.5% from $1,100,000 to $1,150,000, and his target LTI award was increased from 400% to 450% of his annual base salary.

Effective February 3, 2017, in recognition of Mr. Hawkins' strong performance, his annual base salary was increased by 4% from $500,000 to $520,000 and his target LTI award was increased from 200% to 220% of his annual base salary.

Short-Term Incentive Program Design
For 2017, in order to better align with the Company's strategic execution requirements and values of transparency, collaboration and inspiration, the Compensation Committee continued to adjust STI Program component weightings applicable to all NEOs other than the CEO. Specifically, the Program/Functional Performance component was removed from the STI award considerations while the weighting for Company Performance was increased to 75% to strengthen the focus on alignment with the Company's overall performance to the execution requirements. The Individual Performance component for 2017 STI awards will take into account each NEO's performance as it relates to the aforementioned values. The STI Program component weightings for the CEO remain unchanged from 2016. The 2017 STI Program design is as follows:

In addition, to align with our growth strategy, for 2017 STI awards, the weightings applicable to the different metrics comprising the Company Performance component will be:

•

20% Revenue (increased from 10% in 2016)

•

30% EBIT (decreased from 40% in 2016)

•

50% Free Cash Flow (unchanged from 2016)

Long-Term Incentive Program
For 2017, in order to align with market trends, stockholder expectations and the Company's long-term strategy of increasing cash and revenue growth, the Compensation Committee updated the design of the LTI Program to a more performance-based structure. Specifically, the percentage of LTI awards comprised of time-based stock awards was decreased from 75% to 60% while the percentage comprised of performance-based awards was increased from 25% to 40%. Free Cash Flow as a percentage of revenue was added as an additional metric for evaluating Company performance in 2017, and as a result, half of performance-based awards will be based on a ranking of the Company's TSR, expressed as a percentile, relative to the TSR of a group of the Company's peers, and the other half will be based on Free Cash Flow as a percentage of revenue. These adjustments are as follows:

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EXECUTIVE COMPENSATION

Executive Compensation Governance and Practices

Best Practices In The Company's Program	What the Company Doesn't Do

•

Pay for performance

•

Target pay based on market norms

•

Benchmark against relevant market data

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Deliver total direct compensation primarily through variable pay

•

Use relevant corporate measures in short-term incentive awards

•

Set challenging short-term incentive award goals

•

Pay long-term incentive entirely in stock

•

Maintain robust stock ownership requirements

•

Offer market-competitive benefits

•

Consult with an independent advisor on pay

•

Double-trigger provisions for change-in-control

•

Clawback of incentive compensation when warranted

•

No ongoing new defined benefit SERP accruals

•

No tax gross-ups for change-in-control severance

•

No share recycling (other than in the context of forfeited shares)

•

No enhanced retirement formulas or inclusion of long-term incentives in pensions

•

No enhanced health and welfare benefit plans for executives

•

No dividend payments on restricted stock grants until they vest

•

No accumulation of dividends on unvested performance-based restricted stock grants awarded after 2016

Bold font indicates new updates in 2017.

Pay-for-Performance Focus

Aligning Pay with Performance

The Company's success depends largely on the contributions of its employee team and their efforts to deliver strong business results and increase stockholder value. This understanding supports the Company's commitment to pay for performance and shapes its approach to providing competitive total compensation packages.

The Company uses a balance of short-term and long-term incentives as well as cash and non-cash compensation to reward NEOs for their roles in meeting company objectives. Under the Company's pay-for-performance philosophy, executive officers have the opportunity to earn in excess of market median levels when their performance exceeds expectations. Conversely, if performance falls below expectations, the Company's incentive plans pay below target levels.

Elements of Executive
Compensation

The elements of executive compensation provided to the Company's NEOs in 2016 consisted of:

•

Base salary

•

Short-term cash incentives (under the STI Program)

•

Long-term stock incentives (under the LTI Program)

•

Retirement and other benefits.

•
Program Design. As designed, variable pay comprises 81% of the total annualized direct compensation for the Company's CEO and between 72% and 76% of the total annualized direct compensation for the Company's other NEOs. The portion of target annual compensation that is variable generally increases with the executive officers' position level and impact on the Company's performance, providing significantly more upside potential and downside risk for more senior positions as these executives have a greater influence on the Company's performance as a whole. The actual value realized from short-term incentive (STI) awards under the STI Program ranges from zero, if threshold performance targets are not met, up to 200% of targeted amounts for exceptional performance. Long-term incentive (LTI) grants made in 2016 under the LTI Program consisted of a time-based stock award equal to 75% of a participant's annual LTI award and a performance-based stock award equal to 25% of a participant's annual LTI award, assuming target performance goals are achieved. For 2017, in line with market trends towards a greater emphasis on performance and the Company's long-term growth strategy, the time-based component of LTI grants under the LTI Program will be decreased to 60%, and the performance-based component will be increased to 40%.

•
Performance Assessment. The Company believes the performance measures for its incentive plans focus management on the appropriate objectives for the creation of both short-term and long-term stockholder value. The Company's Compensation Committee uses a comprehensive and well-defined process to assess the achievement of performance goals for purposes of determining compensation.

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EXECUTIVE COMPENSATION

The Company's incentive compensation components for NEOs are intended to link compensation performance with the full spectrum of the Company's business goals, some of which are short-term, while others take several years to achieve.

The table below summarizes the average historical short-term incentive award payouts to all NEOs for 2016, 2015 and 2014.

Over time, the Company's incentive compensation programs have demonstrated the Company's commitment to pay for performance. The Company's STI award payouts have historically been below the Company's targets when the Company does not meet its performance goals.

In addition, the Company's stock ownership guidelines require all senior executives to meet specific ownership targets based on position. This requirement, together with our LTI awards under the LTI Program, subject these executives to the same long-term stock price volatility the Company's stockholders experience and further align the Company's executives' interests with those of its stockholders. See "Stock Ownership Guidelines" on page 39 for details.

CEO Pay at a Glance

Effective August 1, 2016, following a change in Mr. Gentile's position from Executive Vice President and Chief Operating Officer to President and Chief Executive Officer, the Company adjusted his annual compensation to reflect his new role within the Company. Effective August 1, 2016, Mr. Gentile's annual base salary was increased by 10% from $1,000,000 to $1,100,000, his target LTI award was increased from 300% to 400% of his annual base salary and his annual deferred compensation was increased from $500,000 to $600,000. Effective February 3, 2017, in recognition of Mr. Gentile's strong performance, his annual base salary was increased by approximately 4.5% to $1,150,000, and his target LTI award was increased to 450% of his annual base salary. Mr. Gentile's target STI award for both 2016 and 2017 is equal to 140% of his annual base salary.

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Determining Compensation for 2016
Role of the Compensation Committee

The Compensation Committee of the Board is responsible for establishing, implementing and monitoring compliance with the Company's compensation philosophy and objectives. Generally, the Compensation Committee strives for internal equity among the Company's NEOs and, accordingly, the types of compensation and benefits offered to the Company's NEOs are consistent among the group.

The Compensation Committee develops and modifies, as appropriate, the executive compensation philosophy and objectives and makes recommendations to the full Board on the performance goals, objectives and compensation structure for NEO compensation.

Each year, the Compensation Committee evaluates each NEO's performance in relation to the Board's goals and objectives, and with respect to the Company's CEO, reviews his self-evaluation. Based on these evaluations, the Compensation Committee reviews and approves each NEO's annual compensation, including salary, short-term and long-term incentives and other similar arrangements. The Compensation Committee reviews the CEO's performance quarterly. The Compensation Committee assesses consistency in performance results and compares Company performance to that of the Company's proxy peer group.

In establishing the overall philosophy and strategy of the Company's NEO compensation, the Compensation Committee takes into consideration the counsel and recommendations of the Company's CEO and Executive Vice President & Chief Administration Officer, recommendations of other members of the Board, and the research, analysis and consulting advice of Willis Towers Watson.

The Compensation Committee continues to examine existing and new compensation programs and objectives to ensure that those of the Company remain appropriate and consistent with the Company's overall philosophy and objectives.

Role of the CEO

Each year, the Company's NEOs prepare and discuss their self-evaluations of their performance with the Company's CEO, who presents a compensation recommendation for each other NEO to the Compensation Committee. These recommendations are based on the CEO's review of their performance, job responsibilities and importance to the Company's overall business strategy, as well as the Company's compensation philosophy. Although these recommendations are given significant weight, the Compensation Committee retains full discretion when determining compensation for the Company's executive officers.

The CEO also prepares a self-evaluation and presents it to the Compensation Committee.

Role of the Compensation Consultant

The Compensation Committee retains the authority to approve and monitor all compensation and benefit programs (other than broad-based welfare benefit programs). To add rigor in the review process and to inform the Compensation Committee of market trends, the Compensation Committee utilized the services of Willis Towers Watson in 2016. Willis Towers Watson assisted the Compensation Committee in benchmarking the Company's executive compensation and reviewing trends and regulatory implications for executive pay and developing incentive plan design alternatives. This information was also used by the Compensation Committee in establishing the Company's NEOs' base salaries and target goals for compensation plan awards.

Willis Towers Watson is engaged by the Company's management with the prior and ongoing approval of the Compensation Committee and provides executive compensation consulting services that support the Compensation Committee's goal to align the interests of the Company's executive officers with those of the Company's stockholders.

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EXECUTIVE COMPENSATION

Willis Towers Watson and its affiliates did not provide any other services to the Company in 2016. The Compensation Committee has considered the factors specified by the SEC in determining that Willis Towers Watson provides independent advice.

Mercer Human Resources Consulting is also engaged by the Company's management to provide non-executive compensation consulting services to the Company.

Consideration of Advisory Stockholder Vote on Executive Compensation

The Company believes it is appropriate to seek the views of its stockholders on the design and effectiveness of the Company's executive compensation program. At the Company's 2014 Annual Meeting of Stockholders, the Company held its second non-binding, advisory stockholder vote on executive compensation (the Say-On-Pay vote) under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and received greater than 96% support from the votes of the Company's stockholders present, in person or by proxy, and entitled to vote on the matter. As an advisory vote, the results of this stockholder vote are not binding upon the Company; however, the Compensation Committee, which is responsible for designing and administering the Company's executive compensation program, values the opinions expressed by the Company's stockholders in their vote and considered the outcome of this vote when it made compensation decisions for the NEOs.

In addition, at the 2011 Annual Meeting of Stockholders, the Company's stockholders approved holding the advisory vote every three years (the Say-When-On-Pay vote). In accordance with the advisory vote of the Company's stockholders at the 2011 Annual Meeting of Stockholders, and as determined by the Compensation Committee and the Board, the Company has included an advisory vote on executive compensation in this Proxy Statement. Furthermore, as required by the Dodd-Frank Act, we are again seeking the Say-When-On-Pay vote from our stockholders (see "Proposal 5" on page 63 of this Proxy Statement). After careful consideration of the different options for advisory vote frequency, the Board determined that conducting an advisory vote on the compensation of the Company's NEOs every year is in the best interests of the Company. Accordingly, the Board is recommending to the Company's stockholders that they vote for a one-year interval for such advisory vote.

Benchmarking the Company's 2016 Executive Compensation Program

The Company's executive compensation program — total direct compensation consisting of base salary, STI awards and LTI awards — is compared to that of the Company's peers in order to determine competitive levels to support the attraction and retention of the Company's executive officers.

The Company benchmarks executive compensation against a peer group of comparably sized (in terms of revenue) U.S.-based companies (emphasizing aerospace, defense and auto component manufacturers). The companies specified below were included in the Willis Towers Watson peer group analyses for 2016. The graph below demonstrates that the peers represent a reasonable range of smaller and larger companies (based on revenues). Note that Precision Castparts Corp.

30         2017 Proxy Statement

EXECUTIVE COMPENSATION

was removed from the 2016 peer group as a result of its acquisition by Berkshire Hathaway, as a result of which it ceased to be a public company.

In addition to using such peer group to benchmark executive compensation, the Company also measures its TSR relative to this peer group to determine the degree to which the LTI performance-based stock grants it made in 2016 vest.

For 2017, the Company anticipates B/E Aerospace being removed from the Company's peer group as a result of the expected acquisition of B/E Aerospace by Rockwell Collins, which was announced in October 2016 and is expected to close in 2017, following which B/E Aerospace will cease to be a publicly traded company.

The Company also uses a broad survey sample for benchmarking executive compensation. In 2015, in connection with setting 2016 pay, the Compensation Committee reviewed compensation benchmarking based on national proprietary compensation surveys. Specifically, data was prepared principally using a custom cut of Willis Towers Watson's Executive Compensation survey. Comparable benchmarking was also conducted in 2016 in connection with establishing 2017 pay.

The composition of the survey group may vary somewhat from year to year based on survey participation. The survey analysis considers companies in relevant industries (aerospace and defense, machinery, auto components and electrical equipment) as well as companies in a broad array of industries, when necessary, to complement data limitations. Survey data was size-adjusted to approximate the Company's revenue either through regression or by limiting the survey sample to comparably sized companies.

The Compensation Committee believes overall executive compensation should be designed to be competitive with comparable companies, to reward effective execution of the Company's goals and the individual objectives set for its executive officers and to recognize exceptional performance and results.

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EXECUTIVE COMPENSATION

Elements of the Executive Compensation Program

The following table describes how elements of executive compensation are intended to satisfy the Company's compensation objectives.

Elements	Key Features/Link to Program Objectives	Award Form	Fixed or Variable	Payout Range	2017 Changes
Base Salary

•

Fixed compensation to attract and retain executives

•

Generally set at a competitive level commensurate with market median

•

Adjusted to reflect experience, responsibility and performance levels of executive talent as well as prior positions held

		Cash	Fixed	N/A	• Maintain market median
Short-Term Incentive Award

•

Annual performance-based cash award

•

Supports pay-for-performance philosophy

•

Motivates executives to achieve the Company's near-term focus on cash and quality that drives the Company's long-term performance

		Cash	Variable	0-200% of target

•

Eliminated Program/Functional Performance component

•

Increased Individual Performance component weighting from 20% to 25%

•

Increased Company Performance component weighting from 40% to 75%

•

Added double-trigger mechanism for payments in the event of a change-of-control

•

Implemented clawback policy

Long-Term Incentive Award

•

Time-based restricted stock component (75% of award in 2016) to support retention needs and reward high-potential employees

•

Performance-based restricted stock component (25% of award in 2016) tied to relative TSR

•

Aligns the interests of the Company's executives with the interests of its stockholders

		Equity	Variable	Time-based: N/A Performance-based: 0-200% of target

•

Decreased weighting of time-based component to 60%

•

Increased weighting of performance-based component to 40%

•

Tied performance-based component to an equal weighting of relative TSR and Free Cash Flow as a percentage of revenue

•

Added double-trigger mechanism for payments in the event of a change-of-control

•

Implemented clawback policy

•

For new grants, deferred dividends on time-based restricted stock grants until they vest and eliminated dividends on unvested performance-based restricted stock grants

32         2017 Proxy Statement

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Elements	Key Features/Link to Program Objectives	Award Form	Fixed or Variable	Payout Range	2017 Changes
Retirement

•

Retirement Savings Plan (RSP/401(k)); (CEO and NEOs participate in the same retirement benefits as other employees)

•

Legacy frozen plans: Supplemental Employee Retirement Program (SERP) and Pension Value Plan (PVP)

•

Deferred Compensation Plan (available to all executives)

		Benefit	N/A	N/A
Other Benefits	• Qualified Health Plans (CEO and NEOs participate in same health benefits as other employees)	Benefit	N/A	N/A
	• Perquisites	Benefit	N/A	CEO: up to $25,000 Other NEOs: up to $13,000	• Added double-trigger mechanism for payments in the event of a change-of-control

Analysis of 2016 Compensation

CEO Employment Agreement

Mr. Gentile was hired as the Company's and Spirit's Executive Vice President and Chief Operating Officer April 1, 2016, and effective August 1, 2016, he was appointed as the Company's and Spirit's President and Chief Executive Officer. Mr. Gentile's Employment Agreement, which was entered into in connection with his initial hiring and not his subsequent appointment as President and Chief Executive Officer, provides for compensation as follows:

•
Base salary of $1,000,000, subject to adjustment from time to time, which was increased by 10% to $1,100,000, effective as of Mr. Gentile's appointment as President and Chief Executive Officer (increased to $1,150,000 effective February 3, 2017)

•
Signing bonus of $3,000,000 in restricted stock

•
Short-term incentive award target of 140% of base salary with a guaranteed short-term incentive award of no less than 57.5% of his base salary with respect to fiscal year 2016 (not prorated based on service for less than the full year)

•
Long-term incentive award equal to 300% of base salary, which was increased to 400% effective as of his appointment as President and Chief Executive Officer (increased to 450% effective February 3, 2017, prior to the grant date for 2017 LTI awards)

•
Company contribution of $500,000 in deferred compensation credited on each anniversary of hire date, which was increased to $600,000 effective as of his appointment as President and Chief Executive Officer

•
Relocation benefits made under Company-wide programs

Base Salaries

Effective August 1, 2016, following a change in Mr. Gentile's position from Executive Vice President and Chief Operating Officer of the Company and Spirit to President and Chief Executive Officer, the Company adjusted his annual compensation to reflect his new position with the Company and Spirit, with the intention of aligning his target pay at the market median, resulting in an increase of 10% to his base salary, from $1,000,000 to $1,100,000.

In connection with the Company's annual performance reviews and after consideration of competitive pay practices and Spirit's pay philosophy, effective February 5, 2016, our Named Executive Officers (other than Mr. Gentile) earned salary increases of 4% - 8%, as reflected in the table below. In addition, effective June 1, 2016, in order to aid retention and

2017 Proxy Statement         33

EXECUTIVE COMPENSATION

reflect their evolving roles within the Company, Mr. Kapoor and Ms. Marnick received additional salary increases of 8% and 14%, respectively.

NEO	Salary as of January 1, 2016	Salary as of February 5, 2016 (% increase)	New June 1, 2016 salary (% increase)
Mr. Lawson	$1,225,000	$1,274,000 (4%)	—
Mr. Kapoor	$565,000	$600,000 (6%)	$650,000 (8%)
Ms. Marnick	$400,000	$430,000 (8%)	$490,000 (14%)
Mr. Hawkins	$480,000	$500,000 (4%)	—
Ms. Lohmeier	$450,000	$475,000 (6%)	—

Following Mr. Lawson's retirement on July 31, 2016, he began providing consulting and transition services to Spirit, for which he is entitled to receive annual compensation of $150,000, subject to, among other things, compliance with a covenant not to compete.

For 2017 base salary changes, please refer to "2017 Program Updates" on page 26.

Short-Term Incentive Awards

The Company generally targets annual incentive awards at a level that, when combined with base salaries, results in total annual compensation that, subject to individual exceptions based on performance or prior positions held, is at or around the market median when target performance is met, above the market median when the Company performs well and below market median when the Company misses its goals.

Each year the Board establishes performance objectives, targeted achievement levels and weighting to be used for the annual STI award determination based on a recommendation from the Compensation Committee. For 2016, the Compensation Committee continued to refine the design of the STI Program in order to better align with market practice. The Compensation Committee adjusted STI Program weightings applicable to the CEO (including removing the Program/Functional Performance component) and also separately adjusted STI Program weightings applicable to the other NEOs. Beginning in 2016, STI awards for the CEO are determined based on two components: (1) Company Performance (80% weighting) and (2) Individual Performance (20% weighting). With respect to fiscal year 2016, pursuant to the terms of his employment agreement, Mr. Gentile is guaranteed a short-term incentive award of no less than 57.5%. For all other NEOs, in 2016, STI awards were determined based on three components: (1) Company Performance (40% weighting), (2) Program/Functional Performance (40% weighting) and (3) Individual Performance (20% weighting). For 2017 STI Program changes please refer to "2017 Program Updates" on page 26.

The Company Performance component of each NEO's 2016 STI award is scored based on the performance of the Company as measured against three quantitative metrics adopted by the Compensation Committee: (1) EBIT, (2) Revenue and (3) Free Cash Flow. The Program/Functional component of each NEO's (other than the CEO's) STI award is scored based on specified performance criteria applicable to the program or functional group for which such NEO is responsible. These criteria consist of various financial, operational and strategic elements. The Individual Performance component of each NEO's 2016 STI award was evaluated based on the achievement of individual performance goals.

As summarized in the table below, the 2016 STI Program design uses a two-step approach to determine the amount of STI award payouts.

Step 1: Applying the formula

For the CEO:

Company Performance Score (80% weighting)	+	Individual Performance Score (20% weighting)	=	Final Score

For all other NEOs

Company Performance Score (40% weighting)	+	Program/Functional Performance Score (40% weighting)	+	Individual Performance Score (20% weighting)	=	Final Score

Step 2 for all NEOs: Applying the final score

Final Score	×	Base Salary	×	STI Target Percentage	=	Final STI Award Payout

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EXECUTIVE COMPENSATION

STI Program Performance Results

Company Performance (80% weighting for the CEO and 40% weighting for all other NEOs):

In 2016, the Company exceeded its target performance goal with respect to the Revenue and Free Cash Flow (cash provided by operating activities, less capital expenditures) metrics and fell slightly short of achieving its target performance goal with respect to the EBIT (earnings before interest and taxes) metric of the Company Performance component. As a result, the Compensation Committee determined a 1.49 score had been achieved with respect to Company Performance, representing a weighted score of 1.19 for the CEO (representing 80% of his total STI score) and 0.60 for all other NEOs (representing 40% of their total STI scores). The table below summarizes the Company's performance relative to the Company Performance goals for 2016.

	2016 Company Performance Summary

Measure	Weighting %	Threshold	Target	Maximum	Actual Result	Assessment
Revenue	10%	$6.60 billion	$6.69 billion	$6.80 billion	$6.79 billion*	Exceeded Target
EBIT	40%	$800 million	$914 million	$950 million	$903 million*	Exceeded Threshold
Free Cash Flow	50%	$300 million	$352 million	$400 million	$420 million*	Exceeded Maximum

*
In determining the 2016 Company Performance score, adjustments were made to EBIT and Free Cash Flow to exclude certain non-operating and non-recurring items, which the Company believes are not reflective of its operating performance, as described in more detail on Appendix A.

Program/Functional Performance (40% weighting for all NEOs except the CEO):

With respect to the Program/Functional Performance component of the 2016 STI awards, each program or functional group was assigned a score based on its performance measured against the performance criteria assigned to such program or functional group. The performance of each program or functional group was measured based on strategic, financial and operational metrics. The scores assigned to members of the Company's executive leadership team, including all NEOs, were different depending on the program or function they led. For Messrs. Kapoor and Hawkins and Mmes. Marnick and Lohmeier, program and function scores ranged from 1.37 to 1.55 due to the extent to which their respective programs or functions met or exceeded certain target goals.

Individual Performance (20% weighting for all NEOs):

The Individual Performance component is intended to further align executive compensation with performance in the Company's focus areas in any given year by establishing relevant individual performance metrics that relate to each NEO's assignments. With respect to the measurement of the Individual Performance component for 2016 STI awards, the Compensation Committee used a scoring scale of 0.0 to 2.0, with 0.0 being for unacceptable performance and 2.0 being for exceptional performance. All of our NEOs other than Mr. Lawson, who did not receive an individual performance score for 2016, received individual scores ranging from 1.2 to 1.7.

Individual performance factors reflect the following:

•
Mr. Gentile: Performance exceeded target, as he led the Company to strong financial results, continued to raise market confidence by initiating our first dividend, achieved investment-grade rating, renegotiated debt, closed contractual and pricing negotiations, secured new work, met cost targets, established growth and innovation strategies, strengthened leadership talent and improved key stakeholder relationships.

•
Mr. Kapoor: Performance exceeded target, as he delivered at or above target financial results for revenue, free cash flow and adjusted earnings per share through continued cost improvements, initiated the first dividend, achieved investment-grade rating, renegotiated debt and closed contractual pricing negotiations.

•
Ms. Marnick: Performance exceeded target, as she managed successful CEO transition, significantly improved internal and external communications, realigned and developed senior executive talent, led Company culture change and improved key stakeholder relationships.

•
Mr. Hawkins: Performance exceeded target for deliveries, cost improvements, quality and financial goals on Boeing, Defense, Global Customer Support & Services programs and assembly operations.

•
Ms. Lohmeier: Performance exceeded target for core operational performance and contractual negotiations on Airbus programs.

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EXECUTIVE COMPENSATION

Based on Company, Program/Functional and individual performance results (as detailed above), the Compensation Committee believes the annual incentive compensation awarded to the NEOs for 2016 was appropriate and achieved the objectives of the executive compensation program. Mr. Lawson, our former President and Chief Executive Officer, is not included in the table below because pursuant to the terms of his Retirement and Consulting Agreement with the Company and Spirit, subject to, among other things, compliance with a covenant not to compete, Mr. Lawson was entitled to an STI award of $1,115,000 in respect of 2016, representing 58.33% of his target 2016 STI award.

NEO	Base Salary* ($)	×	Target (% of Base Salary)	=	Target Award ($)	×	Company Performance (80% weighting for CEO, 40% weighting for other NEOs)	+	Programs/ Functional Performance (40% weighting for NEOs other than CEO)	+	Individual Performance (20% weighting for all NEOs)	=	2016 Total Payout ($)
Mr. Gentile	1,041,803		140		1,458,525		1.192		N/A		0.340		2,234,460
Mr. Kapoor	625,888		100		625,888		0.596		0.620		0.340		973,882
Ms. Marnick	462,213		100		462,213		0.596		0.620		0.340		719,204
Mr. Hawkins	498,087		100		498,087		0.596		0.596		0.326		756,097
Ms. Lohmeier	472,610		100		472,610		0.596		0.548		0.256		661,653

*
As described in "Analysis of 2016 Compensation" on Pages 33-34, each NEO's salary was increased at least once during 2016. Accordingly, each NEO's STI award payout was calculated using a weighted average base salary that takes into account, on a weighted basis, all of each NEO's respective salary levels during 2016. This weighted average base salary is set forth herein. Although Mr. Gentile joined the Company in April 2016, pursuant to his employment agreement, his STI award payout was not prorated, but instead reflected a full-year award.

The STI awards paid in 2017, in respect of 2016 performance, were paid fully in cash and are considered to have been earned in 2016. These cash awards for the NEOs are reported as 2016 compensation in the "Non-Equity Incentive Plan Compensation" column of the "Summary Compensation Table."

For 2017, the Company will eliminate the Program/Functional Performance component of STI awards. For additional details of 2017 STI Program changes, please refer to "2017 Program Updates" on page 26.

Long-Term Incentive Awards

LTI awards under the LTI Program are an important component of compensation, as they provide long-term, equity-based variable incentive compensation in keeping with the Company's executive compensation philosophy for the entire executive group. LTI awards consist of a time-based stock award that comprises 75% of a participant's annual LTI award, and a performance-based stock award tied to the Company's TSR relative to the TSR of a group of the Company's peers (see Proxy Peer Group Table, page 31) that comprises 25% of a participant's annual LTI award, assuming target performance goals are achieved. Time-based LTI awards vest in three equal installments on each of the first, second and third anniversaries of the grant date.

With respect to performance-based awards under the LTI Program, the number of shares that vest with respect to a grant is determined based on the ranking of the Company's TSR, expressed as a percentile, relative to the TSR of a group of the Company's peers over a three-year tracking period as compared to threshold, target and maximum performance goals. Participants are initially granted a number of unvested shares equal to the number of vested shares to which the participant would be entitled upon achievement of the target performance goal. For grants made in 2016, the tracking period runs from January 1, 2016, to December 31, 2018, with the vesting date being the three-year anniversary of the grant. For grants made in 2016, the TSR for the Company and each member of its peer group for the tracking period will be determined by calculating the percentage increase in the dividend adjusted, weighted-average closing share price for the 20 trading days ending December 31, 2018, over such weighted-average share price for the 20 trading days ending December 31, 2015. The Company's TSR percentile ranking with respect to its peer group will then be measured against threshold, target and maximum performance goals, which correspond to threshold, target and maximum vesting percentages. The table below sets forth these performance goals and vesting percentages:

		Threshold	Target	Maximum
Performance Goal	(Percentile Ranking)	25th	50th	90th
Vesting Percentage	(% of Target Performance-Based Award)	25.00%	100.00%	200.00%

If the Company's TSR percentile ranking falls between the threshold and the target performance goals or the target and the maximum performance goals, the percentage of the performance-based award that a participant will receive is interpolated on a straight-line basis. If the Company's TSR percentile ranking is below the threshold performance goal,

36         2017 Proxy Statement

EXECUTIVE COMPENSATION

the participant will not be entitled to any vested performance-based shares, and if the Company's TSR percentile ranking is equal to or higher than the maximum performance goal, the participant will be entitled to a number of vested performance-based shares equal to 200% of the target performance-based share award. The number of vested shares to which a participant is entitled increases at a higher rate as the Company's TSR moves from the threshold goal to the target goal compared to the rate of increase as the Company's TSR moves from target goal to maximum goal. That is, the straight-line interpolation used to determine the percentage of the performance-based award to which a participant is entitled has a steeper incline from the threshold goal to the target goal than from the target goal to the maximum goal. This asymmetry reflects the importance the Company places on incentivizing executives to meet the Company's performance goals.

The following NEOs received target LTI award increases in 2016:

NEO	Target LTI Award as of January 1, 2016*	Increased Target LTI Award**
Mr. Gentile	300%	400% (effective August 1, 2016)
Mr. Lawson	500%	535% (effective February 5, 2016)
Mr. Kapoor	200%	220% (effective February 5, 2016)
Ms. Marnick	160%	190% (effective June 1, 2016)
Mr. Hawkins	170%	200% (effective February 5, 2016)

*
Target LTI award as of April 1, 2016 for Mr. Gentile, who became an executive officer of the Company on that date.
**
February 2016 target increases were effective prior to grant date of 2016 LTI awards, which were made February 9, 2016.

The table below outlines the Company's NEOs' annual LTI stock awards made in February 2016 (reflecting fair value as calculated in accordance with applicable accounting rules).

NEO	2016 Time-Based LTI Award ($)	2016 Performance-Based LTI Award ($)
Mr. Gentile*	N/A	N/A
Mr. Lawson	5,111,961	1,704,018
Mr. Kapoor	990,034	330,048
Ms. Marnick	516,032	172,031
Mr. Hawkins	750,041	250,035
Ms. Lohmeier	605,645	201,907

*
Mr. Gentile was granted a time-based restricted stock award in 2016 consisting of restricted shares of Class A Common stock with a fair value (as calculated in accordance with applicable accounting rules), of $3,000,045; however, his award was granted as a signing bonus and is described below under "Other Compensation Elements — Executive Recruitment."

In addition, in May 2016, the Board granted Mr. Kapoor and Ms. Marnick special one-time awards under the LTI Program of restricted shares of the Company's Class A Common stock with fair values, as calculated in accordance with applicable accounting rules, of $1,376,568 and $717,520, respectively. Fifty percent of the shares granted to each of Mr. Kapoor and Ms. Marnick under this special grant will vest in each of June 2017 and June 2018 if the Board determines prior to each vesting date, in each case, that Mr. Kapoor or Ms. Marnick, as applicable, has achieved satisfactory performance.

For 2017, in order to align with market trends, the Company will increase the weighting of performance-based LTI awards to 40%, which will be tied to two equally-weighted measures: the Company's TSR relative to the TSR of a group of the Company's peers and the Company's Free Cash Flow as a percentage of revenue. For additional details of 2017 LTI Program changes, please refer to "2017 Program Updates" on page 26.

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EXECUTIVE COMPENSATION

Other Compensation Elements

Executive Recruitment

Factors Guiding the Company's Decisions to Support Attraction, Motivation and Retention of Top Talent

✓
In light of the Company's decision to bring in new talent, it has evaluated new measures to help attract such talent.

✓
The Company seeks highly qualified executive talent for its leadership team in a very competitive industry.

✓
The Company conducts strategic talent reviews of its executives against business needs on a regular and recurring basis.

✓
The Company balances its internal development and succession planning process with attracting high-performing executives who have proven records of skill and performance from other companies, including the Company's competitors.

✓
In attracting external, skilled, high-performing talent, the Compensation Committee believes the initial compensation package provided to an executive officer must be significant enough to attract the talent from his or her current company; therefore, base salaries have been moving from below market median to around the market median.

✓
Generally, the Company targets market median levels in total compensation. Over time, the Company has been elevating the portion paid in salary to align with market practices and reducing the Company's above-market incentives to help mitigate any undue risk-taking.

The Company has structured a variety of compensation arrangements and approved various payments to recruit executive talent. The Compensation Committee has approved long-term incentive stock awards and cash payments designed to compensate individual executive officers for compensation they would forgo by leaving their prior employers. More specifically, Mr. Gentile's employment agreement provided for a signing bonus consisting of restricted shares of Class A Common stock valued at $3,000,000 to compensate for forgone compensation benefits from Mr. Gentile's previous employer. This award is included in the "Stock Award" column of the "Summary Compensation Table." The Compensation Committee believes its decision to approve this stock grant was reasonable and necessary to achieve our overall goals and was consistent with our compensation philosophy.

Perquisites

Perquisites and other benefits represent a small part of the overall compensation package for the Company's executive officers. Beginning with fiscal year 2012, all individual perquisites for the participants were eliminated and replaced with an annual allowance of $25,000 for the Company's CEO and up to $13,000 for each other participant, including each of the Company's other NEOs. Any portion of a participant's annual allowance that is not used by him or her by the end of the applicable calendar year lapses and does not carry over to the following calendar year, nor is any remaining balance paid out to the participants, unless a change-in-control occurs (see "Potential Payments Upon Termination or Change-in-Control" on page 50). The Board and the Compensation Committee may also increase or decrease allowance amounts at any time.

The Company's executive security procedures prescribe the level of personal security to be provided to the CEO. These security procedures are based on business-related security concerns and have been assessed by an independent security consulting firm and deemed necessary and appropriate for the protection of the Company's CEO. These security procedures provide for the Company's CEO to use Company aircraft for personal travel for security reasons, and as a result, Messrs. Lawson's and Gentile's use of the Company's aircraft during their respective terms as CEO represented a significant perquisite provided to them in addition to those perquisites provided to them under the Company's Perquisite Allowance Plan.

The Compensation Committee periodically reviews competitive market data to ensure that the Perquisite Allowance Plan is reasonable and within market practice.

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Health Benefits/Retirement Plans

The Company provides its executive officers, including the Company's NEOs, benefits provided to all of Spirit's other salaried, non-union employees, including medical and dental insurance and tax-qualified defined contribution plan participation under the Spirit AeroSystems Holdings, Inc. Retirement & Savings Plan ("RSP"). These benefits are important for retaining the Company's executive officers and enhancing their compensation through tax-excluded or tax-deferred vehicles. The Company's contributions to the RSP on behalf of the NEOs are included in the "All Other Compensation" column of the "Summary Compensation Table." This plan furthers the Company's and Spirit's objectives of attracting and retaining well-qualified employees and executive officers as it is the Company's only active retirement plan.

In connection with the formation of the Company as a stand-alone company and the acquisition of the assets of the Company from Boeing, the Company adopted a supplemental executive retirement plan (SERP) in order to attract certain employees from Boeing. The SERP provides deferred compensation benefits to those of the Company's executive officers and certain other members of management who previously participated in Boeing's Supplemental Executive Retirement Plan for Employees of Boeing prior to the acquisition of Boeing's operations in Wichita, Kansas; Tulsa, Oklahoma; and McAlester, Oklahoma; by an investor group led by Onex Partners LP and Onex Corporation resulting in the incorporation and commencement of operations of the Company (the "Boeing Acquisition"). Also in connection with the Boeing Acquisition, the Company adopted the Pension Value Plan (PVP) for those former employees of Boeing who did not retire from Boeing by August 1, 2005. Both the SERP and the PVP are frozen plans, so no additional employees are becoming participants in the plans and no current participants are accruing any additional benefits. The PVP allowed the transfer of pension values from Boeing pension plans. The PVP is fully paid for by the Company, and the Company's employees are vested after reaching five years of service. None of the NEOs received benefits under the SERP or PVP in 2016.

The Company sponsors the RSP, a qualified plan covering certain eligible employees. Under the RSP, the Company makes a matching contribution of 75% of the employee's contributions to a maximum 6% of compensation match based on employee contributions of 8% of compensation. Compensation for this plan is base pay, subject to compensation limits prescribed by the IRS. The matching contributions are immediately 100% vested.

Non-matching contributions, based on an employee's age and vesting service, are made at the end of each calendar year for certain employee groups. Each NEO is eligible for these contributions for each year that he or she (1) is employed by Spirit as of December 31 and (2) receives a year of vesting service. If age plus vesting service totals less than 60, employees receive 1.5% of base salary as a non-matching Company contribution; if age plus vesting service totals at least 60 but less than 80, employees receive 3% of base salary; and if age plus vesting service totals at least 80, employees receive 4.5% of base salary contribution. These contributions are 25% vested at two years, 50% vested at three years, 75% vested at four years, and 100% vested at five years of vesting service, which includes prior service with Boeing.

The Company makes post-retirement medical and dental coverage available to all employees who retire from the Company at age 55 or later, provided they have at least 10 years of service and participated in the Company's medical and dental plans prior to retirement. Employees pay the full cost of coverage for this benefit; the Company does not pay any subsidy. For employees previously employed by Boeing whom Spirit hired as of June 17, 2005, the Company provides subsidized post-retirement medical coverage upon early retirement after attaining age 62 with 10 years of service. Subject to paying the same employee premiums as an active employee, early retirees may maintain their medical coverage until attainment of age 65 or Medicare eligibility due to disability prior to age 65.

In addition, prior to December 16, 2016, the Company provided all employees with an accrued time off benefit. Under the accrued time off benefit, employees received between 16 and 25 days (based on tenure and/or individual contracts) of earned time off per year. In December 2016, the CEO approved the elimination of the accrued time off benefit for all U.S. senior managers and executives, including the NEOs, effective December 15, 2016. In connection with the elimination of the benefit, in December 2016, Spirit provided each eligible employee with a lump sum payout equivalent to his or her accrued but unused earned time off balance as of December 15, 2016. The lump sum payouts for the NEOs are reported as 2016 compensation in the "All Other Compensation" column of the "Summary Compensation Table."

Stock Ownership Guidelines

The Company maintains stock ownership guidelines for its NEOs and other senior executives to further promote alignment of management and stockholder interests. The ownership requirements (measured by the value of the Company's stock required to be held) are based on a multiple of base salary tied to pay grade.

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The stock ownership guidelines establish the following target levels for Company stock ownership:

Officer Level	Target Level (Multiple of Annual Base Salary)
Chief Executive Officer	5x
Executive Vice Presidents/Senior Vice Presidents	3x
Vice Presidents	1x

Non-employee directors are expected to own the greater of $400,000 worth of stock by market value or 12,500 shares or RSUs. Shares that satisfy the stock ownership guidelines include:

•
Shares of the Company's Class A Common stock or restricted stock units (1) owned outright either individually by an officer or as co-owner with spouse, (2) owned in the name of any of the officer's minor children, either outright or with the officer and/or spouse, or (3) held in trust for the officer, the officer's spouse and/or minor children; and

•
Phantom shares held in the SERP, as applicable.

The stock ownership guidelines require that the CEO and other senior officers accumulate their required positions within five years of the adoption of the guidelines, or for new officers, within five years of being hired or promoted into the officer position. In addition, increases in an officer's target level resulting from salary increases or promotions are required to be achieved within five years of the event requiring the increase. The Company believes that five years provides a reasonable goal for executives to accumulate shares through earned incentive awards.

During the five-year accumulation period, the CEO and other senior elected officers are expected to continuously accumulate qualifying equity until they meet the minimum stock ownership guideline. The Company reviews on an annual basis the ownership position of the CEO and each of the other senior elected officers who is required to adhere to these guidelines. Based on the review conducted in 2016, the Company determined that the CEO and each of the other senior elected officers own appropriate amounts of Company stock in light of the minimum stock ownership guidelines and the portions of their respective accumulation periods that have passed. The Company may restrict any officer from liquidating any of his or her then-current holdings in Company stock, except for those shares which are sold to meet Company tax withholding requirements. The Company may modify or waive the requirements of the guidelines, at its discretion, if it determines that compliance would result in severe hardship for an officer.

Compensation in Connection with Termination of Employment

The Company believes competitive severance protection is an appropriate incentive in attracting and retaining talent. The Company has provided for termination compensation through certain individual employment agreements in the form of salary and benefit continuation for a moderate period of time following involuntary termination of an executive officer's employment. The Company has also agreed to individual severance arrangements at the time of termination of employment, taking into account the specific facts and circumstances surrounding termination, including other compensation available at such time. The Company also considers the need to protect the Company's business and confidential and proprietary information through non-competition, non-solicitation and similar agreements, and the desire to provide for effective transitions between departing executives and continuing or new management.

You can find additional information regarding the Company's practices in providing compensation in connection with termination of employment under the heading "Potential Payments Upon Termination or Change-in-Control" on page 50.

Compensation in Connection with Change-in-Control

The Company maintains several programs of broad application designed to provide compensation in connection with a change-in-control of the Company. Specifically, the Company's STI awards, LTIP awards (made prior to the adoption of the OIP), LTI awards and Perquisite Allowance Plan provide for certain compensation in connection with a change-in-control of the Company as discussed under "Potential Payments Upon Termination or Change-in-Control" on page 50. Beginning in 2017, as described below, benefits under the STI Program, LTI Program and Perquisite Allowance Plan are subject to a "double-trigger."

Short-Term Incentive Awards

Beginning in 2017, in the event of a change-in-control of the Company, each STI award participant whose employment is terminated without cause (as defined in the OIP) or who terminates his or her employment for good reason (as defined

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in the OIP), either in anticipation of the change-in-control or during the period beginning 30 days before the date of the change-in-control and ending two years after the change-in-control, will be entitled to receive an award of cash in an amount equal to the full-year STI award that the participant would have been entitled to receive for the year during which such termination occurs had the target performance metrics established for that year been met. Prior to 2017, all participants in the STI award program employed on the date of a change-in-control or terminated without cause within 90 days prior to the change-in-control would have been entitled to receive the benefits described in the immediately preceding sentence upon the occurrence of the change-in-control.

Long-Term Incentive Awards

With respect to long-term incentive awards made prior to the adoption of the OIP, upon the occurrence of a change-in-control of the Company (1) each long-term incentive award participant who is employed by Spirit on the date of the change-in-control or who was terminated without cause within 90 days prior to the change-in-control will be entitled to receive an award of cash in an amount equal to the value of the full-year long-term incentive award that would have been made to such participant within the 12-month period following the change-in-control if not for the occurrence of the change-in-control and (2) any outstanding unvested long-term incentive award shares previously granted to each such participant will vest immediately.

With respect to LTI awards made to LTI Program participants through 2016, except as otherwise provided in a participant's award agreement, the unvested LTI awards of a participant who is employed by Spirit on the date of a change-in-control, or whose employment was involuntarily terminated by Spirit (other than for cause) within the ninety (90) days preceding a change-in-control, become fully vested upon a change-in-control. The foregoing notwithstanding, if the vesting of an unvested LTI award is subject to performance conditions, the portion that vests will, at the discretion of the Compensation Committee, be determined based upon actual performance through the date of the change-in-control or, if the Compensation Committee determines that measurement of actual performance cannot be reasonably assessed, the assumed achievement of target performance.

With respect to LTI awards made to LTI Program participants beginning in 2017, except as otherwise provided in a participant's award agreement, if a change-in-control of the Company occurs, unvested LTI awards of a participant whose employment is terminated without cause (as defined in the OIP) or who terminates his or her employment for good reason (as defined in the OIP), either in anticipation of the change-in-control or during the period beginning 30 days before the date of the change-in-control and ending two years after the change-in-control, become fully vested upon termination of employment. Each such participant will also receive a cash award equal to the dollar value of the LTI award that would have been made to the participant in the ordinary course of business within the 12-month period following the date of termination based on the participant's annual base pay in effect on the date of termination. Prior to 2017, all participants in the LTI Program employed on the date of a change-in-control or terminated without cause within 90 days prior to the change-in-control would have been entitled to receive the benefits described in the immediately preceding sentence upon the occurrence of the change-in-control. The foregoing notwithstanding, if the vesting of an unvested LTI award is subject to performance conditions, the portion that vests will, at the discretion of the Compensation Committee, be determined based upon actual performance through the later of the date of the change-in-control or the date of termination, or, if the Compensation Committee determines that measurement of actual performance cannot be reasonably assessed, the assumed achievement of target performance.

Perquisite Allowance Plan

Beginning in 2017, the Perquisite Allowance Plan provides that, upon the occurrence of a change-in-control of the Company, each participant whose employment is terminated without cause (as defined in the OIP) or who terminates his or her employment for good reason (as defined in the OIP) either in anticipation of the change-in-control or during the period beginning 30 days before the date of the change-in-control and ending two years after the change-in-control, will be entitled to receive a cash award equal to any remaining unused portion of his or her allowance for the year in which the termination occurs, plus an amount equal to the participant's full allowance for the calendar year in which the termination occurs, which is intended to enable the participant to transition to self-funding. Prior to 2017, all participants in the Perquisite Allowance Plan would have been entitled to receive the benefits described in the immediately preceding sentence upon the occurrence of the change-in-control, whether or not their employment was terminated in connection with the change-in-control.

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Accounting and Tax Treatment of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), imposes a $1 million limit on the amount that a public company may deduct for compensation paid to a company's chief executive officer or any of a company's three other most highly compensated executive officers (other than its chief financial officer) who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for "qualifying performance-based" compensation (i.e., compensation paid only if the individual's performance meets pre-established objective goals based on performance criteria approved by stockholders).

The Company believes it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, the Company has not adopted a policy that all compensation must qualify as deductible under Section 162(m), and not all amounts currently paid under the Company's compensation programs qualify as performance-based compensation excluded from the limit on deductibility. The OIP permits the Company to make short-term and long-term incentive awards that meet the performance-based criteria to allow such awards to be deductible.

The Company has adopted FASB's authoritative guidance on stock-based compensation accounting, which generally requires companies to measure the cost of employee and non-employee services received in exchange for an award of equity instruments based on the grant-date fair value and to recognize this cost over the requisite service period or immediately if there is no service period and there are no other vesting requirements. The notes to the Company's consolidated financial statements, included in the Company's Annual Report on Form 10-K for fiscal year 2016 filed with the SEC, contain further information concerning the Company's policies with respect to FASB's authoritative guidance on stock-based compensation accounting.

Compensation Committee Report

The Compensation Committee establishes and oversees the design and functioning of the Company's executive compensation program. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section in this Proxy Statement with the Company's management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2017 Annual Meeting of Stockholders and also be incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year 2016.

Compensation Committee

Paul Fulchino, Chairman
Charles L. Chadwell
Richard Gephardt
Robert Johnson

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Summary Compensation Table

The following table summarizes compensation information for the fiscal year ended December 31, 2016, for (1) Mr. Gentile, our Chief Executive Officer, (2) Mr. Lawson, our former Chief Executive Officer, (3) Mr. Kapoor, our Chief Financial Officer and (4) our three other NEOs. The following table also summarizes compensation information for the fiscal years ended December 31, 2014 and 2015 for those of the foregoing officers who were listed as NEOs in the Company's Proxy Statements for its 2015 and 2016 Annual Meetings of Stockholders.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards(16) ($)		Non-Equity Incentive Plan Compensation(18) ($)		All Other Compensation(20) ($)		Total ($)
Thomas C. Gentile, III,	2016	770,773	(7)	—		3,000,045		2,234,460	(7)	169,476	(21)	6,174,754
President & CEO(1)
Larry A. Lawson,	2016	758,746	(8)	—		25,283,088	(17)	1,115,000	(19)	3,922,034	(22)	31,078,868
Former President &	2015	1,255,284	(9)	—		6,125,004		1,955,465	(9)	1,077,379	(23)	10,413,132
CEO(2)	2014	1,123,082	(9)	—		4,567,550		2,114,941	(9)	1,127,139	(24)	8,932,712
Sanjay Kapoor,	2016	624,229	(10)	—		2,696,650		973,882	(10)	127,208	(25)	4,421,969
EVP &	2015	561,144	(10)	—		1,130,068		592,160	(10)	28,701	(26)	2,312,073
CFO(3)	2014	545,184		100,000	(14)	1,050,046		908,250		502,170	(27)	3,101,596
Samantha Marnick,	2016	460,465	(11)	—		1,405,583		719,204	(11)	213,332	(28)	2,798,584
EVP and Chief
Administration Officer(4)
Duane F. Hawkins,	2016	497,684	(12)	—		1,000,076		756,097	(12)	57,905	(29)	2,311,762
SVP and General	2015	450,384	(12)	—		630,079		462,396	(12)	22,899	(30)	1,565,758
Manager, Boeing &
Defense Programs(5)
Michelle J. Lohmeier,	2016	472,125	(13)	—		807,552		661,653	(13)	135,198	(31)	2,076,528
SVP and General	2015	245,774		250,000	(15)	1,165,055		450,000		222,820	(32)	2,333,649
Manager, Airbus Programs(6)

(1)	Mr. Gentile was appointed Executive Vice President and Chief Operating Officer of the Company and Spirit, effective April 1, 2016, and President and Chief Executive Officer of the Company, effective August 1, 2016.
(2)	Mr. Lawson retired from his positions as the Company's President and Chief Executive Officer, effective July 31, 2016. Compensation in this table reflects Mr. Lawson's compensation from the Company in 2016, including pursuant to his Retirement and Consulting Agreement.
(3)	Mr. Kapoor was appointed Senior Vice President and Chief Financial Officer of the Company, effective September 23, 2013.
(4)	Ms. Marnick was not an NEO in the fiscal years ended December 31, 2014, and December 31, 2015.
(5)	Mr. Hawkins was not an NEO in the fiscal year ended December 31, 2014.
(6)	Ms. Lohmeier was appointed Senior Vice President and General Manager, Airbus Programs of the Company, effective June 10, 2015.
(7)	From April 1, 2016, until July 31, 2016, in his capacity as the Company's Executive Vice President and Chief Operating Officer, Mr. Gentile's annual base salary was $1,000,000 and his target STI award was 140% of his base salary. Effective as of Mr. Gentile's appointment as President and Chief Executive Officer on August 1, 2016, Mr. Gentile's base salary increased to $1,100,000. Accordingly, Mr. Gentile's annual salary for 2016 and cash compensation earned as a short term incentive award under the OIP for 2016 performance were prorated based on the portion of the year for which his new compensation arrangement applied.
(8)	Effective as of February 5, 2016, Mr. Lawson's annual base salary increased from $1,225,000 to $1,274,000. Accordingly, Mr. Lawson's annual salary for 2016 was prorated based on the portions of the year for which his new compensation arrangements applied.
(9)	Effective as of (a) February 7, 2014, Mr. Lawson's annual base salary increased from $1,000,000 to $1,050,000 and (b) January 30, 2015, Mr. Lawson's (i) annual base salary increased from $1,050,000 to $1,225,000 and (ii) target STI award increased from 115% to 150% of his base salary. Accordingly, Mr. Lawson's annual salary for 2014 and 2015 and cash compensation earned as a short term incentive award under the OIP for 2014 and 2015 performance were prorated based on the portions of the years for which his new compensation arrangements applied.
(10)	Effective as of (a) January 30, 2015, Mr. Kapoor's annual base salary increased from $525,000 to $565,000, (b) February 5, 2016, Mr. Kapoor's annual salary increased from $565,000 to $600,000 and (c) June 1, 2016, Mr. Kapoor's annual salary increased from $600,000 to $650,000. Accordingly, Mr. Kapoor's annual salary for 2015 and 2016 and cash compensation earned as a short term incentive award under the OIP for 2015 and 2016 performance were prorated based on the portions of the years for which his new compensation arrangements applied.
(11)	Effective as of (a) February 5, 2016, Ms. Marnick's annual salary increased from $400,000 to $430,000 and (b) June 1, 2016, Ms. Marnick's annual base salary was increased from $430,000 to $490,000. Accordingly, Ms. Marnick's annual salary for 2016 and cash compensation earned as a short term incentive award under the OIP for 2016 performance were prorated based on the portion of the year for which her new compensation arrangements applied.
(12)	Effective as of (a) January 30, 2015, Mr. Hawkins' annual base salary increased from $400,000 to $420,000, (b) June 12, 2015, Mr. Hawkins' annual base salary increased from $420,000 to $480,000 and (c) February 5, 2016, Mr. Hawkins' annual base salary increased from $480,000 to $500,000. Accordingly, Mr. Hawkins' annual salary for 2015 and 2016 and cash compensation earned as a short term incentive award under the OIP for 2015 and 2016 performance were prorated based on the portions of the years for which his new compensation arrangements applied.

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(13)	Effective as of February 5, 2016, Ms. Lohmeier's annual base salary was increased from $450,000 to $475,000. Accordingly, Ms. Lohmeier's annual salary for 2016 and cash compensation earned as a short term incentive award under the OIP for 2016 performance were prorated based on the portion of the year for which her new compensation arrangements applied.
(14)	Represents a portion of the signing bonus payable under Mr. Kapoor's employment agreement.
(15)	Represents the cash signing bonus payable under Ms. Lohmeier's employment agreement.
(16)	Represents the dollar amount computed based on the individual award grant date fair values reported in the applicable year's Grants of Plan-Based Awards Table in accordance with FASB's authoritative guidance on stock-based compensation accounting. Additional information concerning the Company's accounting for stock awards may be found in Note 15 to the Company's consolidated financial statements in the Company's Annual Report on Form 10-K for 2016. The following table sets forth the grant date fair value of the time-based and performance-based LTI awards of restricted stock made under the OIP in 2016 and the maximum values of the performance-based LTI awards, assuming a 200% maximum payout:

Name	Grant Date Fair Value of 2016 Time-Based Awards ($)		Grant Date Fair Value of 2016 Performance-Based Awards ($)	Maximum Value at Grant Date of Performance Based Share Grants ($)
Thomas C. Gentile, III,	3,000,045	*	—	—
Larry A. Lawson**	5,111,961		1,704,018	3,408,036
Sanjay Kapoor	990,034		330,048	660,096
Samantha Marnick	516,032		172,031	344,062
Duane F. Hawkins	750,041		250,035	500,070
Michelle J. Lohmeier	605,645		201,907	403,814

*	Consists of restricted Class A shares issued as part of a signing bonus.
**	As described further in note (17) below, pursuant to the terms of Mr. Lawson's Retirement and Consulting Agreement, subject to, among other things, compliance with a covenant note to compete, Mr. Lawson is entitled to continued vesting of the Existing Awards (as defined in note (17) below).

Values for the performance-based LTI awards are based on the probable ranking of the Company's TSR relative to the TSR of a group of the Company's peers.

The grant date fair value of $54.32 per share for the performance-based LTI awards was determined using a Monte Carlo simulation model. The value was determined using the historical stock price volatilities of the companies in the Company's peer group over the most recent three-year period, assuming dividends for each company are reinvested on a continuous basis and at a risk-free rate of interest of 3.09%.

In addition to the annual time-based and performance-based awards set forth above, the following table sets forth the grant date fair value of the special one-time LTI awards of restricted stock made to Mr. Kapoor and Ms. Marnick in May 2016, which awards vest over time subject to confirmation by the Board of satisfactory performance:

Name	Grant Date Fair Value 2016 Special One-Time Awards ($)
Sanjay Kapoor	1,376,568
Samantha Marnick	717,520

(17)	In addition to the $6,815,979 grant date fair value of the stock grants awarded to Mr. Lawson as an LTI award under the OIP in February 2016, includes $18,467,109 representing the aggregate fair value, as calculated in accordance with applicable accounting rules as of June 7, 2016, the date of Mr. Lawson's Retirement and Consulting Agreement, of unvested restricted stock awards previously granted to Mr. Lawson under the LTIP and OIP (the "Existing Awards") that would have otherwise been forfeited upon Mr. Lawson's retirement, but, as a modification to the terms thereof, the Company agreed, pursuant to the terms of Mr. Lawson's Retirement and Consulting Agreement, would remain outstanding and vest as if Mr. Lawson remained employed by Spirit, subject to, among other things, compliance with a covenant not to compete. These amounts reflect the Company's accounting expense and do not necessarily correspond to the actual value that will be realized by Mr. Lawson. The aggregate fair value of the Existing Awards is comprised of (i) $3,037,275 for 64,010 shares of restricted stock originally granted as a time-based award under the LTIP in 2013, (ii) $1,633,229 for 34,420 shares of restricted stock originally granted as a time-based LTI award in 2014 under the OIP, (iii) $2,330,955 for 25,353 shares of restricted stock originally granted as a performance-based LTI award in 2014 under the OIP (which award would have a payout of $4,661,910, assuming a 200% maximum payout), (iv) $2,977,298 for 62,746 shares of restricted stock originally granted as a time-based LTI award in 2015 under the OIP, (v) $1,528,401 for 23,744 shares of restricted stock originally granted as a performance-based LTI award in 2015 under the OIP (which award would have a payout of $3,056,802, assuming a 200% maximum payout), (vi) $5,592,220 for 117,855 shares of restricted stock originally granted as a time-based LTI award in 2016 under the OIP and (vii) $1,367,732 for 31,370 shares of restricted stock originally granted as a performance-based LTI award in 2016 under the OIP (which award would have a payout of $2,735,464, assuming a 200% maximum payout).
(18)	Represents cash compensation earned by each NEO under the STI program under the OIP for fiscal years 2014, 2015 and 2016.

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(19)	Pursuant to the Company's and Spirit's Retirement and Consulting Agreement with Mr. Lawson, subject to, among other things, compliance with a covenant not to compete, Mr. Lawson was entitled to a cash payment of $1,115,000, equal to 58.33% of his target award under the STI Program for fiscal year 2016.
(20)	"Personal airplane usage," as referenced in notes 21-24 and 31, is included in All Other Compensation as a perquisite, and consists of the incremental cost to the Company of personal usage of its corporate airplane. The incremental cost to the Company for personal airplane usage is calculated based on a methodology that includes the weighted average cost of fuel, maintenance expenses, parts and supplies, landing fees, ground services, catering and crew expenses associated with such use, including those associated with "deadhead" flights related to such use. Because the corporate airplane is used primarily for business travel, the methodology excludes fixed costs that do not change based on usage. Fixed costs include pilot salaries, the purchase or lease costs of the airplane and the cost of maintenance not related to personal travel. Executives, their families and invited guests occasionally fly on the corporate airplane as additional passengers on business flights. In those cases, the aggregate incremental cost to the Company is a de minimis amount, and as a result, no amount is reflected in the Summary Compensation Table. Executives, directors, their families and invited guests also occasionally fly on the corporate airplane as additional passengers on personal flights that are attributed to another executive, in which case the entire incremental cost is allocated to the executive who arranged for the personal flight. The Company does not grant bonuses to cover, reimburse or otherwise "gross-up" any income tax owed for personal travel on the corporate airplane.
(21)	Includes (a) financial and tax professional services, (b) country club membership fees, (c) personal use of country club membership paid for by the Company, (d) $64,513 for relocation expenses, (e) personal airplane usage, (f) $74,848 for a one-time payout for accrued but unused time off and (g) $858 for Company contributions toward life insurance.
(22)	Includes (a) admission fee for a recreational event, (b) vehicle storage costs, (c) personal use of country club membership paid for by the Company, (d) personal airplane usage, (e) $21,451 for Company contributions to defined contribution plans, (f) $3,000,000 for Company contributions to non-qualified deferred compensation plan, (g) $399 for Company contributions toward life insurance coverage (h) $509,600 in severance payments and $60,000 in payment for consulting and transition services pursuant to the terms of Mr. Lawson's Retirement and Consulting Agreement, (i) $6,515 for Company payments for COBRA continuation coverage and (j) $281,389 for a one-time payout (in connection with his retirement) for accrued but unused time off.
(23)	Includes (a) personal use of country club membership paid for by the Company, (b) a personal item, (c) $36,363 for personal airplane usage, (d) $13,500 for Company contributions to defined contribution plans, (e) $1,000,000 for Company contributions to non-qualified deferred compensation plan, and (f) $2,516 for Company contributions toward life insurance coverage.
(24)	Includes (a) financial professional services, (b) residential security lighting, (c) personal use of country club membership paid for by the Company, (d) $57,908 for personal airplane usage, (e) $16,951 for Company contributions to defined contribution plans, (f) $1,000,000 for Company contributions to non-qualified deferred compensation plan, and (g) $2,612 for Company contributions toward life insurance coverage.
(25)	Includes (a) educational costs, (b) personal use of country club membership paid for by the Company, (c) $17,475 for Company contributions to defined contribution plans, (d) $95,031 for a one-time payout for accrued but unused time off and (e) $858 for Company contributions toward life insurance coverage.
(26)	Includes (a) vehicle costs, (b) $13,500 for Company contributions to defined contribution plans and (c) $2,201 for Company contributions toward life insurance coverage.
(27)	Includes (a) $470,251 for relocation expenses reimbursed by the Company, (b) vehicle costs, (c) personal use of country club membership paid for by the Company, (d) $13,125 for Company contributions to defined contribution plans and (e) $1,397 for Company contributions toward life insurance coverage.
(28)	Includes (a) accounting professional services, (b) vehicle costs, (c) $17,475 for Company contributions to defined contribution plans, (d) $100,000 for Company contributions to non-qualified deferred compensation plan, (e) $82,147 for a one-time payout for accrued but unused time off and (f) $858 for Company contributions toward life insurance coverage.
(29)	Includes (a) financial professional services, (b) vehicle costs, (c) $14,913 for Company contributions to defined contribution plans, (d) $29,134 for a one-time payout for accrued but unused time off and (e) $858 for Company contributions toward life insurance coverage.
(30)	Includes (a) vehicle costs, (b) financial professional services, (c) $7,743 for Company contributions to defined contribution plans and (d) $2,156 for Company contributions toward life insurance coverage.
(31)	Includes (a) financial professional services, (b) transportation and other travel-related expenses, (c) personal airplane usage (d) $19,654 for Company contributions to defined contribution plans (e) $47,390 for Company contributions to non-qualified deferred compensation plan, (f) $52,890 for a one-time payout for accrued but unused vacation and (g) $858 for Company contributions toward life insurance coverage.
(32)	Includes (a) $124,977 representing a "gross-up" equal to all required tax withholdings with respect to the cash portion of the signing bonus paid to Ms. Lohmeier, (b) $58,925 for relocation expenses reimbursed by the Company, (c) vehicle costs, (d) gym membership, (e) financial professional services, (f) travel-related expenses, (g) $25,274 for Company contributions to non-qualified deferred compensation plan and (h) $644 for Company contributions toward life insurance coverage.

2017 Proxy Statement         45

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards for Fiscal Year 2016

The following table presents information regarding grants of plan-based awards to the NEOs during the fiscal year ended December 31, 2016.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock(4) or		Grant Date Fair Value of Stock and Option

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)0	Threshold (#)	Target (#)	Maximum (#)	Units (#)		Awards(8) ($)
Thomas C. Gentile, III,	N/A	364,631	1,458,525	2,917,049	—	—	—	—		N/A
President & CEO	—	—	—	—	—	—	—	—		—
	5/8/16	—	—	—	—	—	—	65,332	(5)	3,000,045
Larry A. Lawson,	N/A	477,884	1,911,538	3,823,076	—	—	—	—		N/A
Former President &	2/9/16	—	—	—	7,843	31,370	62,740	—		1,704,018
CEO(1)	2/9/16	—	—	—	—	—	—	117,855		5,111,961
Sanjay Kapoor,	N/A	156,472	625,888	1,251,776	—	—	—	—		N/A
EVP &	2/9/16	—	—	—	1,519	6,076	12,152	—		330,048
CFO	2/9/16	—	—	—	—	—	—	22,825		990,034
	5/4/16	—	—	—	—	—	—	28,275	(6)	1,376,568
Samantha Marnick,	N/A	115,553	462,213	924,426	—	—	—	—		N/A
EVP and Chief	2/9/16	—	—	—	792	3,167	6,334	—		172,031
Administration	2/9/16	—	—	—	—	—	—	11,897		516,032
Officer	5/4/16	—	—	—	—	—	—	14,738	(7)	717,520
Duane F. Hawkins,	N/A	124,522	498,087	996,175	—	—	—	—		N/A
SVP and General	2/9/16	—	—	—	1,151	4,603	9,206	—		250,035
Manager, Boeing &	2/9/16	—	—	—	—	—	—	17,292		750,041
Defense Programs
Michelle J. Lohmeier,	N/A	118,152	472,609	945,219	—	—	—	—		N/A
SVP and General Manager,	2/9/16	—	—	—	929	3,717	7,434	—		201,907
Airbus Programs	2/9/16	—	—	—	—	—	—	13,963		605,645

(1)
In addition to the grant date fair value of new stock awards issued to Mr. Lawson under the OIP in 2016, pursuant to the terms of Mr. Lawson's Retirement and Consulting Agreement, subject to, among other things, compliance with a covenant not to compete, Mr. Lawson will be entitled to continued vesting of the Existing Awards (as defined in note (17) to the Summary Compensation Table), which would have otherwise been forfeited upon his retirement, as described further in note (17) to the Summary Compensation Table. The aggregate fair value of the Existing Awards, in each case as of June 7, 2016, the date of Mr. Lawson's Retirement and Consulting Agreement, equals $18,467,109, comprised of (i) $3,037,275 for 64,010 shares of restricted stock originally granted as a time-based award under the LTIP in 2013, (ii) $1,633,229 for 34,420 shares of restricted stock originally granted as a time-based LTI award in 2014 under the OIP, (iii) $2,330,955 for 25,353 shares of restricted stock originally granted as a performance-based LTI award in 2014 under the OIP, (iv) $2,977,298 for 62,746 shares of restricted stock originally granted as a time-based LTI award in 2015 under the OIP, (v) $1,528,401 for 23,744 shares of restricted stock originally granted as a performance-based LTI award in 2015 under the OIP, (vi) $5,592,220 for 117,855 shares of restricted stock originally granted as a time-based LTI award in 2016 under the OIP and (vii) $1,367,732 for 31,370 shares of restricted stock originally granted as a performance-based LTI award in 2016 under the OIP.
(2)	2016 STI cash awards, paid in February 2017, were granted and earned in 2016. The actual cash awards for the NEOs for 2016 are reported in the "Non-Equity Incentive Plan Compensation" column of the "Summary Compensation Table." The threshold, target and maximum figures were calculated on a weighted average basis, giving effect to any changes made to the applicable NEO's base salary or STI target during 2016.
(3)	Range represents the number of performance-based LTI awards of restricted stock that will vest at the end of the three-year performance period based on the ranking of the Company's TSR relative to the TSR of a group of the Company's peers. With respect to unvested performance-based restricted stock grants awarded prior to 2017, dividends accumulate on the actual number of shares (if any) that are earned in connection with such awards, as determined at the end of the relevant performance period.
(4)	Except with respect to the LTI awards to Messrs. Gentile and Kapoor and Ms. Marnick described in notes (4)-(6) below, represents time-based LTI awards of restricted stock that vest annually at a rate of 33% beginning February 9, 2017 if such NEO remains employed by the Company or any of its subsidiaries on each annual vesting date. Dividends accumulate on unvested time-based LTI restricted stock awards, but are paid out only if and when the awards vest.
(5)	2016 time-based LTI award of restricted stock vests annually at a rate of 50% beginning on April 1, 2017, if Mr. Gentile remains employed by the Company or any of its subsidiaries on each annual vesting date.
(6)	2016 special one-time LTI award of restricted stock vests annually at a rate of 50% beginning on June 4, 2017, if the Board makes a determination prior to each annual vesting date that Mr. Kapoor has achieved satisfactory performance.
(7)	2016 special one-time LTI award of restricted stock vests annually at a rate of 50% beginning on June 4, 2017, if the Board makes a determination prior to each annual vesting date that Ms. Marnick has achieved satisfactory performance.
(8)	Represents the grant date fair value of each equity award computed in accordance with FASB's authoritative guidance on stock-based compensation accounting and includes amounts from awards granted in 2016. Additional information concerning the Company's accounting for stock awards may be found in Note 15 to the Company's consolidated financial statements in the Company's Annual Report on Form 10-K for 2016.

46         2017 Proxy Statement

EXECUTIVE COMPENSATION

Outstanding Equity Awards at End of Fiscal Year 2016

The following table presents information concerning the number and value of unvested restricted stock grants to the NEOs under its LTIP and OIP outstanding as of December 31, 2016. The Company has not granted any options or option-like awards.

	Stock Awards

Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(7) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(8) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(7) ($)
Thomas C. Gentile, III,	65,332	(1)	3,812,122	—		—
President & CEO
Larry A. Lawson,	279,032	(2)	16,281,517	20,117	(9)	1,173,827
Former President & CEO
Sanjay Kapoor,	50,778	(3)	2,962,896	32,346	(10)	1,887,389
EVP & CFO
Samantha Marnick,	38,125	(4)	2,224,594	16,893	(11)	985,707
EVP and Chief Administration Officer
Duane F. Hawkins,	33,468	(5)	1,952,858	2,428	(12)	141,674
SVP and General Manager, Boeing & Defense Programs
Michelle J. Lohmeier	27,741	(6)	1,618,687	929	(13)	54,207
SVP and General Manager, Airbus programs

(1)	Represents restricted Class A shares granted under the OIP that will vest annually at a rate of 50% beginning on April 1, 2017, if Mr. Gentile continues to be employed by the Company or any of its subsidiaries on each such vesting date.
(2)	Represents (a) 64,010 restricted Class A shares granted under the LTIP that will vest on May 8, 2017, (b) 34,420 restricted Class A shares granted under the OIP that will vest on May 8, 2017, (c) 62,747 restricted Class A shares granted under the OIP that will vest annually at a rate of 50% beginning February 7, 2017, and (d) 117,855 restricted Class A shares granted under the OIP that will vest annually at a rate of 33% beginning February 9, 2017, in each case, if Mr. Lawson provides transition and consulting services to Spirit pursuant to, and otherwise complies with certain specified obligations, including a covenant not to compete, under, that certain Retirement and Consulting Agreement and General Release, dated June 7, 2016, among Mr. Lawson, the Company and Spirit.
(3)	Represents (a) 8,464 restricted Class A shares granted under the LTIP that will vest on September 23, 2017, (b) 7,912 restricted Class A shares granted under the OIP that will vest on May 8, 2017, (c) 11,577 restricted Class A shares granted under the OIP that will vest annually at a rate of 50% beginning February 7, 2017 and (d) 22,825 restricted Class A shares granted under the OIP that will vest annually at a rate of 33% beginning February 9, 2017, in each case if Mr. Kapoor continues to be employed by the Company or any of its subsidiaries on each such vesting date.
(4)	Represents (a) 15,842 restricted Class A shares granted under the LTIP that will vest on May 7, 2017, (b) 4,239 restricted Class A shares granted under the OIP that will vest on May 8, 2017, (c) 6,147 restricted Class A shares granted under the OIP that will vest annually at a rate of 50% beginning February 7, 2017 and (d) 11,897 restricted Class A shares granted under the OIP that will vest annually at a rate of 33% beginning February 9, 2017, in each case if Ms. Marnick continues to be employed by the Company or any of its subsidiaries on each such vesting date.
(5)	Represents (a) 6,105 restricted Class A shares granted under the LTIP that will vest on May 7, 2017, (b) 3,616 restricted Class A shares granted under the OIP that will vest on May 8, 2017, (c) 6,455 restricted Class A shares granted under the OIP that will vest annually at a rate of 50% beginning on February 7, 2017, and (d) 17,292 restricted Class A shares granted under the OIP that will vest annually at a rate of 33% beginning on February 9, 2017, in each case if Mr. Hawkins continues to be employed by the Company or any of its subsidiaries on each such vesting date.
(6)	Represents (a) 13,778 restricted Class A shares granted under the OIP that will vest annually at a rate of 50% beginning on February 7, 2017 and (b) 13,963 restricted Class A shares granted under the OIP that will vest annually at a rate of 33% beginning on February 9, 2017, in each case if Ms. Lohmeier continues to be employed by the Company or any of its subsidiaries on each such vesting date.
(7)	Market value calculated by multiplying the number of shares by $58.35, the closing price per share of the Company's Class A Common stock on the last trading day of its fiscal year 2016.
(8)	Represents (a) performance-based LTI awards granted in 2016 with a performance tracking period running from January 1, 2016, to December 31, 2018, (b) performance-based LTI awards granted in 2015 with a performance tracking period running from January 1, 2015, to December 31, 2017, and (c) performance-based LTI awards granted in 2014 with a performance tracking period running from May 1, 2014, to April 30, 2017. Performance-based LTI awards are earned and paid out in shares of Class A common stock at the end of the three-year tracking period based upon the ranking of the Company's TSR relative to the TSR of a group of the Company's peers over such period. The number of shares of stock shown is based upon the achievement of a threshold performance goal. In addition, the totals for Mr. Kapoor and Ms. Marnick include a special one-time award of restricted stock granted by the Board in 2016 that will vest annually at a rate of 50% beginning on June 4, 2017, if the Board makes a determination prior to each vesting date that, as applicable, Mr. Kapoor or Ms. Marnick has achieved satisfactory performance.

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EXECUTIVE COMPENSATION

(9)	Represents the following performance-based LTI awards: (a) 6,338 shares of restricted stock granted in 2014, (b) 5,936 shares of restricted stock granted in 2015 and (c) 7,843 shares of restricted stock granted in 2016.
(10)	Includes the following performance-based LTI awards: (a) 1,457 shares of restricted stock granted in 2014, (b) 1,095 shares of restricted stock granted in 2015 and (c) 1,519 shares of restricted stock granted in 2016. Also includes a special one-time award of 28,275 shares of restricted stock granted by the Board in 2016 that will vest annually at a rate of 50% beginning on June 4, 2017, if the Board determines prior to each vesting date that Mr. Kapoor has achieved satisfactory performance.
(11)	Includes the following performance-based LTI awards: (a) 781 shares of restricted stock granted in 2014, (b) 582 shares of restricted stock granted in 2015 and (c) 792 shares of restricted stock granted in 2016. Also includes a special one-time award of 14,738 shares of restricted stock granted by the Board in 2016 that will vest annually at a rate of 50% beginning on June 4, 2017, if the Board determines prior to each vesting date that Ms. Marnick has achieved satisfactory performance.
(12)	Represents the following performance-based LTI awards: (a) 666 shares of restricted stock granted in 2014, (b) 611 shares of restricted stock granted in 2015, and (c) 1,151 shares of restricted stock granted in 2016.
(13)	Represents a performance-based LTI award of 929 shares of restricted stock granted in 2016.

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EXECUTIVE COMPENSATION

Option Exercises and Stock Vested for Fiscal Year 2016

The following table presents information concerning the vesting of restricted stock for the NEOs during the fiscal year ended December 31, 2016. The Company has not granted any options or option-like awards.

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(6) ($)
Thomas C. Gentile, III, President & CEO	—		—
Larry A. Lawson, Former President & CEO	225,812	(1)	10,330,932
Sanjay Kapoor, EVP & CFO	33,451	(2)	1,488,305
Samantha Marnick, EVP and Chief Administration Officer	28,008	(3)	1,286,499
Duane F. Hawkins, SVP and General Manager, Boeing & Defense Programs	12,949	(4)	590,565
Michelle J. Lohmeier, SVP and General Manager, Airbus Programs	6,890	(5)	302,127

(1)	Represents 160,024 Class A shares of restricted Common stock awarded by the Company under the LTIP and 65,788 Class A shares of restricted Common stock awarded by the Company under the OIP.
(2)	Represents 19,751 Class A shares of restricted Common stock awarded by the Company under the LTIP and 13,700 Class A shares of restricted Common stock awarded by the Company under the OIP.
(3)	Represents 20,696 Class A shares of restricted Common stock awarded by the Company under the LTIP and 7,312 Class A shares of restricted Common stock awarded by the Company under the OIP.
(4)	Represents 6,105 Class A shares of restricted Common stock awarded by the Company under the LTIP and 6,844 Class A shares of restricted Common stock awarded by the Company under the OIP.
(5)	Represents Class A shares of restricted Common stock awarded by the Company under the OIP.
(6)	Class A shares of restricted stock granted as one-time awards under the LTIP to Mr. Lawson vested on April 6, 2016, at $45.92, the closing price of the Company's Class A Common stock on the vesting date. Class A shares of restricted stock granted as one-time awards under the LTIP to Mr. Kapoor vested on September 23, 2016, at $44.00, the closing price of the Company's Class A Common stock on the vesting date. Other Class A shares of restricted Common stock awarded by the Company under the LTIP vested on May 7, 2016, and May 8, 2016, and other Class A shares of restricted Common stock awarded by the Company under the OIP vested on May 8, 2016, and February 7, 2016. The closing price of the Company's Class A Common stock on May 9, 2016, the first market trading day after the May 7, 2016, and May 8, 2016, vesting dates, which fell on a Saturday and Sunday respectively, was $46.19. The closing price of the Company's Class A Common stock on February 8, 2016, the first market trading day after the February 7, 2016, vesting date, which fell on a Sunday, was $43.85.

Nonqualified Deferred Compensation

The following table presents information concerning each of the Company's defined contribution or other plans that provides for the deferral of compensation of the NEOs on a basis that is not tax qualified.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Thomas C. Gentile, III, President & CEO	—	—	—	—	—
Larry A. Lawson, Former President & CEO	0	3,000,000	195,924	0	8,171,499	(2)
Sanjay Kapoor, EVP & CFO	—	—	—	—	—
Samantha Marnick, EVP and Chief Administration Officer	0	100,000	1,921	0	101,921
Duane F. Hawkins, SVP and General Manager, Boeing & Defense	—	—	—	—	—
Programs
Michelle J. Lohmeier, SVP and General Manager, Airbus	0	47,390	781	0	73,445	(3)
Programs

(1)	Contributions to the DCP labeled as "Registrant Contributions" are included as part of "All Other Compensation" in the "Summary Compensation Table.
(2)	$2,000,000 of Mr. Lawson's aggregate balance at the 2016 fiscal year end had been reported as compensation to Mr. Lawson in the "Summary Compensation Table" of the Company's prior years' proxy statements.
(3)	$25,274 of Ms. Lohmeier's aggregate balance at the 2016 fiscal year end had been reported as compensation to Ms. Lohmeier in the "Summary Compensation Table" of the Company's proxy statement filed for the 2015 fiscal year.

The Company sponsors the Spirit AeroSystems Holdings Deferred Compensation Plan ("DCP"). This nonqualified plan allows eligible Spirit employees to defer receipt of a portion of their base salary or short-term incentive compensation. In addition, the DCP allows for discretionary contributions by the Company into a separate account in the DCP. Deferred

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EXECUTIVE COMPENSATION

amounts and amounts which the Company contributes to its employees' accounts in the DCP are credited with a rate of return equal to 120% of the applicable federal long-term rate for October of the prior fiscal year. For 2016, the interest crediting rate was 3.09%. Accumulated amounts are payable to the participant in either a lump sum or installments upon separation from employment with Spirit, or at the end of the deferral period selected by the participant upon enrollment in the DCP.

There were no "above-market" earnings (defined by SEC rule as that portion of interest that exceeds 120% of the applicable federal long-term rate) under the DCP during fiscal year 2016, as the Company used 120% of the applicable federal long-term rate to determine the amounts to be contributed.

Potential Payments Upon Termination or Change-in-Control

Termination of Employment

Spirit maintains employment agreements with certain NEOs, pursuant to which certain payments may be made, or benefits provided, in the event the executive's employment is terminated. Mr. Lawson entered into a retirement and consulting agreement in connection with his retirement from his positions as the Company's and Spirit's President and Chief Executive Officer, effective July 31, 2016 (as described in more detail below under "Retirement and Consulting Agreement"). In addition, upon termination of employment, amounts may become payable to the NEOs pursuant to the DCP and the STI Program under the OIP.

Employment Agreements

Employment agreements entered into by Spirit with Messrs. Gentile and Kapoor and Ms. Lohmeier provide for varying types and amounts of payments and additional benefits upon termination of employment, depending on the circumstances of the termination.

•
Voluntary Termination by the Executive.    In the event of voluntary termination by the executive without good reason, salary and benefits are continued only through the date of termination. In the event that Mr. Gentile voluntarily terminates his employment for any reason between the first and second anniversary of the commencement of his employment, then any unvested shares of restricted stock that were awarded to Mr. Gentile as a signing bonus under his employment agreement will be immediately fully vested upon such termination.

•
Involuntary Termination by Spirit for Cause.    In the event of involuntary termination by Spirit for cause, no amounts are payable by reason of termination, other than salary and benefits earned through the date of termination. Generally, Messrs. Gentile's and Kapoor's and Ms. Lohmeier's employment agreements define termination for "cause" to mean (1) the executive committing a material breach of his or her employment agreement or acts involving fraud, dishonesty, disclosure of confidential information or the commission of a felony, or direct and deliberate acts constituting a material breach of his or her duty of loyalty to Spirit; (2) the executive refusing or materially failing to perform the material duties reasonably assigned to him or her by the Board or the Company, as applicable, where the refusal or failure does not result from a disability (as discussed below); (3) material underperformance, as reflected in two consecutive performance reviews provided no less than six months apart; (4) the inability of the executive to obtain and maintain appropriate United States security clearances; or (5) the commission of a crime of moral turpitude. Mr. Kapoor's employment agreement states that his termination is not deemed to be for cause unless and until there shall have been delivered to the executive a copy of a resolution to that effect, duly adopted by the Board.

•
Involuntary Termination by Spirit without Cause or Termination by Executive for Good Reason.    In the event Mr. Gentile's employment terminates due to involuntary termination by Spirit without cause or termination by Mr. Gentile for good reason, Spirit will (1) continue to pay Mr. Gentile an amount equal to his base salary in effect immediately before termination of his employment for a period of 12 months, (2) pay the costs of COBRA medical and dental benefits coverage after termination for a period of 12 months, and (3) if such termination is during Mr. Gentile's first three years of employment, cause the following LTI award shares to be vested, to the extent not previously vested: (A) 66 2/3% of shares awarded in the time-based portion of Mr. Gentile's 2017 LTI award (if the 2017 LTI award has been made on or prior to the date of termination) and (B) 33 1/3% of shares awarded in the time-based portion of Mr. Gentile's 2018 LTI award (if the 2018 LTI award has been made on or prior to the date of termination). In addition, if after the first anniversary but before the second anniversary of the commencement of Mr. Gentile's employment, Mr. Gentile's employment terminates due to involuntary termination by Spirit without cause or termination by Mr. Gentile for good reason, then any unvested shares of restricted stock that were awarded to

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EXECUTIVE COMPENSATION

  Mr. Gentile as a signing bonus under his employment agreement will be immediately fully vested upon such termination.

In the event Mr. Kapoor's employment terminates due to involuntary termination by Spirit without cause or termination by Mr. Kapoor for good reason, he will be entitled to termination benefits, pursuant to which Spirit will (1) continue to pay Mr. Kapoor an amount equal to his base salary in effect immediately before termination of his employment for a period of 12 months, (2) pay the costs of COBRA medical and dental benefits coverage after termination for a period of 12 months, (3) cause any unvested STIP shares held by Mr. Kapoor to become immediately vested and (4) pay any unpaid portion of Mr. Kapoor's cash sign-on bonuses awarded pursuant to his employment agreement. Also in the event of such a termination, any of the signing bonus shares that were awarded to Mr. Kapoor under the LTIP or OIP pursuant to his employment agreement that are not fully vested at the time of such termination will automatically vest in full at such time.

In the event Ms. Lohmeier's employment terminates due to involuntary termination by Spirit without cause or termination by Ms. Lohmeier for good reason, she will be entitled to termination benefits, pursuant to which Spirit will (1) continue to pay Ms. Lohmeier an amount equal to her base salary in effect immediately before termination of her employment for a period of 12 months, and (2) pay the costs of COBRA medical and dental benefits coverage after termination for a period of six months.

Generally, any termination of the employment agreements with Messrs. Gentile and Kapoor and Ms. Lohmeier by Spirit other than for cause, death or disability constitutes a termination without cause. Termination of Mr. Kapoor due to expiration of his employment period without renewal also constitutes a termination without cause, and termination of Ms. Lohmeier due to expiration of her initial two-year employment term without renewal also constitutes a termination without cause.

Under Messrs. Gentile's and Kapoor's and Ms. Lohmeier's employment agreements, termination by the executive for "good reason" is defined to mean voluntary termination of employment by the executive within 90 days after the following conditions (provided that notice is given to Spirit and the conditions remain uncured after a specified amount of time thereafter): (1) after one year but within three years after commencement of employment with respect to Mr. Gentile or within two years after commencement of employment with respect to Ms. Lohmeier, the executive is assigned to a position that is a "diminished position;" or (2) solely with respect to Mr. Kapoor and Ms. Lohmeier, upon a change-in-control of Spirit or within twelve months thereafter, the executive is not offered continued employment with Spirit or a successor in a position other than a "diminished position." A position is defined to be a "diminished position" if it reflects: (1) a material diminution in base compensation; (2) a material diminution in authority, duties or responsibilities; (3) a change in reporting requirements; (4) relocation of the executive's principal office to a location greater than 50 miles from Wichita, Kansas; or (5) any action or inaction with respect to the terms and conditions of the applicable NEO's employment that constitutes a material breach by Spirit of the employment agreement.

•
Disability or Death.    In the event Mr. Kapoor's employment terminates due to disability or death, payment of his base salary continues only through the date of termination, and any unvested STIP shares held by Mr. Kapoor on the date of termination will be immediately fully vested. In addition, any unvested shares of restricted stock that were awarded to Mr. Kapoor as a signing bonus under his employment agreement will be immediately fully vested upon Mr. Kapoor's termination due to death or disability. For purposes of Mr. Kapoor's employment agreement, disability means total disability as evidenced by commencement of benefits under the Company's long-term disability plan (or, if the executive is not a participant in the Company's long-term disability plan, when he would have been eligible for benefits using the standards set forth in that plan).

The continued receipt of payments and benefits by Mr. Gentile, Mr. Kapoor or Ms. Lohmeier upon termination of his or her employment due to involuntary termination without cause is conditioned upon the execution of a release of claims against the Company and satisfaction, for a period of the longer of 12 months after termination of employment or the period in which Spirit is continuing to pay such executive his or her base salary, of a covenant not to compete and a covenant not to solicit customers or employees of Spirit.

Spirit's employment agreements with Ms. Marnick and Mr. Hawkins provide for certain benefits upon termination of such executives' employment by Spirit without cause within two years after the effective date of their respective agreements, which has since passed for these executives. Accordingly, upon termination of their employment, salary and benefits continue only through the date of termination, except as provided under the DCP and/or STI Program, as described below.

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EXECUTIVE COMPENSATION

Deferred Compensation Plan

Pursuant to the DCP, the NEOs participating in the DCP are entitled to receive payment of amounts credited to their deferred compensation accounts under the DCP upon a separation from service with Spirit and its affiliates. Amounts are payable in a lump sum or in up to 15 annual installment payments, as elected by each participant (subject to the terms and conditions set forth in the DCP).

Payment to a participant of any employer matching or discretionary contributions made under the DCP is subject to satisfaction by the participant of noncompetition and nonsolicitation requirements during the term of the participant's employment and for so long as the participant receives payments under the DCP and confidentiality requirements. In addition, the participant must not have been terminated for cause.

For purposes of the DCP, a termination for cause means a separation from service involving (1) gross negligence or willful misconduct in the exercise of the executive's responsibilities; (2) breach of fiduciary duty with respect to Spirit; (3) material breach of any provision of an employment contract; (4) the commission of a felony crime or crime involving moral turpitude; (5) theft, fraud, misappropriation or embezzlement (or suspicion of the same); (6) willful violation of any federal, state or local law (except traffic violations and other similar matters not involving moral turpitude); or (7) refusal to obey any resolution or direction of the executive's supervisor or the Board. The Compensation Committee determines, in its sole discretion, whether an executive has incurred a separation from service that is a termination for cause under the DCP.

Short-Term Incentive Program

Under the STI Program, in the event of a "Qualifying Retirement" by a STI Program participant, (1) if such Qualifying Retirement occurs 90 days or more after the beginning of the relevant plan year, the participant will be entitled to receive a prorated STI award (based on the portion of such year that has elapsed prior to such participant's Qualifying Retirement), paid in cash, based on the full-year STI award performance metrics actually achieved for such year and (2) any outstanding STI awards previously granted to such participant in the form of unvested shares will vest immediately. A "Qualifying Retirement" is defined, for purposes of the STI Program, as a voluntary termination of employment on or after attaining the age of 55 with at least 10 years of service with the Company and its affiliates or the age of 60 with at least five years of such service.

Summary Tables and Information

The following summarizes the amounts potentially payable upon termination of employment for Messrs. Gentile and Kapoor and Ms. Lohmeier, assuming termination occurred on December 31, 2016. For purposes of presenting amounts payable over a period of time (e.g., salary continuation), the amounts are shown as a single total but not as a present value (i.e., the single sum does not reflect any discount). Ms. Marnick and Mr. Hawkins would not be entitled to any payments upon termination other than salary and benefits through the date of termination.

Thomas C. Gentile, III

	Voluntary Termination ($)	Termination for Cause ($)	Involuntary Termination Without Cause ($)		Termination by Executive for Good Reason ($)		Termination Due to Death or Disability ($)
Salary Continuation	—	—	1,100,000	(1)	1,100,000	(1)	—
Medical/Dental Insurance	—	—	17,736	(2)	17,736	(2)	—

(1)	Annual base salary of $1,100,000 for 12 months.
(2)	Average monthly Company contribution toward medical and dental coverage ($1,387 medical and $91 dental) for 12 months.

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Sanjay Kapoor

	Voluntary Termination ($)	Termination for Cause ($)	Termination Upon Expiration of Employment Agreement ($)		Involuntary Termination Without Cause ($)		Termination by Executive for Good Reason ($)		Termination Due to Death or Disability ($)
Salary Continuation	—	—	650,000	(1)	650,000	(1)	650,000	(1)	—
Medical/Dental Insurance	—	—	13,344	(2)	13,344	(2)	13,344	(2)	—
Sign-On Bonuses	—	—	493,874	(3)	493,874	(3)	493,874	(3)	493,874	(3)

(1)	Annual base salary of $650,000 for 12 months.
(2)	Average monthly Company contribution toward medical and dental coverage ($1,052 medical and $60 dental) for 12 months.
(3)	Represents accelerated vesting of 8,464 shares of restricted stock granted as one-time awards under the LTIP, multiplied by $58.35 (the NYSE closing price for the Company's Class A Common stock on December 30, 2016, the last trading day of its fiscal year 2016).

Michelle J. Lohmeier

	Voluntary Termination ($)	Termination for Cause ($)	Termination Upon Expiration of Employment Agreement ($)		Involuntary Termination Without Cause ($)		Termination by Executive for Good Reason ($)		Termination Due to Death or Disability ($)
Salary Continuation	—	—	475,000	(1)	475,000	(1)	475,000	(1)	—
Medical/Dental Insurance	—	—	6,672	(2)	6,672	(2)	6,672	(2)	—

(1)	Annual base salary of $475,000 for 12 months.
(2)	Average monthly Company contribution toward medical and dental coverage ($1,052 medical and $60 dental) for 6 months.

Retirement and Consulting Agreement

On June 7, 2016, the Company and Spirit entered into a Retirement and Consulting Agreement and General Release with Larry A. Lawson (the "Retirement and Consulting Agreement"), in connection with his retirement. Mr. Lawson resigned from the position of President and Chief Executive Officer of the Company and Spirit, effective July 31, 2016 (the "Retirement Date").

Pursuant to the Retirement and Consulting Agreement, for a period of two years starting on the Retirement Date (the "Consulting Term"), Mr. Lawson will provide consulting and transition services to Spirit, its Board of Directors and its Chief Executive Officer. Mr. Lawson will receive annual compensation of $150,000 for the provision of such services.

Pursuant to the Retirement and Consulting Agreement, Mr. Lawson continued to receive his salary and benefits through his Retirement Date and is also receiving separation payments totaling $1,274,000, payable over a 12-month period following the Retirement Date. Mr. Lawson will continue to vest (as if he were an active employee) in the awards previously granted to him under each of the LTIP and the LTI Program. The Retirement and Consulting Agreement also provides that Mr. Lawson would receive an annual award for 2016 under the STI Program, paid fully in cash, in an amount equal to 58.33% of his target 2016 award thereunder, which amounts to $1,115,000.

In addition, on the Retirement Date, Mr. Lawson became entitled to his account balance and accrued benefits under the RSP, and his account under the DCP was credited with $2,000,000.

Under the Retirement and Consulting Agreement, Mr. Lawson is entitled to continue his health insurance coverage, as mandated by COBRA, to the extent required by applicable law, and Spirit will be required to pay for such coverage for up to a year following the Retirement Date. The estimated cost to the Company of this benefit is $15,636.

The Retirement and Consulting Agreement preserves and extends covenants contained in Mr. Lawson's employment agreement for the benefit of the Company and Spirit relating to non-competition and non-solicitation of Spirit employees for the entire Consulting Term and protection of the Company's and Spirit's confidential information. Mr. Lawson's right to receive payments and other benefits including continued vesting of previously granted share awards, is subject to his compliance with these covenants. On January 31, 2017, Elliott Associates, L.P. and Elliott International, L.P. (collectively, "Elliott"), announced they had nominated five nominees to the board of directors of Arconic, Inc. ("Arconic"), had engaged Mr. Lawson as a consultant and believed Mr. Lawson should be a leading candidate to become the chief executive officer of Arconic. Mr. Lawson was also named as a participant in the proxy solicitation by Elliott with respect to their nominees for director of Arconic. The Company believes that Mr. Lawson's

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EXECUTIVE COMPENSATION

engagement by and work for Elliott, as well as the potential appointment of Mr. Lawson as chief executive officer of Arconic, violates Mr. Lawson's obligations under his restrictive covenants. Accordingly, on February 2, 2017, the Company and Spirit suspended further payments to Mr. Lawson and vesting of any previously granted share awards made to Mr. Lawson.

Change-in-Control

Neither the Company nor Spirit maintains a change-in-control agreement or any other similar plan or arrangement intended specifically to provide income protection for executive officers upon a change-in-control. However, several of the Company's plans provide certain benefits to executive officers in the event of a change-in-control.

Under the LTIP, a change-in-control of the Company will entitle the participants in those plans (which includes Messrs. Lawson, Kapoor and Hawkins and Ms. Marnick) to accelerated vesting in full of any outstanding unvested shares held pursuant to the LTIP. For the LTIP, a change-in-control is (1) a transaction pursuant to which a person, or more than one person acting as a group, acquires more than 50% of the total voting power of the stock of the Company (including, but not limited to, acquisition by merger, consolidation, recapitalization, reorganization, or sale or transfer of the Company's equity interests), (2) a merger or consolidation involving the Company in which the Company is not the surviving entity, or (3) a transaction that is a sale of all or substantially all of the assets of the Company or Spirit if all or substantially all of the proceeds from such transaction are distributed to the stockholders of the Company.

Under the LTI Program established under the OIP, except as otherwise provided in a participant's award agreement, the unvested LTI awards made prior to 2017 to a participant (which includes each NEO) who is employed by Spirit on the date of a change-in-control, or whose employment was involuntarily terminated by Spirit (other than for cause) within the ninety (90) days preceding a change-in-control, become fully vested upon a change-in-control and prior to 2017 the participant would also have received a cash award equal to the dollar value of the LTI award that would have been made to the participant in the ordinary course of business within the 12-month period following the date of the change-in-control based on the participant's annual base pay in effect on the date of such change-in-control. The foregoing notwithstanding, if the vesting of such unvested LTI award is subject to performance conditions, the vested portion will, at the discretion of the Compensation Committee, be determined based upon actual performance through the date of the change-in-control or, if the Compensation Committee determines that measurement of actual performance cannot be reasonably assessed, the assumed achievement of target performance. Under the OIP, a change-in-control is defined in the same manner as in the LTIP (as described above).

Under the STI Program established under the OIP, upon the occurrence of a change-in-control of the Company prior to 2017 each STI award participant who was employed by Spirit on the date of the change-in-control or who was terminated without cause within 90 days prior to the change-in-control, would have been entitled to receive an award of cash in an amount equal to the full-year STI award that such participant would have been entitled to receive for such year had the target performance metrics established for such year been met.

Under the Perquisite Allowance Plan, prior to 2017, any of the NEOs who were employed by Spirit on the date of closing of a change-in-control transaction or who were involuntarily terminated by Spirit without cause during the 90-day period ending on the date of the change-in-control transaction would have been entitled to receive a cash award equal to (1) any remaining unused portion of the NEO's allowance for the calendar year in which the change-in-control transaction occurs, plus (2) an amount equal to 100% of the NEO's allowance for the calendar year in which the change-in-control transaction occurs. The annual allowance amount is $25,000 for Mr. Gentile and is determined by Mr. Gentile (subject to increase or decrease by the Board or the Compensation Committee) for the other NEOs (not exceeding an annual amount of $13,000 per participant, which is the amount determined for 2016). Under the Perquisite Allowance Plan, a change-in-control is defined in the same manner as in the LTIP (as described above).

Beginning in 2017, benefits under the LTI Program, STI Program and Perquisite Allowance Plan are subject to a "double-trigger." As a result of these program changes, upon the occurrence of a change-in-control of the Company, benefits under such programs are provided to each executive officer whose employment is terminated without cause (as defined in the OIP) or who terminated his or her employment for good reason (as defined in the OIP) either in anticipation of the change-in-control or during the period beginning 30 days before the change-in-control and ending two years after the change-in-control. You can find additional information regarding the 2017 changes to the Company's practices in providing compensation in connection with a change-in-control under the heading "Compensation in Connection with Change-in-Control" on page 40.

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EXECUTIVE COMPENSATION

Summary Table

The following table summarizes the compensation that may become payable to the current NEOs upon a change-in-control, assuming the change-in-control occurred on December 31, 2016. Accordingly, the "double-trigger" changes described above, which were implemented for 2017, do not impact the amounts below.

	LTIP(1) ($)	Time-Based LTI Awards under OIP(2) ($)	Performance- Based LTI Awards under OIP(3) ($)		Cash Award in Respect of LTI Awards ($)(5)	STI Program ($)		Perquisite Allowance Plan ($)(8)
Thomas C. Gentile, III, President & CEO	—	3,812,122	—		4,400,000	1,458,525	(6)	50,000
Larry A. Lawson, Former President & CEO	3,734,984	12,546,534	4,695,249		—	1,115,000	(7)	—
Sanjay Kapoor, EVP, CFO	493,874	2,469,022	2,600,134	(4)	1,430,000	625,888	(6)	26,000
Samantha Marnick, EVP and Chief Administration Officer	924,381	1,300,213	1,362,706	(4)	931,000	462,213	(6)	26,000
Duane F. Hawkins, SVP and General Manager, Boeing & Defense Programs	356,227	1,596,631	566,636		1,000,000	498,087	(6)	26,000
Michelle J. Lohmeier, SVP and General Manager, Airbus Programs	—	1,618,687	216,887		807,500	472,609	(6)	26,000

(1)	Represents the amount of any outstanding unvested shares held by such NEO pursuant to the LTIP (which, pursuant to the LTIP, vest upon the change-in-control), multiplied by $58.35 (the closing price for the Company's Class A Common stock on December 30, 2016, the last trading day of its fiscal year 2016).
(2)	Represents the amount of any unvested LTI awards under the OIP subject to time-based vesting held by such NEO (which, pursuant to the LTI Program, vest upon the change-in-control), multiplied by $58.35 (the closing price for the Company's Class A Common stock on December 30, 2016, the last trading day of its fiscal year 2016).
(3)	The portion of performance-based LTI awards under the OIP that will become fully vested upon a change-in-control is determined at the discretion of the Compensation Committee based upon actual performance through the date of the change-in-control or, if the Compensation Committee determines that measurement of actual performance cannot be reasonably assessed, the assumed achievement of target performance. Since the measurement of actual performance cannot be reasonably assessed until the end of the three-year performance period applicable to such grants, for purposes of this table, the value of performance-based LTI awards used is calculated based on the number of performance-based LTI shares that would vest if target performance is achieved, multiplied by $58.35 (the closing price for the Company's Class A Common stock on December 30, 2016, the last trading day of its fiscal year 2016).
(4)	Amount includes special one-time LTI awards of restricted stock made to Mr. Kapoor and Ms. Marnick under the OIP in May 2016, and assumes full vesting of such awards upon a change-in-control based on an assumed determination of the Board of satisfactory performance as of the date of such change-in-control.
(5)	Represents a cash award in an amount equal to the value of the full-year LTI award that would have been made to such NEO in the ordinary course of business within the twelve-month period following the date of the change-in-control based on the participant's annual base pay in effect on the date of such change-in-control.
(6)	Represents a cash award in an amount equal to the value of the full-year STI award that such NEO would have been entitled to receive for such year had the target performance metrics established for 2016 been met.
(7)	Pursuant to the Company's and Spirit's Retirement and Consulting Agreement with Mr. Lawson, Mr. Lawson was entitled to a cash payment of $1,115,000, equal to 58.33% of his target award under the STI Program for fiscal year 2016.
(8)	Represents a cash award under the Perquisite Allowance Plan, assuming that such NEO's allowance for 2016 was entirely unused upon the occurrence of the change-in-control.

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Proposal 2:

Approval of the Company's Third Amended and Restated Certificate of Incorporation Eliminating Our Class B Common Stock

Overview

The Company's Second Amended and Restated Certificate of Incorporation (the "Existing Certificate") currently provides for a dual-class common stock capital structure consisting of Class A Common stock and Class B Common stock. As of the Record Date, there are no shares of Class B Common stock issued and outstanding, and the Company does not have the power to issue shares of Class B Common stock in the future. As a result, the Board has concluded that the provisions in the Existing Certificate related to Class B Common stock are no longer operative, serve no continuing purpose and may be confusing to the capital markets.

Proposed Changes to Existing Certificate

The proposed Third Amended and Restated Certificate of Incorporation of the Company (the "Proposed Certificate") eliminates all references to Class B Common stock, including but not limited to the provisions relating to the rights, preferences and limitations of Class B Common stock, and makes related conforming changes. As a result of the elimination of 150,000,000 previously authorized shares of Class B Common stock, following approval of the Proposed Certificate, the Company's total number of shares of capital stock authorized to be issued will be reduced from 360,000,000 to 210,000,000, comprised of 200,000,000 shares of Class A Common stock and 10,000,000 shares of preferred stock. The Proposed Certificate will not change any substantive terms of the Company's Class A Common stock or preferred stock or any powers or rights of their respective holders. The Company's Class A Common stock will continue to be listed and traded on the NYSE under the symbol "SPR." The Proposed Certificate also updates certain outdated provisions and makes certain non-substantive clarifying revisions.

A copy of the Proposed Certificate is attached to this Proxy Statement as Appendix B. The proposed changes to the Existing Certificate are reflected in the form of markings, which indicate proposed deletions by striking through text that is proposed to be deleted (for example, "~~proposed deletion~~") and indicate proposed additions by underlining the text that is proposed to be added (for example, "proposed addition").

Board Actions

On January 26, 2017, the Board considered and approved the Proposed Certificate, subject to approval by the Company's stockholders at the Annual Meeting, and declared the Proposed Certificate to be advisable and in the best interests of the Company.

Vote Required

The Proposed Certificate will become effective when it is filed with the Secretary of State of the State of Delaware, which will occur promptly following its approval by the Company's stockholders. Stockholder approval of the Proposed Certificate requires the affirmative vote of the holders of a majority of the shares of Common stock outstanding as of the Record Date and present in person or by proxy at the Annual Meeting.

Before voting on this proposal, stockholders are encouraged to read and consider the proposal as described herein, as well as the Proposed Certificate.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION ELIMINATING THE COMPANY'S CLASS B COMMON STOCK.

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Proposal 3:

Approval of the Company's Employee Stock Purchase Plan

Overview

On January 25, 2017, the Board unanimously approved, subject to shareholder approval, the Spirit AeroSystems Employee Stock Purchase Plan (the "ESPP"). The ESPP is being submitted to the Company's stockholders for approval at the Annual Meeting. The Board believes that the ESPP will provide a key benefit to eligible employees. In particular, the ESPP provides a convenient way for our employees to purchase shares of the Company's Class A Common stock at a discounted price, which gives employees a vested interest in the Company's success and aligns their interests with those of the Company's stockholders. If approved by the Company's stockholders, the ESPP will become effective on October 1, 2017.

Summary of the ESPP

The following description of the ESPP is only a summary of the material features of the ESPP and does not describe all of its provisions. The ESPP is attached to this Proxy Statement as Appendix C. This summary is qualified in its entirety by reference to the text of the ESPP.

Purpose

The purpose of the ESPP is to provide an added incentive for eligible employees of the Company to promote the Company's best interests by providing an opportunity for those employees to purchase shares of the Company's Class A Common stock at below-market prices through payroll deductions. The ESPP is intended to align the interests of the Company's stockholders and employees by increasing the proprietary interest of employees in the Company's growth and success, advance the interests of the Company by attracting and retaining employees and motivate employees to act in the long-term best interests of the Company.

Administration

The ESPP will be administered by the Compensation Committee of the Board, which will have full and discretionary authority to conclusively determine the answers to any questions which may arise regarding the interpretation and application of the provisions of the ESPP and to make decisions and adopt rules, regulations, policies and procedures for administering the ESPP as it deems necessary. The Compensation Committee may correct any defect or omission or reconcile any inconsistency in the ESPP in the manner and to the extent it deems necessary or appropriate. The Compensation Committee also has the discretion to adopt rules regarding the administration of the ESPP to conform to local laws or to enable employees of the Company or certain subsidiaries or affiliates to participate in the plan. Any determinations will be made by the Compensation Committee in its sole discretion and will be final and conclusive. The Compensation Committee is authorized to delegate some or all of its authority under the ESPP to one or more employees or officers of the Company as it deems necessary, appropriate or advisable.

The rights to purchase Class A Common stock granted under the ESPP are intended to be treated as either:

•
Options issued by the Company, Spirit or any designated subsidiary under an employee stock purchase plan that is intended to qualify under the terms of Section 423(b) of the Internal Revenue Code (the "423 Plan"); or

•
Options issued by a designated affiliate of the Company under an employee stock purchase plan that is not subject to the terms and conditions of Section 423(b) of the Internal Revenue Code (the "Non-423 Plan").

The Compensation Committee will have the discretion to designate whether individual subsidiaries or affiliates of the Company will participate in the ESPP and whether they will participate in the 423 Plan or the Non-423 Plan. To be eligible for participation in the 423 Plan, a subsidiary must be at least 50% owned by the Company, Spirit or another entity at least 50% owned by the Company or Spirit, and must satisfy the other requirements of Section 424(f) of the Internal Revenue Code.

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PROPOSAL 3

Eligibility

Generally, any person who is employed by the Company, Spirit or by a subsidiary or affiliate of the Company that has been designated by the Compensation Committee may participate in the ESPP. However, no employee will be granted an option to participate in the ESPP to the extent that (1) immediately after such grant, such employee would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of the Company's Class A Common stock or (2) such employee's rights to purchase the Company's Class A Common stock under the ESPP would accrue at a rate that exceeds $25,000 in fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding.

As of March 9, 2017, approximately 14,650 individuals would be eligible to participate in the ESPP (if the ESPP were effective as of such date).

Shares Available for Issuance

If approved by the Company's stockholders at the Annual Meeting, the maximum number of shares of the Company's Class A Common stock that may be purchased under the ESPP will be 1,000,000 shares, subject to adjustment for stock dividends, stock splits or combinations of shares of the Company's stock. As of March 9, 2017, the market value of the 1,000,000 shares reserved for issuance under the ESPP was $60,430,000.

Offering Periods

The ESPP is currently implemented over consecutive six-month offering periods, beginning on April 1 and October 1 of each year and ending on the last day of September and March, respectively. Shares are issued on the last trading day of each six-month offering period. The Compensation Committee has the power to change the beginning date, ending date and duration of offering periods with respect to future offerings without stockholder approval if such change is announced at least five days before the scheduled beginning of the next offering period.

Participation in the Plan

An eligible employee may become a participant in the ESPP by giving instructions to the plan recordkeeper authorizing payroll deductions, and payroll deductions for such employee will begin as soon as administratively feasible after such instructions are received in good order, subject to compliance with the Company's insider trading policies and such rules and procedures as may be established by the Compensation Committee in connection therewith.

An employee's payroll deductions or other contributions under the ESPP may not exceed (1) 15% (or such other percentage as the Compensation Committee may determine) of such employee's "Compensation" (as defined in the ESPP) or (2) $25,000 for each year (or such lower annual dollar limit as may be designated by the Compensation Committee).

The per-share purchase price for the Company's Class A Common stock purchased under the ESPP is 95% of the fair market value of a share of such stock on the last day of the offering period. However, the Compensation Committee may adjust the purchase price to a higher or lower percentage, but not higher than 100% of fair market value nor lower than 85% of fair market value, each as determined on the first or last day of the offering period, whichever is lower. Upon the completion of the offering period, the Company will automatically apply the funds in the participant's account to purchase the maximum number of shares of the Company's Class A Common stock at the designated purchase price (subject to the eligibility requirements set forth in the ESPP).

Once made, a participant's payroll deduction election will automatically remain in effect for successive offering periods until the participant provides new instructions for a subsequent offering period, withdraws from the ESPP or terminates his or her employment. A participant's payroll deduction election may not be modified during an offering period except if the participant withdraws from the ESPP.

Withdrawal from the Plan

A participant may elect to withdraw from the ESPP, at any time. An election to withdraw from participation will become effective as soon as administratively feasible following the date such election is received by the plan recordkeeper and will remain in effect until the participant provides new enrollment instructions. A participant who withdraws from participation during an offering period may not make a new payroll deduction election that is effective any sooner than the first offering period that begins on or after the date that is 12 months after the date of the participant's withdrawal.

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PROPOSAL 3

Upon a participant's withdrawal from the ESPP at least five business days before the last day of the then-current offering period, all payroll deductions credited to the participant's account during such offering period will be returned to the participant in cash, without interest.

Restrictions on Transfer

Rights granted under the ESPP are not transferable by a participant other than by will or the laws of inheritance following the participant's death.

Duration, Amendment and Termination

The Board has the power to amend or terminate the ESPP, subject to compliance with applicable law and NYSE requirements. However, stockholder approval is required within 12 months before or after the Board adopts an amendment to increase the maximum number of shares issuable under the plan (other than for adjustments upon changes in the Company's capitalization as described in the following paragraph), to amend the requirements as to the class of employees eligible to participate in the plan or to change the granting corporation or the stock available for purchase under the plan.

Adjustments Upon Changes in Capitalization

In the event of any increase or decrease in the number of issued shares of the Company's Class A Common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification or other extraordinary corporate event, the Compensation Committee shall proportionally adjust the maximum number of shares issuable under the ESPP, the price per share and the number of shares of the Company's Class A Common stock covered by each option under the ESPP that has not yet been exercised in order to prevent dilution or enlargement of the rights of participants.

Dissolution or Liquidation

Unless provided otherwise by the Compensation Committee, in the event of the proposed dissolution or liquidation of the Company, the offering period then in progress will be shortened (with the exercise date for the purchase of shares in that offering period being on the last day of the shortened offering period) and will terminate immediately prior to the consummation of the proposed dissolution or liquidation, unless otherwise determined by the Compensation Committee.

Asset Sale, Merger or Consolidation

In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another entity, the Compensation Committee will shorten any offering period then in progress by setting a new exercise date for the purchase of shares for that offering period, which will occur prior to the proposed asset sale or merger.

Participation by the Company's Named Executive Officers

If stockholders approve the ESPP, the Company's named executive officers will be eligible to participate in the ESPP on the same terms and conditions as all other participants.

Federal Income Tax Information

The following summary briefly describes U.S. federal income tax consequences of rights under the ESPP, but is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply, and does not address any local, state or other country laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the ESPP should consult their own professional tax advisors concerning tax aspects of rights under the ESPP. This Proxy Statement is not written or intended to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. The discussion below concerning tax deductions that may become available to the Company under U.S. federal tax law is not intended to imply that the Company will necessarily obtain a tax benefit or asset from those deductions. Taxation of equity-based payments in other countries is complex, does not generally correspond to U.S. federal tax laws and is not covered by the summary below.

2017 Proxy Statement         59

PROPOSAL 3

423 Plan.    If the ESPP is approved by the Company's stockholders, options to purchase shares granted under the 423 Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan that qualifies under the provisions of Section 423(b) of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. If the shares are disposed of within two years from the grant date or within one year from the purchase date of the shares, a transaction referred to as a "disqualifying disposition," the participant will realize ordinary income in the year of such disposition equal to the difference between the fair market value of the stock on the purchase date and the purchase price. The amount of such ordinary income will be added to the participant's basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be a capital gain or loss. A capital gain or loss will be long-term if the participant holds the shares for more than one year after the purchase date.

If the stock purchased under the ESPP is sold (or otherwise disposed of) more than two years after the grant date and more than one year from the purchase date of the stock, then the lesser of (a) the excess of the fair market value of the stock at the time of such disposition over the purchase price and (b) the excess of the fair market value of the stock as of the grant date over the purchase price will be treated as ordinary income. The amount of such ordinary income will be added to the participant's basis in the shares, and any additional gain recognized on the disposition of the shares after such basis adjustment will be long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a capital loss.

The Company will generally be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income realized in the United States by the participant as a result of such disposition, subject to the satisfaction of any tax-reporting obligations. In all other cases, no deduction is allowed.

Non-423 Plan.    With respect to options to purchase shares granted under the Non-423 Plan, an amount equal to the difference between the fair market value of the stock on the purchase date and the purchase price will be treated as ordinary income at the time of such purchase. In such instances, the amount of such ordinary income will be added to the participant's basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be a capital gain or loss. A capital gain or loss will be long-term if the participant holds the shares for more than one year after the purchase date.

The Company will generally be entitled to a deduction in the year of purchase equal to the amount of ordinary income realized by the participant in the United States as a result of such disposition, subject to the satisfaction of any tax-reporting obligations. For U.S. participants, FICA/FUTA taxes will be due in relation to ordinary income earned as a result of participation in the Non-423 Plan.

Vote Required

Approval of the ESPP requires the affirmative vote of the holders of a majority of the shares of Class A Common stock outstanding as of the Record Date and present in person or by proxy at the Annual Meeting.

Before voting on this proposal, stockholders are encouraged to read and consider the proposal as described herein, as well as the ESPP attached to this Proxy Statement as Appendix C.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF COMPANY'S EMPLOYEE STOCK PURCHASE PLAN.

60         2017 Proxy Statement

Proposal 4:

Advisory Vote on Executive Compensation

Overview

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Schedule 14A of the Exchange Act require us to provide our stockholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this Proxy Statement, in accordance with the applicable SEC rules (the Say-On-Pay Proposal).

In May 2011, in consideration of the results of the advisory vote of the Company's stockholders at the 2011 Annual Meeting of Stockholders regarding the frequency of "Say-On-Pay" votes (the "Say-When-On-Pay" vote), the Compensation Committee and the Board determined to include an advisory vote on executive compensation in the Company's Proxy Statement every three years until the next required stockholder advisory Say-When-On-Pay vote. The next required non-binding advisory vote regarding the frequency interval of the stockholder Say-When-On-Pay vote is contained in this year's Proxy Statement. Please refer to Proposal 5 — Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation for more information on this proposal.

As described in detail under the heading "Executive Compensation — Compensation Discussion and Analysis", the Company's executive officer compensation program is designed to:

•
Attract, retain, and motivate highly qualified executive officers by providing total compensation that is market competitive and ensuring a substantial portion of total compensation is variable, delivering rewards based upon company and individual success (pay-for-performance) while also ensuring that incentives do not encourage inappropriate risk-taking;

•
Differentiate compensation levels to reflect differing performance levels, experience, potential and responsibilities among our executive officers; and

•
Align the interests of our executive officers with those of our stockholders, and focus on increasing stockholder value.

Additional details about the Company's executive compensation programs, including information about the fiscal year 2016 compensation of the Company's NEOs, are described under the section entitled "Executive Compensation — Compensation Discussion and Analysis."

The Compensation Committee regularly reviews best practices related to executive compensation to ensure that the Company's executive officer compensation program achieves the desired goals stated above.

The Board is asking the Company's stockholders to indicate their support for the Company's NEO compensation as described in this Proxy Statement. The Say-On-Pay Proposal gives the Company's stockholders the opportunity to express their views on the Company's NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company's NEOs and the philosophy, policies and practices described in this Proxy Statement. The Board believes that the executive compensation as disclosed in our Compensation Discussion and Analysis, tabular disclosures and other narrative executive compensation disclosure in this Proxy Statement aligns with the Company's peer group pay practices and coincides with the Company's compensation philosophy.

Accordingly, the Board asks the Company's stockholders to vote "FOR" the following resolution at the Annual Meeting:

"RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed by the Company pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure."

The Say-On-Pay vote is advisory, and therefore not binding on the Company, the Company's Compensation Committee or the Board, but the Compensation Committee and Board value the opinions expressed by our stockholders in their vote and will review the voting results when making future compensation decisions.

Under the rules of the NYSE, brokers are prohibited from giving proxies to vote on executive compensation matters unless the beneficial owner of such shares has given voting instructions on the matter. This means that if your broker is

2017 Proxy Statement         61

PROPOSAL 4

the record holder of your shares, you must give voting instructions to your broker with respect to Proposal 4 if you want your broker to vote your shares on the matter.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

62         2017 Proxy Statement

Proposal 5:

Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation

Overview

At least once every six years, the Dodd-Frank Act enables the Company's stockholders to indicate how frequently they believe the Company should conduct the advisory (non-binding) vote on the compensation of the Company's NEOs, as disclosed pursuant to the applicable SEC executive compensation disclosure rules, such as Proposal 4 included in this Proxy Statement. By voting on this Proposal 5, stockholders may indicate whether they would prefer an advisory vote on the compensation of the Company's NEOs once every three years, two years or one year.

After careful consideration of the different options for advisory vote frequency, the Board determined that conducting an advisory vote on the compensation of the Company's NEOs every year is in the best interests of the Company, and therefore the Board recommends that you vote for a one-year interval for the advisory vote on the compensation of the Company's NEOs.

In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow us to have a timely understanding of our stockholders' views of our compensation philosophy, policies and practices. The Board therefore believes that an annual vote on Say-On-Pay is the best choice for the Company and the Company's stockholders at the present time because the Board believes that is the frequency that allows the Company to react to its stockholders' opinions of its compensation decisions most efficiently.

You may cast your vote on your preferred voting frequency by choosing the option of three years, two years or one year, or you may abstain from voting when you vote in response to the resolution set forth below.

"RESOLVED, that the option of once every three years, two years or one year, that receives the highest number of votes cast for this resolution will be determined to be the stockholders' preferred frequency with which the Company is to hold a stockholder vote to approve the compensation of the Named Executive Officers, as disclosed by the Company pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure."

The option of three years, two years or one year that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on the compensation of the NEOs that has been selected by stockholders. This vote is an advisory vote and is therefore not binding on the Company or the Board. However, the Board and the Compensation Committee will review the voting results in making a decision as to the policy to be adopted by the Board on the frequency of future advisory votes on the compensation of the NEOs. The Board may decide that it is in the best interests of the Company's stockholders and the Company to hold an advisory vote on the compensation of the Company's NEOs more or less frequently than the option approved by the Company's stockholders.

Under the rules of the NYSE, brokers are prohibited from giving proxies to vote on executive compensation matters unless the beneficial owner of such shares has given voting instructions on the matter. This means that if your broker is the record holder of your shares, you must give voting instructions to your broker with respect to Proposal 5 if you want your broker to vote your shares on the matter.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE OPTION OF ONCE EVERY YEAR AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS, AS DISCLOSED BY THE COMPANY PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

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Proposal 6:

Ratification of Selection of Independent Registered Public Accounting Firm

Overview

Ernst & Young LLP currently serves as the Company's independent registered public accounting firm, and that firm conducted the audit of the Company's accounts for fiscal year 2016. The Audit Committee has selected Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2017, and the Board is asking the Company's stockholders to ratify that selection. Selection of the Company's independent registered public accounting firm is not required to be submitted to a vote of the stockholders of the Company for ratification. Although the Sarbanes-Oxley Act as well as the charter of the Audit Committee require the Audit Committee to engage, retain and supervise the Company's independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of Ernst & Young LLP for ratification by the Company's stockholders as a matter of good corporate practice.

If a majority of votes cast on this matter are not cast in favor of the selection of Ernst & Young LLP, the Audit Committee and the Board will reconsider the selection of such firm as the Company's independent registered public accounting firm. Even if the Company's stockholders vote on an advisory (non-binding) basis in favor of the selection, the Audit Committee may, in its discretion, direct the selection of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The Company expects that representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

Unless otherwise instructed, the proxy holders will vote proxies received by them "FOR" the proposal. The affirmative vote of a majority of the votes of the shares of Common stock represented at the Annual Meeting is required to approve the ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2017.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Report of the Audit Committee

The Board has a separately designated standing Audit Committee, established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee assists the Board in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by the Company to any governmental body or the public, the Company's systems of internal controls regarding finance, accounting, legal and regulatory compliance, and ethics that the Board and the Company's management have established, and the Company's auditing, accounting and financial reporting processes generally. The Audit Committee annually selects the Company's independent registered public accounting firm and evaluates the independence, qualifications, and performance of the Company's internal auditors and the independent registered public accounting firm. The Audit Committee establishes procedures for and oversees receipt, retention and treatment of complaints received by the Company regarding accounting, internal control or auditing matters and the confidential, anonymous submission by Spirit's employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company's audited financial statements as of and for the year ended December 31, 2016, as well as the representations of management regarding the Company's internal control over financial reporting. The Audit Committee discussed with the Company's internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluation

64         2017 Proxy Statement

PROPOSAL 6

of the Company's internal controls, management's representations regarding internal control over financial reporting and the overall quality of the Company's financial reporting.

The Audit Committee has discussed with the independent registered public accounting firm all items required by the standards of the Public Company Accounting Oversight Board ("PCAOB"), including the Statement on Auditing Standards, No. 61, as amended by American Institute of Certified Public Accountants, Professional Standards, Vol. 1, AU section 380, as adopted by the PCAOB in Rule 3200T, Communication with Audit Committees. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant's communications with the audit committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm its independence from the Company and its management.

The Audit Committee has relied on management representations that the financial statements have been prepared in accordance with GAAP in the United States of America and on the opinion of the independent registered public accounting firm included in their report to the Company's audited financial statements.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC, and selected Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2017.

Audit Committee
Francis Raborn, Chairman
Irene M. Esteves
John L. Plueger

Fees Billed by the Independent Registered Public Accounting Firm

The fees incurred by the Company, including its majority-owned subsidiaries, for services provided by Ernst & Young LLP, the Company's independent registered public accounting firm, in 2015 and 2016 are set forth below.

	December 31,
	2015 (Dollars in thousands) ($)	2016 (Dollars in thousands) ($)
Audit Fees(1)	3,738.0	3,419.7
Audit-Related Fees(2)	713.5	230.5

Tax Fees(3)	492.3	128.9
All Other Fees(4)	2.0	0

Total	4,945.8	3,779.1

(1)	Represents fees and expenses for professional services provided in connection with the audit of the Company's annual financial statements and review of the Company's quarterly financial statements, statutory audits, and advice on accounting matters directly related to the audit and audit services provided in connection with other regulatory filings.
(2)	For 2015, amount was primarily for support of supply chain consolidation initiatives. For 2016, represents $155.4 (in thousands) in fees related to implementation of FASB's new revenue recognition standard and $75.1 (in thousands) in fees related to services provided in connection with the refinancing of our credit facility and bonds.
(3)	Represents fees and expenses for tax consultations and advice related to compliance with tax laws, and tax planning strategies. The Audit Committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of Ernst & Young LLP.
(4)	For 2015, represented amount billed to the Company for the use of Ernst & Young LLP's online accounting research tool.

The Audit Committee concluded the provision of the non-audit services listed above is compatible with the independence of Ernst & Young LLP.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. Each year, the Audit Committee approves the terms on which the independent registered public accounting firm is engaged for the ensuing fiscal year. All non-audit services must be approved by the Audit Committee.

2017 Proxy Statement         65

Other Matters

General

The Board does not intend to bring any other business before the meeting, and so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. In addition to the scheduled items of business, the meeting may consider stockholder proposals (including proposals omitted from the Proxy Statement and form of proxy pursuant to the proxy rules of the SEC) and matters relating to the conduct of the meeting. As to any other business that may properly come before the meeting, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

The Company's Solicitation of Proxies

The Proxy accompanying this Proxy Statement is solicited by the Board. Proxies may be solicited by officers directors, and regular supervisory and executive employees of Spirit, none of whom will receive any additional compensation for their services. The Company will pay persons holding shares of Common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding solicitation materials to their principals. All of the costs of solicitation of proxies will be paid by the Company.

Stockholder Proposals to be Presented at the 2018 Annual Meeting of Stockholders

Stockholder Proposals.    Under the rules and regulations of the SEC, proposals of stockholders intended to be included in the Company's proxy statement for presentation at the Company's 2018 Annual Meeting of Stockholders (1) must be received by the Company at its offices no later than November 24, 2017 (120 days preceding the one-year anniversary of the Mailing Date), (2) may not exceed 500 words and (3) must satisfy the conditions established by the SEC for stockholder proposals to be included in the Company's proxy statement and form of proxy for that meeting, and must otherwise contain certain information specified in the Company's Bylaws. In addition, pursuant to the Company's Bylaws, a stockholder desiring to propose any matter for consideration at the 2018 Annual Meeting of Stockholders, other than through inclusion in the Company's proxy materials, must notify the Company's Secretary at the Company's offices, on or before December 27, 2017 (120 days prior to the one-year anniversary of the immediately preceding annual meeting).

The Company's Website

In addition to the information about the Company and its subsidiaries contained in this Proxy Statement, extensive information about the Company can be found on its website located at www.spiritaero.com, including information about its management team, products and services and its corporate governance practices. The content on the Company's website is available for information purposes only, and should not be relied upon for investment purposes, and is not deemed to be incorporated by reference into this Proxy Statement.

The Company makes available through its website under the heading "Investor Relations," its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports after it electronically files such materials with the SEC. Copies of the Company's key corporate governance documents, including its Corporate Governance Guidelines, Code of Ethics and Business Conduct, charters for the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, and the Related Person Transaction Policy are available on the Company's website, www.spiritaero.com.

66         2017 Proxy Statement

OTHER MATTERS

The Company's 2016 Annual Report, which includes a copy of its Annual Report on Form 10-K (which is not a part of the Company's proxy soliciting materials), excluding exhibits, is being mailed to stockholders with this Proxy Statement. A copy of any or all exhibits to the Form 10-K will be furnished to any stockholder, without charge, upon receipt of a phone call or written request from such person. Such request may be made to the Company's Investor Relations Department by writing to Spirit AeroSystems, Investor Relations, P.O. Box 780008, Wichita, KS, 67278-0008, by calling (316) 523-7040 or by sending an email request to investorrelations@spiritaero.com.

By order of the Board of Directors.

Sincerely,

Stacy Cozad
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary
Spirit AeroSystems Holdings, Inc.

March 24, 2017

2017 Proxy Statement         67

APPENDIX A

NON-GAAP FINANCIAL MEASURES

Adjusted EBIT and Adjusted Free Cash Flow are supplemental measures of the Company's performance that are not required by, or presented in accordance with, GAAP. Neither Adjusted EBIT nor Adjusted Free Cash Flow is a measurement of the Company's performance under GAAP and these measures should not be considered as alternatives to net income (loss) or any other financial measures derived in accordance with GAAP or as alternatives to cash provided by operating activities as a measure of liquidity.

As presented in this Proxy Statement, Adjusted EBIT is defined as earnings before interest and taxes as adjusted to exclude certain non-operating and/or non-recurring items which the Company believes are not reflective of operating performance. Adjusted Free Cash Flow is defined as cash provided by operating activities, less capital expenditures, as adjusted to exclude certain non-operating and/or non-recurring items and capital expenditures which the Company believes are not reflective of operating performance.

The Company presents Adjusted EBIT and Adjusted Free Cash Flow because it considers them important supplemental measures of the Company's performance and believes they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the Company's industry. The Company also used Adjusted EBIT to determine, in part, the compensation paid to the Company's NEOs under the STI Program (see "Executive Compensation — Compensation Discussion and Analysis — Analysis of 2016 Compensation — Short-Term Incentive Awards" on page 34). Since Adjusted EBIT and Adjusted Free Cash Flow are not measures determined in accordance with GAAP and thus are susceptible to varying interpretations and calculations, these measures may not be comparable to similarly titled measures used by other companies.

Adjusted EBIT Reconciliation

The table below presents a reconciliation of Adjusted EBIT to net income (loss) for each of the periods presented.

	Fiscal Year Ended December 31,

	2016		2015		2014
	($ in millions)
Net Income (Loss)	469.7		788.7		358.8
Interest Expense, Net	53.7		50.6		87.5
Income Tax Provision	192.1		20.6		(95.9)
Equity in net (income) loss of non-wholly owned affiliates	(1.3)		(1.2)		(0.5)

EBIT	714.2		858.7		349.9
Impact from severe weather event	12.1		—		—
Loss on divestiture of programs	—		—		471.1
Other(1)	176.3	(1)	37.1	(2)	—

Adjusted EBIT	902.6		895.8		821.0

(1)	For 2015 and 2016, represents certain non-operating and/or non-recurring items, including charges relating to settlements entered into with customers.

2017 Proxy Statement         A-1

APPENDIX A

Adjusted Free Cash Flow Reconciliation

The table below presents a reconciliation of Adjusted Free Cash Flow to cash provided by operating activities for each of the periods presented.

	Fiscal Year Ended December 31,

	2016	2015	2014
	($ in millions)
Cash Provided by Operating Activities	716.9	1,289.7	361.6
Cash Transferred on Gulfstream Divestiture		—	160.0
Cash Received Under B787 Interim Pricing Agreement	(43.0)	(192.0)	—

Adjusted Cash Provided by Operating Activities	673.9	1,097.7	521.6
Adjusted Capital Expenditures	(254.0)	(360.1)	(220.2)

Adjusted Free Cash Flow	419.9	737.6	301.4

A-2         2017 Proxy Statement

APPENDIX B

 ~~SECOND~~THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF SPIRIT AEROSYSTEMS HOLDINGS, INC.

Spirit AeroSystems Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.    The name under which the corporation was originally incorporated was Mid-Western Aircraft Systems Holdings, Inc. (the "Corporation") and the date of filing with the Secretary of State of the State of Delaware of the original Certificate of Incorporation was February 7, 2005, as amended by the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 15, 2005, as amended by a Certificate of Amendment of the Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 19, 2005, as amended by the Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on November 16, 2006.

2.    This ~~Second~~Third Amended and Restated Certificate of Incorporation has been duly proposed by the Board of Directors of the Corporation and adopted by the ~~board of directors~~stockholders of the Corporation ~~pursuant to Section 141(f) of the General Corporation Law of the State of Delaware (the "DGCL") and written consent of the stockholders has been given~~ in accordance with the provisions of Sections ~~228,~~ 242 and 245 of the ~~DGCL~~General Corporation Law of the State of Delaware.

3.    The text of the Certificate of Incorporation of the Corporation as amended and restated by this ~~Second~~Third Amended and Restated Certificate of Incorporation reads in its entirety as follows:

ARTICLE FIRST:    Name.    The name of the Corporation is Spirit AeroSystems Holdings, Inc.

ARTICLE SECOND:    Registered Office.    The location and address of the Corporation's registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, County of New Castle, Wilmington, Delaware 19808. Corporation Service Company is the Corporation's registered agent at that address.

ARTICLE THIRD:    Purposes.    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the ~~Delaware~~ General Corporation Law of the State of Delaware, as amended from time to time (the "DGCL").

ARTICLE FOURTH:    Duration.    The term of the Corporation's existence is perpetual.

ARTICLE FIFTH:    Authorized Stock~~; Split~~.

Part A:    Authorized Number of Shares.    The total number of shares of capital stock that the Corporation shall have the authority to issue is ~~360,000,000~~210,000,000 shares, consisting of~~: (i)~~ 200,000,000 shares of Class A Common Stock, par value $0.01 per share (the "~~Class A~~ Common Stock")~~, (ii) 150,000,000 shares of Class B Common Stock, par value $0.01 per share (the "Class B Common Stocks") and (iii~~ and (ii) 10,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"). ~~The Class A Common Stock and~~Other than the ~~Class B~~ Common Stock ~~are hereinafter referred to collectively as "Common Stock"and~~, no other class or series of capital stock of the Corporation shall be considered as "Common Stock" for purposes of the certificate of incorporation of the Corporation~~. No share of Class B Common Stock shall be issued by the Corporation at any time when there is not already outstanding a share of Class B Common Stock~~.

Part B:    ~~Stock Split.    Effective upon the filing of this Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, a 3-for-1 stock split as approved by the Board of Directors of the Corporation shall become effective, pursuant to which each share of any class or series of Common Stock outstanding or held in treasury immediately prior to such time shall automatically and without any action on the part of the holders thereof be reclassified and split into and thereafter represent three shares of such class or series of Common Stock (the "Stock Split"). All certificates representing shares of any class or series of Common Stock outstanding immediately prior to the filing of this Second Amended and Restated Certificate of Incorporation shall immediately after the filing of this Second Amended and Restated Certificate of Incorporation represent instead the number of shares of Common Stock of the same class or series as provided above. Notwithstanding the foregoing, any holder of Common Stock may (but shall not be required to) surrender his, her or its stock certificate or certificates to this corporation, and upon such surrender~~

2017 Proxy Statement         B-1

~~this corporation will issue a certificate for the correct number of shares of Common Stock to which the holder is entitled under the provisions of this Second Amended and Restated Certificate of Incorporation.~~

~~Part C:    Certain Definitions.    As used in this Second Amended and Restated Certificate of Incorporation, the following capitalized terms have the following respective meanings:~~

  ~~(1) "Affiliate" means, with respect to any Person, (a) any director or executive officer of such Person, (b) any spouse, parent, sibling, descendant or trust for the exclusive benefit of such Person or his or her spouse, parent, sibling or descendant (or the spouse, parent, sibling or descendant of any director or executive officer of such Person), and (c) any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. For the purpose of this definition, (i) "control" (including with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, status as a general partner, or by contract or otherwise and (ii) Onex and Onex Partners shall be deemed to control any Person (A) controlled by Gerald W. Schwartz so long as Mr. Schwartz controls Onex or (B) if Onex has sole or shared "voting power" or "investment power," as those terms are defined in the rules of the Securities and Exchange Commission, over the Class B Common Stock held by such Person.~~

  ~~(2) "Business Day" shall mean any day other than a Saturday, a Sunday, or any day on which banking institutions in the State of Delaware are required or authorized to close by law or executive order.~~

  ~~(3) "Initial Investor Group" means (i) all members of the Onex Group, (ii) all Management Investors and (iii) any other Person who obtains Class B Common Stock through a direct issuance by the Corporation, each of which shall be considered a member of the Initial Investor Group for purposes hereof.~~

  ~~(4) "Management Investor" mean any individual employed by the Company or any subsidiary of the Company at the time he or she acquires Common Stock and any Affiliate of such individual employee to whom such individual employee transfers Common Stock.~~

  ~~(5) "Minimum Condition" means, at any time, the state of affairs where the total number of outstanding shares of Class B Common Stock is at least 10% of the total number of shares of Common Stock outstanding.~~

  ~~(6) "Onex" means Onex Corporation, a corporation organized and existing on the Effective Date under the laws of the Province of Ontario, Canada, and any successor to all or substantially all the assets and business thereof, including any interest owned by Onex in the shares of capital stock of the Corporation.~~

  ~~(7) "Onex Group" means Onex, Onex Partners and any Affiliate of Onex or Onex Partners, each of which shall be considered "a member of the Onex Group" for purposes hereof.~~

  ~~(8) "Onex Partners" means Onex Partners LP, a limited partnership organized and existing on the Effective Date under the laws of the State of Delaware, and any successor to all or substantially all the assets and business thereof, including any interest owned by Onex Partners in shares of capital stock of the Corporation.~~

  ~~(9) "Person" means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or any department or agency thereof.~~

  ~~(10) "Transfer" with respect to shares of Common Stock means to sell, assign, donate, contribute, place in trust (including a voting trust), or otherwise voluntarily or involuntarily dispose of, directly or indirectly, such shares, but shall not include the creation of a security interest in or pledge of such shares.~~

~~Part D:    Powers, Privileges and Rights of the Common Stock.    All shares of Common Stock (both shares of Class A Common Stock and shares of Class B Common Stock) will be identical in all respects and will entitle the holders thereof to the same powers, privileges and rights, except as otherwise provided by law or the following provisions of this article or any other provision of the Corporation's certificate of incorporation from time to time in effect. Without limiting the foregoing provisions of this paragraph, whenever any dividend or distribution (including any distribution upon liquidation, dissolution or winding up of the Corporation or upon the reclassification of shares or a recapitalization of the Corporation) is made on the shares of Class A Common Stock, a like dividend or distribution shall be made on the shares of Class B Common Stock, and, whenever any dividend or distribution is made on the shares of Class B Common Stock, a like dividend or distribution shall be made on the shares of Class A Common Stock; provided, however, that at any time when shares of Class B Common Stock are outstanding no dividend or other distribution shall be payable in shares of Class A Common Stock or Class B Common Stock or securities convertible into, exchangeable for or exercisable to acquire shares of Class A Common Stock or Class B Common Stock (including a distribution pursuant to a~~

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~~stock split or a division of such class of stock or a recapitalization of the Corporation), unless only shares of Class A Common Stock or securities convertible into, exchangeable for or exercisable to acquire shares of Class A Common Stock shall be distributed with respect to any outstanding shares of Class A Common Stock and simultaneously only a like number per share of shares of Class B Common Stock or securities convertible into, exchangeable for or exercisable to acquire shares of Class B Common Stock and otherwise in all material respects having the same powers, privileges and rights as the securities distributed with respect to the shares of Class A Common Stock shall be distributed with respect to any outstanding shares of Class B Common Stock. The Corporation shall not subdivide or combine (by stock split, reverse stock split, recapitalization, merger, consolidation or other transaction) its shares of Class A Common Stock or Class B Common Stock, as the case may be, without in the same manner subdividing or combining its shares of Class B Common Stock or Class A Common Stock, respectively.~~

~~Section 1. Mandatory Conversion and Optional Conversion of Shares of Class B Common Stock.~~

~~(a) Upon the Transfer of a share of Class B Common Stock to any Person other than a member of the Initial Investor Group, such share of Class B Common Stock so Transferred shall automatically, and without any notice to or action by the Corporation, the holder thereof or any other Person (other than the effectuation of the Transfer), convert into one share of Class A Common Stock. The Corporation shall not register or otherwise give effect to a Transfer of shares of Class B Common Stock referred to in the foregoing sentence without reflecting the conversion of such shares into shares of Class A Common Stock and, as soon as practicable after the Corporation has knowledge of any Transfer of shares of Class B Common Stock as to which conversion of such shares into shares of Class A Common Stock is required, shall effectuate the conversion of such shares. For the purpose of effectuating the conversion of shares of Class B Common Stock into shares of Class A Common Stock in accordance with the provisions of this paragraph, the provisions of paragraph (e) of this section shall apply. The Corporation may require a legend on any certificate representing shares of Class B Common Stock indicating that the Transfer thereof may require conversion of such shares into shares of Class A Common Stock as provided by this paragraph.~~

~~(b) Each holder of Class B Common Stock shall be entitled to convert at any time, in the manner provided by paragraph (d) of this section, all or any portion of such holder's Class B Common Stock into shares of fully paid and non-assessable Class A Common Stock at the ratio of one share of Class A Common Stock for each share of Class B Common Stock so converted.~~

~~(c) The holders of a majority of the voting power of all the outstanding shares of Class B Common Stock shall be entitled to convert at any time in the manner provided by paragraph (d) of this section, all, but not less than all, of the outstanding shares of Class B Common Stock into shares of fully paid and non-assessable Class A Common Stock at the ratio of one share of Class A Common Stock for each share of Class B Common Stock so converted. In the event of any such conversion, each share of Class B Common Stock which remains outstanding shall automatically, and without any notice to or action by the Corporation, the holder or any other Person, convert into one share of Class A Common Stock. For the purpose of effectuating the conversion of shares of Class B Common Stock into shares of Class A Common Stock in accordance with the immediately preceding sentence, the provisions of paragraph (e) of this section shall apply.~~

~~(d) The right to convert shares of Class B Common Stock into shares of Class A Common Stock as provided by paragraph (b) of this section and the first sentence of paragraph (c) of this section shall be exercised by the surrender to the Corporation of the certificate or certificates representing the shares to be converted at any time during normal business hours at the principal executive offices of the Corporation or at the office of the Corporation's transfer agent (the "Transfer Agent"), accompanied by a written notice of the holder of such shares stating that such holder desires to convert such shares, or a stated number of the shares represented by such certificate or certificates, into shares of Class A Common Stock, as shall be stated in such notice, and, if certificates representing any of the shares to be issued upon such conversion are to be issued in a name other than that of the holder of the share or shares converted, accompanied by an instrument of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such holder or such holder's duly authorized attorney, and the holder shall at such time also make payment or provision for payment of any taxes applicable to such Transfer if required by the following provisions of this subsection. As promptly as practicable following the surrender for conversion of a certificate representing shares to be converted with the notice and in the manner provided in this paragraph, and, in the event the conversion is effected in connection with a Transfer, the payment of any amount required by the provisions of this section to be paid by the holder in connection with such Transfer, the Corporation shall deliver or cause to be delivered at the office of the Transfer Agent a certificate or certificates representing the number of whole shares of Class A Common Stock issuable upon such conversion, issued in such name or names as such holder may have directed. The issuance of certificates for shares upon such a conversion shall be made without charge to the holders of the shares to be converted for any stamp or other similar stock transfer or documentary tax assessed in respect of such issuance; provided, however, that, if any such~~

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~~certificate is to be issued in a name other than that of the holder of the share or shares to be converted, then the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any Transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable. Any such conversion of shares shall be considered to have been effected immediately prior to the close of business on the date of the surrender of the certificate or certificates representing the shares to be converted accompanied by the required notice and payment, if any. Upon the date any such conversion is deemed effected, all rights of the holder of the converted shares as such holder shall cease, and the person or persons in whose name or names the certificate or certificates representing the shares to be issued upon conversion of the shares surrendered for conversion shall be treated for all purposes as having become the record holder or holders of the shares of Class A Common Stock issuable upon such conversion; provided, however, that, if any such surrender and payment occurs on any date when the stock transfer books of the Corporation shall be closed, the person or persons in whose name or names the certificate or certificates representing shares are to be so issued shall be deemed the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which the stock transfer books are open.~~

~~(e) In the event of any conversion effected automatically without notice pursuant to paragraph (a) of this section and the last two sentences of paragraph (c) of this section, until the certificates representing shares which have been converted shall have been surrendered to the Corporation, such certificates shall represent the appropriate number of shares of Class B Common Stock or Class A Common Stock, as the case may be, into which the shares represented by such certificates shall have been converted. Upon surrender by any holder of certificates representing shares which have been automatically converted pursuant to paragraph (a) of this section and the last two sentences of paragraph (c) of this section, the Corporation shall issue to such holder a new certificate or certificates representing the number of shares of Class B Common Stock or Class A Common Stock, as the case may be, into which the shares represented by the surrendered certificates shall have been converted, without charge to the holder, provided that, in the event conversion is effected in connection with a Transfer, all required stamp and transfer taxes required to be paid in connection with such Transfer shall have been paid. Upon conversion of such shares, all rights of the holder of the converted shares as such holder shall cease, and the holder of such converted shares and/or such holder's transferee(s) shall be treated for all purposes as having become the record holder or holders of the shares of Class A Common Stock or Class B Common Stock, as the case may be, issuable upon such conversion. Any such conversion of shares shall be considered to have been effected immediately prior to the close of business on the date such conversion has been automatically effected, or if such automatic conversion is effected on any date when the stock transfer books of the Corporation shall be closed, such automatic conversion shall be considered to have been effected immediately prior to the close of business on the next succeeding day on which the stock transfer books are open.~~

~~(f) No adjustments in respect of dividends declared and payable on Common Stock (of any class), or any other security into which shares of Class B Common Stock or Class A Common Stock shall be convertible, shall be made upon the conversion of shares of Class B Common Stock or Class A Common Stock as provided in this section; provided, however, that, if a share of Common Stock shall be converted subsequent to the record date for the payment of a dividend or other distribution on the shares or other security into which such share is convertible but prior to such payment, then the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share on such date notwithstanding the conversion thereof or any default in payment of the dividend or distribution due before the conversion.~~

~~(g) In the event of a reclassification of the Class A Common Stock or the Class B Common Stock, or a recapitalization of the Corporation or similar transaction, as a result of which the shares of Class A Common Stock or Class B Common Stock are converted into or exchanged for another security, then a holder of Class B Common Stock or Class A Common Stock, as the case may be, shall be entitled to receive upon conversion of such holder's shares where permitted in accordance with the foregoing provisions of this section the amount per share of such other security that such holder would have received if such holder had converted any or all of such holder's shares of Class B Common Stock into Class A Common Stock, or all of such holder's shares of Class A Common Stock into Class B Common Stock, as the case may be, immediately prior to the record date of such reclassification, recapitalization or similar transaction.~~

~~(h) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock (or any other security of the Corporation into which the Class B Common Stock becomes convertible), solely for the purpose of issuance upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock (or any other security of the Corporation into which the Class B Common Stock becomes convertible) that shall be issuable upon the conversion of all outstanding shares of Class B Common Stock.~~

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~~(i) Shares of Class B Common Stock that are converted into shares of Class A Common Stock (or another security) as provided herein shall continue as authorized but unissued shares of Class B Common Stock and shall be available for reissue by the Corporation; provided, however, that no shares of Class B Common Stock shall be re-issued at any time when no shares of Class B Common Stock are outstanding. Shares of Class A Common Stock that are converted into shares of Class B Common Stock as provided herein shall continue as authorized but unissued shares of Class A Common Stock and shall be available for reissue by the Corporation.~~

Part B:~~Section 2~~.    Voting Powers.    Except as otherwise provided by law, by the following provisions ~~of this section or by Part D~~ of this article or by any other provision of the Corporation's certificate of incorporation from time to time in effect, the holders of shares of Common Stock shall have the sole power to vote on all matters on which stockholders of the Corporation ~~may~~ are entitled to vote (or to consent in lieu of a vote at a meeting) ~~and on all matters on which the holders of Common Stock shall be entitled to vote (or consent in lieu of a vote at a meeting) the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall vote together as though holders of a single class of capital stock (or, if any holders of any other class or series of capital stock of the Corporation are entitled to vote together with the holders of Common Stock of any class, as though a single class with the holders of such other class or series as well as the holders of Common Stock)~~ and shall have one vote per share on ~~each such matter the voting powers provided by the following provisions of this section~~ all such matters.

~~(a) Holders of Class A Common Stock shall have one vote per share on all matters on which holders of Common Stock are entitled to vote.~~

~~(b) Holders of Class B Common Stock shall have ten votes per share on all matters on which holders of Common Stock are entitled to vote at all time until the Minimum Condition is not satisfied; thereafter such holders shall have one vote per share.~~

~~(c) In addition to any other voting right or power to which the holders of Class B Common Stock shall be entitled by law or other provisions of the certificate of incorporation of the Corporation from time to time in effect, holders of Class B Common Stock shall be entitled to vote as a separate class, in addition to any other vote of stockholders that may be required, on approval of (i) any alteration, repeal or amendment of the certificate of incorporation of the Corporation which would adversely affect the powers, preferences or rights of the holders of Class B Common Stock, and (ii) any merger or consolidation of the Corporation with any other entity if, as a result, shares of Class B Common Stock would be converted into or exchanged for, or receive, any consideration that differs from that applicable to the shares of Class A Common Stock as a result of such merger or consolidation, other than a difference limited to preserving the relative voting power of the holders of Class A Common Stock and Class B Common Stock. In respect of any matter as to which the holders of the Class B Common Stock shall be entitled to a class vote in accordance with this section, holders shall have one vote per share and the affirmative vote of the holders of a majority of the shares of Class B Common Stock shall be required for approval.~~

~~(d) In addition to any other voting right or power to which the holders of Class A Common Stock shall be entitled by law or other provisions of the certificate of incorporation of the Corporation from time to time in effect, holders of Class A Common Stock shall be entitled to vote as a separate class, in addition to any other vote of stockholders that may be required, on approval of (i) any alteration, repeal or amendment of the certificate of incorporation of the Corporation which would adversely affect the powers, preferences or rights of the holders of Class A Common Stock, and (ii) any merger or consolidation of the Corporation with any other entity if, as a result, shares of Class B Common Stock would be converted into or exchanged for, or receive, any consideration that differs from that applicable to the shares of Class A Common Stock as a result of such merger or consolidation, other than a difference limited to preserving the relative voting power of the holders of Class A Common Stock and Class B Common Stock. In respect of any matter as to which the holders of the Class A Common Stock shall be entitled to a class vote in accordance with this section, holders shall have one vote per share and the affirmative vote of the holders of a majority of the shares of Class A Common Stock shall be required for approval.~~

Part ~~E~~C:    Preferred Stock.    Shares of Preferred Stock may be issued from time to time in one or more series, each such series having such powers, preferences and rights, and the qualifications, limitations or restrictions thereof, as are stated and expressed in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Authority is hereby granted to the Board of Directors of the Corporation to issue from time to time shares of the Preferred Stock in one or more series, each such series to include such number of shares and to have such powers, preferences and rights as are stated and expressed in a resolution or resolutions adopted by the Board of Directors of the Corporation and filed as required by the DGCL before such issuance and determining and fixing such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights of such series of Preferred Stock, and the qualifications, limitations or

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restrictions thereof (including, without limitation, dividend rights, special voting rights or powers, conversion rights, redemption privileges and liquidation preferences), as shall in the discretion of the Board of Directors of the Corporation be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. Any shares of Preferred Stock which may be redeemed, repurchased or otherwise acquired by the Corporation may be reissued except as otherwise provided by law.

Part ~~F~~D:    Uncertificated Shares.    Any or all classes and series of stock of the Corporation, or any part thereof, may be represented by uncertificated stock to the extent permitted by the DGCL. The rights and obligations of the holders of stock represented by certificates and the rights and obligations of the holders of uncertificated stock of the same class and series shall be identical.

ARTICLE SIXTH:    By-Laws.    The Board of Directors shall have the power to make, alter or repeal the By-Laws of the Corporation.

ARTICLE SEVENTH:    Election of Directors.    The election of the Board of Directors need not be by written ballot.

ARTICLE EIGHTH:    Indemnification.    The Corporation shall indemnify to the fullest extent permitted by Section 145 of the DGCL, each person who is or was a director of the Corporation and the heirs, executors and administrators of such directors; and the Corporation may, in its sole discretion, indemnify such other persons that such Section grants the Corporation the power to indemnify.

ARTICLE NINTH:    Liability.    No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission occurring subsequent to the date when this provision becomes effective, except that he or she may be liable (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

ARTICLE TENTH:    Certain Business Transactions.    Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of ~~Title 8 of~~ the ~~Delaware Code~~DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of ~~Title 8 of~~ the ~~Delaware Code~~DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE ELEVENTH:    DGCL Section 203.    The Corporation elects not to be governed by Section 203 of the DGCL.

ARTICLE TWELFTH:    Effective Date.    This ~~Second~~Third Amended and Restated Certificate of Incorporation shall become effective, in accordance with the DGCL, upon filing with the office of the Secretary of State of the State of Delaware (the date of such effectiveness, the "Effective Date").

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APPENDIX C

SPIRIT AEROSYSTEMS EMPLOYEE STOCK PURCHASE PLAN

1.
PURPOSE

1.1
Purpose. The purpose of this Spirit AeroSystems Employee Stock Purchase Plan is to provide employees of Spirit AeroSystems Holdings, Inc. (the "Company"), Spirit AeroSystems, Inc. ("Spirit"), and any other Participating Company with an opportunity to purchase shares of common stock of the Company under a plan that satisfies the requirements of an "employee stock purchase plan" under Section 423 of the Internal Revenue Code.

In addition, this Plan provides for the purchase of shares under a plan which is not subject to Section 423 of the Code pursuant to rules, procedures, or sub-plans adopted by the Committee designed to achieve tax, securities law, or other objectives for eligible employees of Designated Affiliates of the Company. Except as otherwise provided herein, the portion of the Plan that does not satisfy the requirements of Code Section 423 will operate and be administered in the same manner as the portion of the Plan that does satisfy such requirements.

2.
DEFINITIONS

2.1
"Account" means the brokerage account maintained on behalf of each participant by the Recordkeeper for the purpose of investing in Stock and engaging in other transactions permitted under the Plan.

2.2
"Affiliate" means a Subsidiary or other entity in which the Company has a direct or indirect controlling interest.

2.3
"Board of Directors" or "Board" means the board of directors of the Company.

2.4
"Committee" means the Compensation Committee of the Board of Directors or a subcommittee thereof or any other committee designated by the Board to administer this Plan. The Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

2.5
"Code" means the Internal Revenue Code of 1986, as amended from time to time, including regulations issued thereunder and successor provisions and regulations thereto.

2.6
"Company" means Spirit AeroSystems Holdings, Inc.

2.7
"Compensation" means base salary or other base pay, overtime, and shift differential pay paid during the calendar year before elective payroll deduction contributions to any employee benefit plan or program offered by the Company. The Committee may, in its discretion, establish a different definition of Compensation on a uniform and nondiscriminatory basis for any subsequent Offering Period.

2.8
"Designated Affiliate" means any Affiliate that is designated by the Committee to be eligible to participate in the portion of the Plan that is not subject to Code Section 423.

2.9
"Employee" means any common law employee who is employed by the Company, a Participating Company, or a Designated Affiliate. If an individual is not classified by the employer as a common law employee, no reclassification of a person's status with the employer, for any reason, without regard to whether it is initiated by a court, governmental agency, or otherwise, and without regard to whether or not the employer agrees to such reclassification, either retroactively or prospectively, will result in the person being regarded as a common law employee during such time or as an "Employee" for purposes of this Plan.

Notwithstanding the foregoing, employees who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) will not be treated as Employees of the Company or a Participating Company for purposes of the Plan if either the grant of an option under the Plan to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or compliance with the laws of the foreign jurisdiction would cause the portion of the Plan that is intended to be subject to Code Section 423 to violate the requirements of such Code Section.

2.10
"Fair Market Value" means the fair market value of a share of Stock, which, as of any given date, will be the average of the highest and lowest sales prices of a share of Stock reported on a consolidated basis for securities listed on the New York Stock Exchange for trades on the date as of which such value is being determined or, if that day is not a Trading Day, then on the immediately preceding Trading Day.

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2.11
"Offering Period" means the approximately six-month period beginning on the first Trading Day on or after April 1 and October 1 of a calendar year and ending on the last Trading Day in September and March, respectively, of such calendar year, except that the initial six-month period will begin on the first Trading Day in October 2017 and end on the last Trading Day in March 2018. See also Section 4.2 regarding the Committee's power to make changes with respect to future Offering Periods.

2.12
"Participating Company" means (i) the Company, (ii) Spirit, and (iii) each present or future Subsidiary designated by the Committee as eligible to participate in the portion of this Plan that is subject to Code Section 423. The Committee may designate Participating Companies from time to time from among a group consisting of the Company and its Subsidiaries. The group from among which such designations are permitted without additional stockholder approval may include corporations or other entities that become Subsidiaries after the adoption and approval of the Plan.

Only Participating Companies may participate in the portion of the Plan subject to Code Section 423. A Participating Company will cease to be a Participating Company on the earlier of (i) the date the Committee determines that such entity is no longer a Participating Company, or (ii) when such Participating Company ceases for any reason to be a Subsidiary.

2.13
"Plan" means this Spirit AeroSystems Employee Stock Purchase Plan.

2.14
"Purchase Date" means the last Trading Day of each Offering Period.

2.15
"Purchase Price" means an amount equal to 95% of the Fair Market Value of a share of Stock on the Purchase Date. However, for any future Offering Period, the Committee will have the authority, in its discretion, to make either of the following changes in the Purchase Price for that Offering Period, so long as the change is uniform for all participants:

(a)
The Purchase Price may be determined by reference to a higher or lower percentage of the Fair Market Value of a share of Stock, so long as the percentage is not lower than 85% and not higher than 100%.

(b)
The Purchase Price may be a designated percentage (not lower than 85% or higher than 100%) of the Fair Market Value of a share of Stock, determined as of the first Trading Day of the Offering Period or the last Trading Day of the Offering Period, whichever is lower.

2.16
"Recordkeeper" means Computershare, or its successor, or such replacement recordkeeper as may be appointed or contracted to assist with the recordkeeping and administration of this Plan.

2.17
"Reserves" means the number of shares of Stock covered by all options under the Plan that have not yet been exercised and the number of shares of Stock which have been authorized for issuance under the Plan but which have not yet become subject to options.

2.18
"Stock" means the Company's Class A common stock and such other securities as may be substituted (or resubstituted) for Stock pursuant to Section 10.6.

2.19
"Subsidiary" means any corporation or other entity (other than the Company) in an unbroken chain of entities beginning with the Company, if (a) each of the entities other than the last entity in the unbroken chain owns stock or other ownership interests possessing 50% or more of the total combined voting power in one of the other entities in such chain, or (b) the entity otherwise satisfies the requirements of Code Section 424(f) and applicable regulations and other guidance issued thereunder.

2.20
"Trading Day" means a day on which the New York Stock Exchange is open for trading.

3.
ELIGIBILITY AND PARTICIPATION

3.1
Initial Eligibility. Each Employee is eligible to participate in the Plan beginning on the later of the date the participant first becomes an Employee or October 1, 2017, except that, with respect to employees of a Designated Affiliate, only those specified employees who work for a Designated Affiliate in a particular country or countries as determined by the Committee may participate in the Plan. All Employees working for a Participating Company may participate in the Plan except as otherwise provided herein.

3.2
Participation. An Employee may become a participant in the Plan by giving instructions to the Recordkeeper authorizing payroll deductions. Participant instructions must be given at such time and in such form and manner as may be prescribed by the Committee or its designee. Payroll deductions for an Employee will begin as soon as administratively feasible after the instructions are received in good order. All elections to participate in the Plan

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  must be made in compliance with the Company's insider trading policies and such rules and procedures as may be established by the Committee or its delegates in connection therewith.

3.3
Restrictions on Participation. Notwithstanding any provisions of the Plan to the contrary, no Employee will be granted an option to participate in the Plan to the extent that:

(a)
Immediately after the grant, such Employee would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of the Company's stock (determined under the rules of Section 424(d) of the Code); or

(b)
The Employee's rights to purchase Stock under the Plan would accrue at a rate that exceeds $25,000 in fair market value of the Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding.

4.
OFFERINGS

4.1
Semi-Annual Offerings. The Plan will be implemented by semi-annual offerings of Stock beginning on the first Trading Day on or after April 1 and October 1 of each calendar year and terminating on the last Trading Day of September and March of such calendar year, respectively, except that the first Offering Period will begin on the first Trading Day of October 2017 and end on the last Trading Day of March 2018.

4.2
Changes in Offering Periods. The Committee will have the power to change the beginning date, ending date, and duration of Offering Periods with respect to future offerings without stockholder approval if such change is announced at least five days before the scheduled beginning of the first Offering Period to be affected thereafter, provided that Offering Periods will in all cases comply with applicable limitations under Code Section 423(b)(7).

5.
PAYROLL DEDUCTIONS

5.1
Amount and Timing of Deduction.

(a)
A participant may elect to have deductions made for each payroll period during an Offering Period in an amount equal to any whole percentage of the participant's Compensation received for the payroll period, subject to the limitations of Section 3.3, except that the maximum amount of payroll deductions may not exceed (i) a specified maximum percentage of the participant's Compensation for each payroll period as may be designated from time to time by the Committee (which initially will be 15%), or (ii) $25,000 for each year (or such lower annual dollar limit as may be designated by the Committee). The Committee, in its discretion, may increase and decrease the maximum percentage amount (but not the maximum dollar amount) contemplated under the immediately preceding sentence without formally amending the Plan, so long as the maximum percentage amount is a uniform percentage of Compensation for all participants.

(b)
The time and manner in which payroll deduction elections must be made will be established pursuant to rules and procedures adopted by the Committee, in its discretion. Such rules may provide (among other things) that participants must make payroll deduction elections within a sufficient period before the beginning of an Offering Period to allow for processing and implementation of such elections by the beginning of the Offering Period.

(c)
If a participant is not paid through the participant's employer's payroll (e.g., the participant is paid by a third party payroll vendor), the Committee or its delegate will establish such reasonable and uniform policies and procedures to facilitate contribution to an Account by any such participant wishing to participate with respect to an Offering Period.

5.2
Continuation of Payroll Deduction. A participant's payroll deduction election will automatically remain in effect for successive Offering Periods, unless modified or terminated in accordance with the terms of the Plan.

5.3
Participant's Account. An individual Account will be maintained by the Recordkeeper for each participant in the Plan. All payroll deductions made for a participant (together with any other contributions permitted by the Plan or any rules or policies established by the Committee) will be credited to the participant's Account. No interest will accrue or be paid on any payroll deductions or any other amounts credited to a participant's Account.

5.4
Changes in Payroll Deductions. Once made, a participant's payroll deduction election will remain in effect until the participant provides new instructions for a subsequent Offering Period, withdraws as provided in Section 7.1, or terminates employment as provided in Section 7.2. A participant's payroll deduction election may not be modified during an Offering Period, except as provided in Sections 5.5 and 7.1

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5.5
Withdrawal. Notwithstanding the limitations in Section 5.4, a participant may elect to withdraw from participation in the Plan at any time. Upon withdrawal, the provisions of Section 7.1 will apply. An election to withdraw from participation will become effective as soon as administratively feasible following the date such election is received by the Recordkeeper and will remain in effect for successive Offering Periods until the participant provides new instructions. A participant who withdraws from participation during an Offering Period may not again make a new payroll deduction election that is effective any sooner than the first Offering Period that begins on or after the date that is 12 months after the date of the participant's withdrawal.

6.
GRANT AND EXERCISE OF OPTION

6.1
Number of Option Shares. On the first day of each Offering Period, each Employee participating in such Offering Period will be deemed to have been granted an option to purchase on the Purchase Date of such Offering Period, at the applicable Purchase Price, up to a number of whole shares of Stock determined by dividing such Employee's payroll deductions credited to the participant's Account as of the Purchase Date by the applicable Purchase Price and rounding down to the nearest whole share, but subject to the limitations set forth in Section 3.3 ($25,000 and 5% limitations) and Section 8.1 (maximum number of shares). Exercise of the option will occur as provided in Section 6.2, unless the participant has withdrawn the amount credited to the participant's Account upon withdrawal from the Plan pursuant to Section 7.1 or such amount has been distributed to the participant upon termination of employment pursuant to Section 7.2. To the extent not exercised, the option will expire on the last day of the Offering Period.

6.2
Automatic Purchase. A participant's option for the purchase of shares will be exercised automatically on the Purchase Date, and the maximum number of shares subject to the option will be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions credited to the participant's Account. Any funds remaining in a participant's account after the Purchase Date will remain in the participant's Account if the participant is continuing payroll deductions for the succeeding Offering Period and will be returned to the participant if the participant is not continuing payroll deductions for the succeeding Offering Period.

6.3
Transferability of Option. During a participant's lifetime, options held by such participant will be exercisable only by that participant.

6.4
Delivery of Shares.

(a)
At or as promptly as practicable after the Purchase Date for an Offering Period, the Company will deliver the shares of Stock purchased to the Recordkeeper to be deposited in the participants' Accounts.

(b)
Once a participant has acquired shares of Stock under the Plan, any cash dividends that are paid with respect to that Stock will be deposited in the participant's Account for so long as that Stock remains credited to the participant's Account.

(c)
Each participant will be entitled to vote the number of shares of Stock credited to the participant's Account on any matter as to which the approval of the Company's stockholders is sought. If a participant does not vote or grant a valid proxy with respect to shares credited to the participant's Account, such shares will be voted by the custodian in accordance with any stock exchange or other rules governing the custodian in the voting of shares held for customer accounts. Similar procedures will apply in the case of any consent solicitation of the Company's stockholders.

7.
WITHDRAWAL FROM PLAN AND TERMINATION OF EMPLOYMENT

7.1
Withdrawal from Plan Participation. If a participant elects to withdraw from the Plan during an Offering Period as provided in Section 5.5, the participant will be reimbursed, without interest, all of the payroll deductions credited to the participant's Account during the current Offering Period, so long as the election to withdraw is made no later than five business days before the last day of such Offering Period. If the participant does not give proper instructions to the Recordkeeper to request withdrawal in a timely manner, the participant will be deemed to have elected to exercise the participant's option for the purchase of Stock on the next following Purchase Date, and the participant's withdrawal election will be effective as of the next succeeding Offering Period. A participant who withdraws from participation during an Offering Period may not again make a new payroll deduction election that is effective any sooner than the first Offering Period that begins on or after the date that is 12 months after the date of the participant's withdrawal.

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7.2
Termination of Employment. Upon a participant's termination of employment with the Company and all Participating Companies for any reason (including termination because of the participant's death), the payroll deductions credited to such participant's Account during the Offering Period but not yet used to exercise the option will be returned, without interest, to such participant or, in the case of the participant's death, to the person or persons entitled thereto under Section 10.1, and such participant's option will be automatically terminated. The Recordkeeper will continue to maintain the participant's Account until the earlier of such time as the participant withdraws or transfers all Stock in the Account, or two years after the participant ceases to be employed by the Company and all Participating Companies or Designated Affiliates.

7.3
Leave of Absence. If a participant goes on an authorized leave of absence for any reason, such participant will have the right to elect to: (a) withdraw all of the payroll deductions credited to the participant's Account, as provided in Sections 5.5 and 7.1; (b) discontinue contributions to the Plan but have the amount credited to the participant's Account used to purchase Stock on the next Purchase Date; or (c) remain a participant in the Plan during such leave of absence, authorizing deductions to be made from payments by the Company to the participant during such leave of absence and making cash payments to the Plan at the end of each payroll period to the extent that amounts payable by the Company to such participant are insufficient to meet such participant's authorized Plan deductions. Any such elections, however, must be made in compliance with the Company's insider trading policies and such rules and procedures as may be established by the Committee or its delegates in connection therewith. Unless a participant on an authorized leave of absence returns to employment with the Company or a Participating Company or Designated Affiliate no later than the first anniversary of the first day of the participant's authorized leave of absence, such participant will be deemed to have terminated employment as of the first anniversary of the first day of the leave of absence and the provisions of Section 7.2 will apply.

8.
STOCK

8.1
Maximum Shares. The maximum number of shares of Stock that may be issued under the Plan is 1,000,000 shares of Stock, subject to adjustment upon changes in capitalization of the Company as provided in Section 10.6.

8.2
Share Usage. Shares of stock covered by an option that expires or remains unexercised after the latest date on which exercise may occur will again be available for option grants under the Plan.

8.3
Participant's Interest in Option Stock. A participant will have no interest in Stock covered by the participant's option until such option has been exercised.

9.
ADMINISTRATION

9.1
Authority of the Committee. The Plan will be administered by the Committee. Subject to the express provisions of the Plan, the Committee will have full and discretionary authority to interpret and construe all provisions of the Plan, to adopt rules, regulations, policies, and procedures for administering the Plan, and to make any and all determinations deemed necessary or advisable for administering the Plan. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent it deems necessary or appropriate. The Committee's determinations on the foregoing matters will be final and conclusive. The Committee may, in its discretion, delegate some or all of its authority to one or more employees or officers of the Company, in which case any references in this Plan to the Committee will also refer to such delegate.

The provisions of the portion of the Plan intended to be subject to Code Section 423 will be construed in a manner consistent with the requirements of that Code Section. The Committee will have the discretion to determine whether a Subsidiary will be a Participating Company with respect to the portion of the Plan subject to Code Section 423 and whether an Affiliate will be a Designated Affiliate with respect to the portion of the Plan not subject to Code Section 423.

Additionally, the Committee will have discretion to adopt rules regarding Plan administration to conform to local laws or to enable eligible employees of the Company, Participating Companies, and Designated Affiliates to participate in the Plan. The Committee may also adopt rules, procedures, or sub-plans applicable to particular Designated Affiliates, which sub-plans may be designed to be outside the scope of Code Section 423. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding the handling of payroll deductions or other contributions by participants, payment of interest, conversion of local currency, data privacy and security, payroll tax, withholding procedures, and handling of stock certificates, which rules and procedures may vary according to local requirements, as part of the portion of the Plan not subject to Code Section 423.

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  The rules of any sub-plans designed to be outside the scope of Code Section 423 may take precedence over other provisions of the Plan, except that, unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan will govern the operation of such sub-plan and no such sub-plan may (i) supersede the provisions of Sections 3.3(a) and 8.1, (ii) provide participants with a discount (whether through a reduced purchase price or as a result of employer matching contributions) of greater than 15% of the Fair Market Value of a share of Stock on the Purchase Date, or (iii) provide for payroll deductions or other contributions by participants in excess of the maximum dollar amount set forth in Section 5.1. The Committee has the authority to suspend or limit participation in the portion of the Plan not subject to Code Section 423 (including any or all sub-plans thereunder) for any reason, including administrative or economic reasons. The approval of the stockholders of the Company is not required before the adoption, amendment, or termination of any sub-plan designed to be outside the scope of Code Section 423, unless required by the laws of the foreign jurisdiction in which eligible employees participating in the sub-plan are located or by any other applicable laws, rules, or regulations, including, without limitation, the rules or standards of any stock exchange on which shares of Stock are listed.

9.2
Rules Governing the Administration of the Committee. The Committee will hold its meetings at such times and places as it deems advisable and may hold telephonic meetings. A majority of its members will constitute a quorum. All determinations of the Committee will be made by a majority of its members. Any decision, determination, or action may be made or taken without a meeting by written consent of all members of the Committee.

9.3
Indemnification. Members of the Committee, and any officer or employee of the Company acting at the direction, or on behalf, of the Committee will not be personally liable for any action or determination taken or made in good faith with respect to the Plan and will, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

9.4
Recordkeeper. The Recordkeeper will act as recordkeeper under the Plan, and will perform such duties as are set forth in the Plan and in any agreement between the Company and the Recordkeeper. The Recordkeeper will establish and maintain for each Participant a brokerage account.

9.5
Administrative Costs. The costs and expenses incurred in the administration of the Plan and maintenance of Accounts will be paid by the Company, including, but not limited to, annual fees of the Recordkeeper and any brokerage fees and commissions for the purchase of Stock upon reinvestment of dividends and distributions. The foregoing notwithstanding, the Recordkeeper may impose or pass through to the participants a reasonable fee for the withdrawal of Stock in the form of stock certificates and reasonable fees for other services unrelated to the purchase of Stock under the Plan, to the extent approved in writing by the Company and communicated to participants. Under no circumstance will the Company pay any brokerage fees or commissions for the sale of Stock acquired under the Plan by a participant.

9.6
Action by the Board. Notwithstanding anything to the contrary contained in the Plan, the Board will have and may exercise all the authority granted to the Committee under the Plan. However, any such actions by the Board will be subject to the applicable rules of the New York Stock Exchange or any other securities exchange or inter-dealer quotation system on which the Stock is listed or quoted.

10.
MISCELLANEOUS

10.1
Designation of Beneficiary. A participant may elect to designate a beneficiary who is to receive any shares and cash from the participant's Account under the Plan in the event of such participant's death by giving instructions to the Recordkeeper. The participant may change the participant's beneficiary designation at any time. In the event a participant dies without having elected a beneficiary, any shares or cash to be distributed on the participant's death will be delivered to the participant's estate.

10.2
Transferability. Neither payroll deductions credited to a participant's Account nor any rights with regard to the exercise of an option or to receive Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant other than by will or the laws of descent and distribution or as provided in Section 10.1. Any such attempted assignment, transfer, pledge, or other disposition will be without effect.

10.3
Withholding. The Company, any Participating Company, and any Designated Affiliate is authorized to withhold from any payment to be made to a participant any taxes or other withholding amounts due in connection with any transaction under the Plan, including any disposition of shares acquired under the Plan, and a participant's enrollment in the Plan will be deemed to constitute the participant's consent to such withholding. At the time of a participant's exercise of an option or disposition of shares acquired under the Plan, the Company may require the participant to make other arrangements to meet tax withholding obligations as a condition to exercise of rights or

C-6         2017 Proxy Statement

  distribution of shares or cash from the participant's Account. In addition, a Participant may be required to advise the Company of sales and other dispositions of Stock acquired under the Plan in order to permit the Company to comply with tax laws and to claim any tax deductions to which the Company may be entitled with respect to the Plan.

  Without limiting the generality of the foregoing, the Committee may permit or require a participant to satisfy, in whole or in part, any withholding liability by any of the following methods or any combination of the following methods: (A) delivering shares of Stock (that are not subject to any pledge or other security interest) owned by the participant having a Fair Market Value equal to such withholding liability; (B) having the Company withhold from the number of shares of Stock otherwise issuable or deliverable pursuant to the exercise of an option a number of shares with a Fair Market Value equal to such withholding liability, except that with respect to shares withheld pursuant to this clause (B), the number of such shares may not have a Fair Market Value greater than the minimum required statutory withholding liability; (C) requiring the participant, as a condition precedent to transfer of the shares, to make a payment in an amount equal to the amount of the withholdings or reductions; or (D) such other method or combination of methods as the Committee deems appropriate, in its sole discretion.

  The Committee will have the right, in its sole discretion, to require, as a condition precedent to the transfer of any shares under this Plan, that the transferee execute a power of attorney or such other agreement or document as the Committee deems necessary or appropriate to facilitate, directly or indirectly, the withholding of taxes with respect to any transaction arising under or in connection with this Plan.

10.4
Use of Funds. All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose, and the Company is not obligated to segregate such payroll deductions.

10.5
Reports. Statements of Account will be given to each participant at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased, any remaining cash balance, and other information deemed relevant by the Committee.

10.6
Adjustment Upon Changes in Capitalization.

(a)
Changes in Capitalization. The Committee will proportionately adjust the Reserves and the price per share and the number of shares of Stock covered by each option under the Plan that has not yet been exercised for any increase or decrease in the number of issued shares of Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Stock, or other extraordinary corporate event that affects the Stock in order to prevent dilution or enlargement of the rights of participants. The determination of the Committee with respect to any such adjustment will be final, binding, and conclusive.

(b)
Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately before the consummation of such proposed action, unless otherwise provided by the Committee.

(c)
Asset Sale or Merger. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Committee will shorten the Offering Period then in progress by setting a new Purchase Date (the "New Purchase Date"). The New Purchase Date will be before the date of the Company's proposed asset sale or merger. The Committee will notify each participant in writing, at least ten business days before the New Purchase Date, that the Purchase Date for the participant's purchase has been changed to the New Purchase Date and that the participant's option will be exercised automatically on the New Purchase Date, unless before such date the participant has withdrawn the amount credited to the participant's Account upon withdrawal from the Plan pursuant to Section 7.1 or such amount has been distributed to the participant upon termination of employment pursuant to Section 7.2.

10.7
Amendment and Termination. The Board of Directors has the complete power and authority to terminate the Plan at any time. Any amendment to the Plan to increase the maximum number of shares of Stock that may be issued under any Offering (except pursuant to Section 10.6), to amend the requirements as to the class of employees eligible to purchase Stock under the Plan (except for designations of Participating Companies and Designated Affiliates pursuant to Sections 2.8, 2.12 and 9.1), or to change the granting corporation or the Stock available for purchase under the Plan may be made only by the Board of Directors with the approval of the Company's stockholders within 12 months before or after the date such amendment is adopted by the Board. Any other amendment to the Plan may be made by either the Board of Directors or the Committee, unless otherwise required by any applicable law, rule, or regulation, including, without limitation, the rules and regulations of the New York Stock Exchange. No termination, modification, or amendment of the Plan may, without the consent of an employee

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  then having an option under the Plan to purchase Stock, adversely affect the rights of such employee under such option.

10.8
No Right to Employment. The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares of Stock under the Plan except as expressly provided, or create in any employee or class of employees any right with respect to continuation of employment, and the existence of this Plan will not be deemed to interfere in any way with an employer's right to terminate, or otherwise modify, an employee's employment at any time.

10.9
Notices. All notices or other communications by a participant to the Company or to the Recordkeeper will be deemed to have been duly given when received in the manner and form specified by the Company or the Recordkeeper, whichever is applicable, at the location, or by the person, designated by the Company, or Recordkeeper, for the receipt thereof.

10.10
Elections. All elections and notices made by a participant to the Recordkeeper may be made telephonically or electronically in accordance with procedures established by the Committee and the Recordkeeper.

10.11
Conditions Upon Issuance of Shares. The Company is not obligated to issue shares of Stock with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto complies with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed or quoted.

10.12
Effect of Plan. The provisions of the Plan are binding upon, and will inure to the benefit of, all successors of each participant, including, without limitation, such participant's estate and the executors, administrators, or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy, or representative of creditors of such participant.

10.13
Effective Date. The Plan will become effective as of October 1, 2017, subject to approval by the holders of the majority of the common stock present and represented at a special or annual meeting of the Company's stockholders held on or before October 1, 2017. If the Plan is not so approved, the Plan will not become effective.

10.14
Governing Law. The law of the state of Delaware applicable to contracts made and performed wholly within the state of Delaware will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.

*    *    *    *    *

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MMMMMMMMMMMM . Admission Ticket MMMMMMMMMMMMMMM C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board of Directors recommends a vote FOR the listed nominees in Proposal 1, FOR Proposals 2, 3, 4 and 6 and FOR Every Year on + Proposal 5. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 01 - Charles L. Chadwell 02 - Irene M. Esteves 03 - Paul Fulchino 04 - Thomas C. Gentile, III 05 - Richard Gephardt 06 - Robert Johnson 07 - Ronald T. Kadish 08 - John L. Plueger 09 - Francis Raborn For Against Abstain ForAgainst Abstain 2. Approve the Third Amended and Restated Certificate of Incorporation to eliminate the Company’s Class B Common stock. 4. Approve on an advisory basis the compensation of the Company’s named executive officers. 3. Approve the Employee Stock Purchase Plan. For Against Abstain ForFor For Every Every 2 Every 3 Abstain 5. Vote on an advisory basis on the frequency of an advisory vote on the compensation of the Company’s named executive officers. YearYears Years For Against Abstain 6. Ratify the selection of Ernst & Young, LLP as the Company’s independent registered public accounting firm. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign exactly as name appears on your account. If the shares are registered in the names of two or more persons, each should sign. If acting as attorney, executor, trustee, or in another representative capacity, sign name and provide full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMMC 1234567890 IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X3 1 6 0 0 7 1 02J1IF MMMMMMMMM B A Annual Meeting Proxy Card X IMPORTANT ANNUAL MEETING INFORMATION

. Please keep this ticket to be admitted to the annual meeting NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS Time: 11 a.m. Eastern Time on Wednesday, April 26, 2017 Place: Fairmont Washington, D.C. Dumbarton Room 2401 M Street, NW Washington, D.C. 20037 Who May Vote: You may vote if you were a stockholder of record at the close of business on March 3, 2017. By order of the Board of Directors Stacy Cozad, Senior Vice President, General Counsel,Chief Compliance Officer and Secretary Important Notice Regarding the Internet Availability of Proxy Materials for Spirit AeroSystems Holdings, Inc.’s 2017 Annual Meeting of Stockholders. The Proxy Statement and the 2016 Annual Report are available at: www.edocumentview.com/spr q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Proxy — Spirit AeroSystems Holdings, Inc. PROXY / VOTING INSTRUCTIONS SOLICITED BY THE BOARD OF DIRECTORS SPIRIT AEROSYSTEMS HOLDINGS, INC. 2017 ANNUAL MEETING OF STOCKHOLDERS — APRIL 26, 2017 Each signatory on the reverse side hereby appoints Stacy Cozad and Robert Johnson, and each of them, with the power of substitution, proxies for the undersigned and authorizes them to represent and vote all of the shares of stock of Spirit AeroSystems Holdings, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on Wednesday, April 26, 2017 (the "Meeting"), and at any adjournment thereof, with respect to all of the proposals indicated on the reverse side of this card, and with discretionary authority as to any other matters that may properly come before the Meeting, in accordance with and as described in the Notice and Proxy Statement for the Meeting. This proxy, when properly executed, will be voted as directed or, if no direction is given, will be voted in accordance with the recommendations of the Board of Directors of Spirit AeroSystems Holdings, Inc. on all the proposals referred to on the reverse side and in the discretion of the proxies on any other matters as may properly come before the Meeting. IMPORTANT: PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE. Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. + IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. C